Exhibit 2.1

STRICTLY CONFIDENTIAL

Execution Version

SHARE PURCHASE AGREEMENT

by and among

TTM TECHNOLOGIES, INC.,

EXPHONICS, INC.,

and

GRIFFON CORPORATION

Dated as of April 18, 2022

TABLE OF CONTENTS

i

APPENDICES, SCHEDULES AND EXHIBITS

APPENDICES
Appendix A	–	Definitions

EXHIBITS
Exhibit A	–	Accounting Principles
Exhibit B	–	Form of Transition Services Agreement
Exhibit C	–	Form of Space Sharing Agreement
Exhibit D	–	Buyer’s Insurance Policy
Exhibit E	–	Form of Huntington Lease

SHARE PURCHASE AGREEMENT, dated as of April 18, 2022 (as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), by and among TTM Technologies, Inc., a corporation organized under the Laws of Delaware (“Buyer”), Griffon Corporation, a corporation organized under the Laws of Delaware (“Griffon”), and Exphonics, Inc., a corporation under the Laws of Delaware (“Exphonics” and together with Griffon, the “Sellers” and each individually, a “Seller”).

W I T N E S S E T H:

WHEREAS, Telephonics Corporation, a Delaware corporation (the “Company”) and its Subsidiaries (as hereinafter defined) are in the business of maritime and overland surveillance radars and weather radars; identification friend or foe (IFF) air traffic reporting systems; border and coastal surveillance systems; wired and wireless intercom systems for defense and civil applications; and custom application-specific integrated circuits for automotive, industrial, defense/avionics, and smart energy markets;

WHEREAS, Griffon directly owns all of the issued and outstanding capital stock of Gritel Holding Co., Inc. (“Gritel”), a corporation organized under the Laws of Delaware, and Exphonics directly owns all of the issued and outstanding capital stock of ISC Farmingdale Corp (“ISC Farmingdale”), a New York corporation (collectively, such capital stock, the “Purchased Shares”);

WHEREAS, Gritel directly owns all of the issued and outstanding stock of the Company;

WHEREAS, on the terms and subject to the conditions set forth herein, the parties desire for Buyer to purchase from the Sellers, and for the Sellers to sell or cause to be sold to Buyer, all of the Purchased Shares (such acquisition, the “Share Purchase”).

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1. Definitions Generally. Defined terms in this Agreement and in the Appendices and Schedules to this Agreement have the meanings assigned to them in Appendix A to this Agreement.

Section 1.2. Interpretation Generally. This Agreement was prepared jointly by the parties hereto and no rule that it be construed against the drafter will have any application in its construction or interpretation. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) references herein to a specific Article, Section, Subsection or Schedule shall refer, respectively, to Articles, Sections, Subsections or Schedules of this Agreement;

(d) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;”

(e) references herein to any gender includes each other gender;

(f) the word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like;

(g) the word “within” with respect to a particular day or date shall mean a period ending at the end of such day or date.

(h) each reference to “days” shall be to calendar days;

(i) each reference to any Contract shall be to such Contract as amended, supplemented, waived or otherwise modified from time to time;

(j) each reference to a Law, statute, regulation or other government rule is to it as amended or supplemented from time to time and, as applicable, is to corresponding provisions of successor Laws, statutes, regulations or other government rules;

(k) each reference to “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(l) all references to “Dollars,” “dollars” or “$” means the lawful currency of the United States of America;

(m) references in this Agreement to Dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality;

(n) “transactions contemplated hereby” shall include the transactions contemplated by this Agreement; and

(o) if any period referenced in this Agreement ends on a day that is not a Business Day, such period shall automatically be extended to the next Business Day.

ARTICLE II

PURCHASE

Section 2.1. Purchase. On the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase from such Seller, the applicable Purchased Shares owned by such Seller, free and clear of all Liens, except for any restriction on transfer pursuant to applicable securities laws.

Section 2.2. Closing. The closing of the Share Purchase (the “Closing”) shall take place remotely by electronic exchange of documents, on the second (2nd) Business Day immediately following the day on which the last of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) to be satisfied or waived is so satisfied or waived (provided, however, that if the day on which the last of such conditions to be satisfied or waived is so satisfied or waived within five (5) Business Days of the end of the applicable calendar month, then the Closing shall occur on the last Business Day of such calendar month), or at such other place, time and date as Buyer and Griffon may agree in writing (the actual date of the Closing, the “Closing Date”).

Section 2.3. Closing Estimates; Closing Date Purchase Price; Payments at Closing.

(a) Closing Estimates. On or prior to the second (2nd) Business Day prior to the Closing Date, Griffon shall cause to be prepared and delivered to Buyer a statement (the “Estimated Closing Statement”) setting forth Griffon’s good faith estimate of (i) the Net Working Capital (the “Estimated Net Working Capital”) (ii) based on the Estimated Net Working Capital, the estimated Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”), (iii) the Closing Date Funded Indebtedness (the “Estimated Funded Indebtedness”), (iv) the estimated Closing Date Cash (the “Estimated Closing Date Cash”), (v) the Transaction Related Expenses (the “Estimated Transaction Related Expenses”) and, on the basis of the foregoing, (vi) the Estimated Purchase Price and the components and calculations thereof.

(b) Estimated Purchase Price. The amount payable by Buyer to the Sellers at the Closing for the Purchased Shares shall be an amount (the “Estimated Purchase Price”) in Dollars equal to (i) Three Hundred Thirty Million Dollars ($330,000,000) (the “Base Closing Cash Amount”), plus (ii) the Estimated Net Working Capital Adjustment (which may be a negative number), minus (iii) the Estimated Funded Indebtedness, plus (iv) the Estimated Closing Date Cash, minus (v) the Estimated Transaction Related Expenses.

(c) Buyer Payments at the Closing. At the Closing, Buyer shall pay the following:

(i) an amount equal to the Estimated Transaction Related Expenses to one or more accounts (of the applicable Persons to whom such payments are required to be made) as specified in writing by Griffon to Buyer prior to the Closing Date; and

(ii) an amount equal to the Estimated Purchase Price to Griffon by wire transfer of immediately available funds.

Section 2.4. Withholding Rights. Each of Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to the Sellers pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign tax law; provided, however, that (a) at least five (5) Business Days before any such deduction or withholding is made (or is permitted to be made), Buyer shall give Griffon written notice of the intention to make such deduction or withholding (or to permit such deduction or withholding to be made), and (b) Buyer shall cooperate with Griffon to obtain reduction of or relief from or to otherwise minimize any such deduction or withholding. Buyer shall timely remit (or cause to be remitted) to the appropriate Taxing Authority any and all amounts so deducted or withheld by Buyer (or permitted to be deducted or withheld by Buyer), timely file (or cause to be timely filed) all related Tax Returns, and provide to the Sellers such Tax Returns and all information statements and other documents required to be filed or provided under applicable Tax law. To the extent that amounts are so deducted or withheld and paid over to applicable Tax authorities, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 2.5. Deliveries by the Sellers. At or prior to the Closing, Griffon shall deliver or cause to be delivered to Buyer the following:

(a) the certificate to be delivered pursuant to Section 8.2(c);

(b) a duly executed counterpart from ISC Park Avenue and the Company to the Huntington Lease Agreement;

(c) a complete and duly executed IRS Form W-9 of each Seller;

(d) evidence of release of the security interest granted in favor of Bank of America, N.A., as administrative agent under the Fifth Amended and Restated Credit Agreement dated as of January 24, 2022 among the Seller, the lenders thereunder, and such administrative agent, among others, in the Company’s assets (including authorization from such administrative agent to file any necessary releases), the filing of the applicable financing termination statement in connection with such release and the delivery of any other termination or release documents necessary in order to effect such release as of or substantially contemporaneously with Closing (the “BoA Release”);

(e) a duly executed counterpart from Griffon and the Company to the Transition Services Agreement, substantially in the form attached hereto as Exhibit B;

(f) written resignations in customary form, of each director of the Purchased Companies (or a written stockholder resolution of each Purchased Company removing such directors) and written resignations in customary form, of each officer of the Purchased Companies (or a written resolution of the board of directors of each Purchased Company removing such officers), in each case effective as of the Closing;

(g) such duly executed instruments of transfer as may be necessary to vest in Buyer all right, title and interest in and to the Purchased Shares, and stock certificate(s) (or a customary lost stock certificate affidavit) representing all of the Purchased Shares, endorsed in blank or accompanied by such duly executed instruments of transfer;

(h) the Specified Consent Deliverable; and

(i) a duly executed counterpart from the Seller and the Company to the Space Sharing Agreement.

Section 2.6. Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver to the Sellers (or, in case of clause (b) below, the applicable parties designated pursuant thereto) the following:

(a) the certificate to be delivered pursuant to Section 8.3(c);

(b) the payments required to be made in accordance with Section 2.3; and

(c) a duly executed counterpart from the Buyer to the Transition Services Agreement.

Section 2.7. Post-Closing Purchase Price Adjustment.

(a) As soon as practicable, but no later than forty-five (45) calendar days after the Closing Date, Buyer shall cause to be prepared and delivered to Griffon a single statement (the “Closing Statement”) setting forth Buyer’s calculation of (i) the Net Working Capital, (ii) based on such Net Working Capital amount, the Net Working Capital Adjustment, (iii) the Closing Date Funded Indebtedness, (iv) the Closing Date Cash, (v) the Transaction Related Expenses and the components thereof in reasonable detail. Buyer’s calculation of the Net Working Capital, the Net Working Capital Adjustment, the Closing Date Funded Indebtedness, the Closing Date Cash and the Transaction Related Expenses set forth in the Closing Statement shall be prepared and calculated in good faith, and in the manner and on a basis consistent with the terms of this Agreement and the Accounting Principles (in the case of Net Working Capital) and the definitions thereof, and in the case of Net Working Capital shall also be in the same form and include the same line items as the Estimated Net Working Capital calculation, and shall otherwise (x) not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby, (y) be based on facts and circumstances as they exist as of the Closing and (z) exclude the effect of any decision or event occurring on or after the Closing. In furtherance of the foregoing, Buyer acknowledges and agrees that the Accounting Principles are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies. If the Closing Statement is not so timely delivered by Buyer for any reason, then the Estimated Closing Statement shall be considered for all purposes of this Agreement as the Closing Statement, from which the Seller will have all of its rights under this Section 2.7 with respect thereto, including the right to dispute the calculations set forth in the Estimated Closing Statement in accordance with the procedures set forth in Section 2.7(b) and Section 2.7(c) mutatis mutandis.

(b) After receipt of the Closing Statement, Griffon will have forty-five (45) calendar days to review the Closing Statement (the “Review Period”); provided, however, without limiting any other remedies Griffon may have for breach of Section 2.7(e), if Griffon provides written notice to Buyer of information requests pursuant to Section 2.7(e) on or prior to the tenth (10th) calendar day after receipt of the Closing Statement (each such notice, an “Information Notice”), the Review Period shall in no event expire prior to fifteen (15) calendar days after delivery of all of the information set forth in each Information Notice to which Griffon is entitled pursuant to Section 2.7(e). Unless Griffon delivers written notice (which notice shall include the items and amounts in dispute and supporting documentation related thereto (each such item, a “Disputed Item”)) to Buyer on or prior to the end of the Review Period, the Sellers will be deemed to have accepted and agreed to the Closing Statement and such statement (and the calculations contained therein) will be final, binding and conclusive. If Griffon notifies Buyer of Disputed Items within the Review Period, Buyer and Griffon shall, during the thirty (30) calendar days following delivery of such notice by Griffon to Buyer (or such longer period as they may mutually agree in writing) (the “Resolution Period”), attempt in good faith to resolve their differences with respect to Disputed Items, and all other items (and all calculations relating thereto) will be final, binding and conclusive. Any resolution by Buyer and Griffon during the Resolution Period as to any Disputed Item shall be set forth in writing and will be final, binding and conclusive.

(c) If Buyer and Griffon do not resolve all Disputed Items by the end of the Resolution Period, then all Disputed Items remaining in dispute will be submitted to the Neutral Firm. The Neutral Firm shall act as an expert and not an arbitrator to determine only those Disputed Items remaining in dispute, consistent with this Section 2.7(c), and shall request that a written statement from Buyer and Griffon regarding such Disputed Items be submitted to the Neutral Firm (with a copy provided concurrently to the other party). The parties agree not to engage in any ex parte communication with the Neutral Firm, with the exception of the written statement referenced in the immediately preceding sentence and responses to questions asked by the Neutral Firm. The scope of the disputes to be arbitrated by the Neutral Firm is limited solely to the Disputed Items, and the Neutral Firm is not to make any other determination, including not making any determination as to whether the Target Net Working Capital is correct or appropriate. In resolving each Disputed Item, the Neutral Firm shall be bound by the principles set forth in this Section 2.7(c) and may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by any party or less than the lowest value for such Disputed Item claimed by any party. The parties hereto further agree that the adjustment contemplated by this Section 2.7(c) is intended to show the change between the Estimated Net Working Capital and the Final Net Working Capital, the change between the Estimated Funded Indebtedness and the Final Funded Indebtedness, the change between the Estimated Closing Date Cash and the Final Closing Date Cash and the change between the Estimated Transaction Related Expenses and the Final Transaction Related Expenses, and that such changes can only be measured if each calculation is done in a manner consistent with the terms of this Agreement and the Accounting Principles (in the case of Net Working Capital) and the definitions thereof. All fees and expenses relating to the work, if any, to be performed by the Neutral Firm will be allocated between Buyer and the Sellers in the same proportion that the aggregate amount of the Disputed Items so submitted to the Neutral Firm that is unsuccessfully disputed by each such party (as finally determined by the Neutral Firm) bears to the total amount of such Disputed Items so submitted. The Neutral Firm will deliver to Buyer and Griffon a written determination (such determination to include a work sheet setting forth all material calculations and corresponding explanations used in arriving at such determination and to be based solely on information provided to the Neutral Firm by Griffon and Buyer) of the Disputed Items submitted to the Neutral Firm within thirty (30) calendar days of receipt of such Disputed Items, which determination will be final, binding and conclusive. The final, binding and conclusive Closing Statement will be based either upon agreement by Buyer and Griffon, or deemed agreement by Buyer and Griffon in accordance with this Section 2.7(c), or the written determination delivered by the Neutral Firm in accordance with this Section 2.7(c). If any party fails to submit a statement regarding any Disputed Item submitted to the Neutral Firm within the time determined by the Neutral Firm or otherwise fails to give the Neutral Firm access as reasonably requested, then the Neutral Firm shall render a decision based solely on the evidence timely submitted and the access afforded to the Neutral Firm by the other party.

(d) If the Estimated Purchase Price is greater than the Final Purchase Price, Griffon shall pay to Buyer the amount by which the Estimated Purchase Price exceeds the Final Purchase Price, if any, by wire transfer of immediately available funds; and

(i) if the Final Purchase Price is greater than the Estimated Purchase Price, then Buyer shall pay, or cause to be paid, to Griffon an amount in cash equal to the amount by which the Final Purchase Price exceeds the Estimated Purchase Price, if any, by wire transfer of immediately available funds.

Any amount payable to any party pursuant to this Section 2.7 shall be treated as an adjustment to the Estimated Purchase Price.

(e) After the Closing and until the Final Net Working Capital, the Final Net Working Capital Adjustment, the Final Funded Indebtedness, the Final Closing Date Cash and the Final Transaction Related Expenses have been determined to be final in accordance with this Section 2.7, Buyer shall, and shall cause the Purchased Companies to, provide to Griffon and its Representatives reasonable access to the Books and Records and to any other information (to the extent permitted by applicable Law), including work papers of their respective accountants (to the extent permitted by such accountants), and to any employees and premises during regular business hours, to the extent reasonably necessary for Griffon to review, dispute or object to all or any part of the Closing Statement, including to prepare materials for presentation to the Neutral Firm in connection with this Section 2.7.

Section 2.8. Payments through Payroll. In order to ensure compliance with applicable Tax withholding requirements, Buyer shall ensure that any compensatory payments made hereunder to any individual (including, for the avoidance of doubt, compensatory payments of Transaction Related Expenses), shall, if and to the extent requested by Griffon be made through the payroll processing system of one of the Purchased Companies.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Schedules attached hereto, Griffon hereby represents and warrants to Buyer as follows:

Section 3.1. Authorization; Binding Effect.

(a) Each Seller has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance each Seller of this Agreement and each of the Ancillary Agreements to which it is a party has been duly and validly authorized by such Seller.

(b) This Agreement and each of the Ancillary Agreements to which each Seller is a party, when executed and delivered by the parties hereto and thereto (assuming the due authority, execution and delivery by the other parties thereto), constitutes (or will constitute) a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.2. Organization and Qualification.

(a) Sellers. Each Seller is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, has all requisite power and authority to carry on its business as presently conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification or license, except for such failure to be so qualified, licensed or in good standing, or to have such power or authority that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Purchased Companies. Each of the Purchased Companies is duly organized, formed or incorporated (as applicable), validly existing under the Laws of its jurisdiction of organization, formation or incorporation, has all requisite limited liability company, limited partnership, corporate or similar power and authority to own or lease and operate its properties and assets and to carry on its business as presently conducted, and is duly qualified or licensed to do business and is in good standing (where applicable) in each jurisdiction where the conduct of its business requires such qualification or license, except for such failure to be so qualified, licensed or in good standing, or to have such power or authority, that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) Organizational Documents. Griffon has heretofore made available to Buyer complete and correct copies of all of the Organizational Documents of the Purchased Companies and the Indian JV, each as amended, and such Organizational Documents are in full force and effect.

Section 3.3. Regulatory Approvals. Except as set forth on Schedule 3.3 (the “Seller Regulatory Approvals”), no Governmental Authorization or notification or filing is required to be obtained by either Seller, the Purchased Companies from, or to be given by either Seller, the Purchased Companies to, or made by either Seller, the Purchased Companies with, any Governmental Entity or securities exchange, as a result of the execution, delivery or performance by the Sellers of this Agreement or the Ancillary Agreements to which it is a party, in each case except for such Governmental Authorization or filings that if failed to be obtained, given or made would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Purchased Companies, taken as a whole, or prevent or materially impair or delay the Sellers’ ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

Section 3.4. Non-Contravention.

(a) Sellers. The execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the Organizational Documents of such Seller; (ii) materially conflict with, or result in the material breach or violation of, or constitute a material default under, or result in the termination, cancellation, modification, or acceleration or require any notice under (whether after the filing of notice or the lapse of time or both), or require delivery of notice to or the consent of any Person, or result in the payment of any additional fee, penalty, consent fee or other amount under, any Material Contract (other than the acceleration of vesting of any equity or equity-based award) to which such Seller is a party or result in the creation of any Lien upon any assets of such Seller; or (iii) materially violate or result in a material breach of or constitute a material default under any applicable Law or Governmental Authorization to which such Seller is subject, which in the case of each of the foregoing clauses (ii) and (iii) would prevent or materially impair such Seller’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

(b) Purchased Companies. The execution, delivery and performance by each Seller of this Agreement, and the execution, delivery and performance by each Seller of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the Organizational Documents of any Purchased Company, (ii) except as set forth on Schedule 3.4(b), assuming the receipt of all Regulatory Approvals, materially conflict with, or result in the breach of, or constitute a default under (whether after the filing of notice or the lapse of time or both), or result in the termination, cancellation or acceleration or require any notice, consent or approval under any contract (other than any Benefit Plan) to which any Purchased Company is a party, or result in the creation of any Lien upon any assets of the Purchased Companies or (iii) assuming the receipt of all Regulatory Approvals, violate or result in a breach of or constitute a material default under any Law to which an Purchased Company is subject, which in the case of each of the foregoing clauses (ii) and (iii), would reasonably be expected to result in a material liability to the Purchased Companies, taken as a whole, or prevent or materially impair either Seller’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

Section 3.5. Capitalization; Equity Interests.

(a) Capitalization; Ownership of Equity Interests. Set forth on Schedule 3.5(a) is the authorized capital stock, membership interests, partnership interests or other equity securities of the Purchased Companies and the ownership of such capital stock, membership interests, partnership interests or other equity interests (such issued and outstanding shares or other equity interests, the “Subsidiary Interests”) as of the date of this Agreement. The authorized capital stock, membership interests, partnership interests or other equity interests set forth on Schedule 3.5(a) constitute the only issued and outstanding shares of capital stock, membership interests, partnership interests or other equity interests of the Purchased Companies on the date of this Agreement and such shares or equity interests have been all duly authorized and, to the extent the following concepts are applicable thereto, are validly issued and fully paid, and are non-assessable.

(b) Agreements with Respect to Equity Interests. Except as set forth on Schedule 3.5(b), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, equity appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which the Purchased Companies are or may become obligated to issue or sell, or give any Person a right to subscribe for or acquire, or in any way dispose of, any shares of capital stock, membership interests, partnership interests or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of capital stock or other equity interests, of the Purchased Companies, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth on Schedule 3.5(b), as of the date of this Agreement, the outstanding stock, membership interests, partnership interests and other equity interests of the Purchased Companies are not subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such stock or other equity interests.

(c) Indian JV Interests. Set forth on Schedule 3.5(c) is the authorized capital stock, membership interests, partnership interests or other equity securities of the Indian JV and the ownership of such capital stock, membership interests, partnership interests or other equity interests as of the date of this Agreement (such issued and outstanding shares or other equity interests, the “Indian JV Interests” and such shares or other equity interests owned by the Purchased Companies as set forth on Schedule 3.5(c), the “Company Indian JV Interests”).

(d) Subsidiaries. Griffon owns, directly or indirectly, all of the Subsidiary Interests of each Purchased Company (other than ISC Farmingdale) and Exphonics owns directly all of the Subsidiary Interests of ISC Farmingdale, in each case, free and clear of all Liens (other than Limited Transfer Liens). None of the Purchased Companies (i) owns any shares of capital stock of or other voting or equity interests of (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interest) any Person (other than as set forth on Schedule 3.5(a) and Schedule 3.5(c)) or (ii) except as set forth on Schedule 3.5(d), has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Person.

(e) Dormant Subsidiaries. Except as set forth on Schedule 3.5(e), neither TLSI nor ISC Farmingdale (i) has or holds any assets other than assets of de minimis value, (ii) has any operations or employees, or (iii) has any liabilities, obligations or indebtedness other than liabilities of de minimis value.

Section 3.6. Financial Statements.

(a) Prior to the date of this Agreement, the Sellers have made available to Buyer a copy of (i) the unaudited consolidated balance sheet of the Purchased Companies (excluding ISC Farmingdale) as of September 30, 2020 and as of September 30, 2021 and the related consolidated statements of operations and comprehensive income (loss), for the fiscal years ended September 30, 2020 and September 30, 2021 (collectively, the “Annual Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Purchased Companies (excluding ISC Farmingdale) as of December 31, 2021 and the related consolidated statements of operations and comprehensive income (loss), for the three (3) months then ended (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b) Each of the balance sheets contained in the Financial Statements fairly presents in all material respects the consolidated financial position of the Purchased Companies (excluding ISC Farmingdale) as of the date thereof, and each of the statements of operations and comprehensive income (loss), contained in the Financial Statements (including any related notes and schedules thereto) fairly presents in all material respects the consolidated results of operations and cash flows of the Purchased Companies (excluding ISC Farmingdale), for the periods specified in such statement, in each case in accordance with GAAP (subject, to changes resulting from normal year-end adjustments (including deferred Tax entries) and to the absence of footnote disclosures).

Section 3.7. No Undisclosed Liabilities. Except for liabilities (i) reflected or reserved for in the Financial Statements, (ii) incurred pursuant to this Agreement or as a result of the transactions contemplated hereby, (iii) incurred in the Ordinary Course of Business since the Interim Balance Sheet Date, or (iv) arising under executory obligations set forth in any Material Contract entered into in the Ordinary Course of Business (other than liabilities resulting from a breach by any of the Purchased Companies of any such Contract), there are no material liabilities of the Purchased Companies, taken as a whole, that would be required to be reflected on a consolidated balance sheet of the Purchased Companies that is prepared in accordance with GAAP (applied consistently with the application of GAAP (and the modifications thereto) in the Annual Financial Statements).

Section 3.8. Proceedings and Claims.

(a) Sellers. There are no Proceedings pending or to the Knowledge of the Seller, threatened against any Seller and no Seller is subject to any Proceeding that, in each case, would reasonably be expected to prevent or materially impair either Seller’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement or to timely consummate the transactions contemplated hereby or thereby.

(b) Purchased Companies. Except as set forth on Schedule 3.8(b), there are no Proceedings pending or, to the Knowledge of the Seller, threatened against any Purchased Company or that, in each case, would individually or in the aggregate, reasonably be expected to result in a material liability to the Purchased Companies, taken as a whole, or prevent or materially impair or delay either Seller’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

Except as set forth on Schedule 3.8(b), as of the date hereof, none of the Purchased Companies is subject to any Proceeding that, (i) individually or in the aggregate, is, or would reasonably be expected to be material to the Purchased Companies, taken as a whole, (ii) have resulted, or would reasonably be expected to result, in the imposition of a material criminal penalty by a Governmental Entity against any of the Purchased Companies or (iii) would prevent or materially impair or delay either Seller’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby. To the Knowledge of the Seller, no officer of the Purchased Companies is subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity that prohibits such officer from engaging in or continuing the businesses of the Purchased Companies on behalf of the Purchased Companies.

Section 3.9. Compliance with Law; Regulatory Matters. Except as set forth on Schedule 3.9:

(a) each of the Purchased Companies is, and has been at all times since April 18, 2019, in compliance with all Laws applicable to it or its business, properties or assets, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Purchased Companies, taken as a whole, or prevent or materially impair or delay either Seller’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby; and

(b) Griffon has heretofore made available to Buyer copies of all written notices received by any Purchased Company alleging any material violation under any applicable Law at any time since April 18, 2019.

Section 3.10. Intellectual Property.

(a) Schedule 3.10(a) contains a complete and correct list of all active registrations of, and all pending applications to register any, Purchased Company Intellectual Property Rights (“Purchased Company Registered Intellectual Property”), such list including: (i) each item of Purchased Company Registered Intellectual Property, (ii) the jurisdiction in which such item of Purchased Company Registered Intellectual Property been issued, registered or filed, and the applicable application, registration or serial number, and (iii) the filing date and issuance/registration/grant date, and the owner or owners of such item of Purchased Company Registered Intellectual Property and the nature of such ownership interest. Each item of Purchased Company Registered Intellectual Property is valid (or in the case of applications, applied for and pending), subsisting, and enforceable, and except as disclosed in Schedule 3.10(a) is validly registered solely in the name of a Purchased Company, and is not subject to any pending cancellation, interference, inter partes review, reissue or reexamination proceeding. Except as disclosed in Schedule 3.10(a), the Purchased Companies have recorded assignments for each item of Purchased Company Registered Intellectual Property with each relevant Governmental Entity in accordance with applicable Laws to effect the assignment of all rights in or to all Purchased Company Registered Intellectual Property to the Purchased Companies.

(b) The Purchased Companies own the exclusive right, title and interest to all Purchased Company Intellectual Property Rights, free and clear of all Liens (other than (i) Permitted Liens, (ii) the Liens set forth on Schedule 3.10(b), and (iii) non-exclusive licenses granted by any Purchased Company to its customers, vendors, suppliers and service providers in the Ordinary Course of Business, including implied licenses granted by any Purchased Company in connection with the commercial sale of products). Except as set forth on Schedule 3.10(b), the Purchased Companies have not transferred ownership of, or agreed to transfer ownership of, or permitted any Person to retain or obtain any exclusive rights or joint ownership of, any Intellectual Property Rights that are or were since April 18, 2019 Purchased Company Intellectual Property Rights to any third party, or permitted any rights that are or were since April 18, 2019 Purchased Company Intellectual Property Rights to enter the public domain.

(c) Except as set forth on Schedule 3.10(c)(i), the Purchased Companies have not received since April 18, 2019 any written communication alleging that any Purchased Company has infringed or misappropriated any Intellectual Property Rights of any Person. Except as set forth on Schedule 3.10(c)(ii), the operation of the business of the Purchased Companies, including the design, development, manufacture, use, import, sale, licensing or other exploitation of the Purchased Company Products, has not since April 18, 2019 infringed, violated, diluted, or misappropriated any Intellectual Property Rights of any Person , and does not infringe, violate, dilute, or misappropriate any Intellectual Property Rights of any Person, except in each case as would not be material to any Purchased Company. Except as set forth on Schedule 3.10(c)(iii), to the Knowledge of the Seller, no Person is infringing upon or violating any Purchased Company Intellectual Property Rights. Except as set forth on Schedule 3.10(c)(iv), the Purchased Companies have not sent any notice to or asserted or threatened any action or claim against any Person involving or relating to any material Purchased Company Intellectual Property Rights, other than any such actions, claims or matters that have been resolved.

(d) Schedule 3.10(d) lists all Purchased Company Products currently sold or made commercially available by or on behalf of the Purchased Companies, and all Purchased Company Products under development that the Purchased Companies currently intend to sell or make commercially available within eighteen (18) months after the date of this Agreement.

(e) Except as set forth on Schedule 3.10(e), each current founder, employee, consultant, and independent contractor of the Purchased Companies who is or was involved in, or has participated in or contributed to, the conception, development, authoring, creation, or reduction to practice of any material Intellectual Property Rights or technology for or on the behalf of a Purchased Company has signed a written agreement that (i) contains an effective assignment to such Purchased Company of all Intellectual Property Rights and technology conceived, developed, authored, created, or reduced to practice in the scope of their employment or engagement with such Purchased Company, (ii) contains customary confidentiality and non-disclosure obligations in favor of the Purchased Company, and (iii) is compliant with applicable Law in all material respects (each such agreement, an “Invention Assignment Agreement”). Neither the Purchased Companies nor, to the Knowledge of the Seller, any such founder, employee, consultant, or independent contractor is, or has been, in breach of their respective Invention Assignment Agreement. To the Knowledge of the Seller, no current or former employee, consultant, or independent contractor of the Purchased Companies is bound by any agreement restricting such employee, consultant, or independent contractor from performing such employee’s, consultant’s, or independent contractor’s duties for the Purchased Company or is in breach of any agreement with any former employer or other Person concerning Intellectual Property Rights or confidentiality in connection with such employee’s, consultant’s, or independent contractor’s activities as an employee, consultant, contractor, or agent of such Purchased Company.

(f) Except as set forth on Schedule 3.10(f), no funding, facilities or resources of a university, college, hospital or other educational institution or educational research center was used in the creation or development of any Purchased Company Intellectual Property Rights or any Purchased Company Products. No university, college, hospital, or other educational institution or educational research center (x) owns or otherwise holds, or has the right to obtain, any rights (other than non-exclusive license rights granted in the ordinary course of the Purchased Companies’ business) to any Purchased Company Intellectual Property Rights, whether now existing or hereafter developed or acquired, (y) has imposed or purported to impose, or has the right (contingent or otherwise), as a result of funding, facilities or resources of such university, college, hospital, or other educational institution or educational research center used in the creation or development of any Purchased Company Intellectual Property Rights or any Purchased Company Products, to impose, any obligations or restrictions on the Purchased Companies (or, as a result of the Purchased Companies’ activities, following the Closing Date) with respect to the licensing or granting of any Purchased Company Intellectual Property Rights, or (z) is, as a result of such funding, facilities or resources, entitled to receive any royalties or other payments from the Purchased Companies with respect to any Purchased Company Intellectual Property Rights.

(g) Neither this Agreement nor the transactions contemplated hereby will result in, or give any other Person the right or option to cause (or purport to give any other Person the right or option to cause), pursuant to any contract or agreement to which any of the Purchased Companies is a party: (i) a loss of, or imposition of any Lien on, any Purchased Company Intellectual Property Rights; (ii) any Person being granted rights or access to, or the placement in or release from escrow, of any Purchased Company Intellectual Property Rights, including any software source code included therein; (iii) the Purchased Companies granting or assigning to any Person any right in or license to any Purchased Company Intellectual Property Rights; (iv) the Purchased Companies being bound by, or subject to, any non-compete or other contractual restriction on the operation or scope of their business that they were not previously subject to; (v) the termination or material alteration of the Purchased Companies’ rights in or to any Purchased Company Intellectual Property Rights; or (vi) the Purchased Companies being obligated to pay any royalties or other amounts to any Person in excess of those payable prior to the Closing Date; except in each case as would not be material to any Purchased Company.

(h) The Purchased Companies take and have taken commercially reasonable steps to protect their rights in their confidential information and trade secrets, and any trade secrets or confidential information of third parties provided to them under an obligation of confidentiality. Without limiting the foregoing, the Purchased Companies have not disclosed their material confidential information or the trade secrets or confidential information or trade secrets of third parties provided to them under an obligation of confidentiality except pursuant to a written agreement or contract containing customary non-disclosure and confidentiality restrictions or a Government Contract (provided that under each such Government Contract the applicable Purchased Company has complied with all assertion requirements contained in such Government Contract to protect the material trade secrets and confidential information provided by the applicable Purchased Company under such Government Contract). To the Knowledge of the Seller, no current or former employee, consultant, or independent contractor of the Company or its Subsidiaries has either misappropriated or disclosed without authorization any such confidential information or trade secrets or any confidential information or trade secrets of third parties provided to the Purchased Companies under an obligation of confidentiality.

(i) No Purchased Company is or since April 18, 2019 has been a member or promoter of, or a contributor to, any industry standards body or similar organization that requires or obligates such Purchased Company to grant or offer to any other Person any license or right to or otherwise impair the Purchased Company’s control of any Purchased Company Intellectual Property Rights.

(j) Schedule 3.10(j)(i) sets forth a list of all Open Source Software that has been incorporated into, integrated or bundled with any Purchased Company Products currently sold or Purchased Company Products sold since April 18, 2019, or currently or since April 18, 2019 distributed, by or on behalf of the Purchased Companies, and for each such item of Open Source Software: (i) the name of the Open Source Software; (ii) the name of the applicable license; and (iii) the manner in which such Open Source Software is used in, incorporated into, integrated or bundled with any current Purchased Company Products. Except as set forth on Schedule 3.10(j)(ii), the Purchased Companies are in compliance in all material respects with all licenses for Open Source Software used by the Purchased Companies in any manner. Except as set forth on Schedule 3.10(j)(iii), the Purchased Companies do not use and have not used any Open Source Software or any modification or derivative thereof in a manner that would condition the license governing such Open Source Software on the Purchased Companies’ (A) distributing or disclosing all or any portion of the Purchased Company Products or other material software in source code form; (B) licensing all or any portion of the Purchased Company Products or other material software or Intellectual Property Rights for the purpose of making modifications or derivative works; or (C) licensing or distributing all or any portion of the Purchased Company Products or other material software or Intellectual Property Rights at no charge.

(k) Schedule 3.10(k) sets forth a complete and accurate list of: (i) each Person (other than (A) Governmental Entities or other parties to a Government Contract, and (B) current employees of the Company or its Subsidiaries involved in the development and maintenance of the Purchased Company Products) that has a copy of, or right or license to possess, source code of software owned by any of the Purchased Companies (“Purchased Company Source Code”) and (ii) any contract or agreement (including any source code escrow agreement) governing such Person’s possession of or license to Purchased Company Source Code. All of such Persons have executed written contracts or agreements with the Purchased Companies that require such Person to maintain the confidentiality of Purchased Company Source Code (except as set forth in the Purchased Companies’ Government Contracts), and to the Knowledge of the Seller, none of such contracts or agreements has been breached in any material respects. Except for contracts or agreements with Governmental Entities or other Government Contracts, no Purchased Company is bound by any contract or agreement pursuant to which a Purchased Company is obligated to provide or license to any Person any Purchased Company Source Code or have deposited or may be required to deposit with any escrow agent or other Person any Purchased Company Source Code. No Person has claimed or demanded that any Purchased Company Source Code that is held in escrow be delivered or released by the escrow agent, and no Purchased Company Source Code which is held in escrow has ever been delivered or released by the escrow agent to any Person other than the Purchased Companies. Since April 18, 2019, no event has occurred and no circumstance exists as of the date of this Agreement that, with or without the passage of time, will entitle any Person (other than Governmental Entities or other parties to a Government Contract) to receive any Purchased Company Source Code, from an escrow agent or otherwise.

(l) Neither the Purchased Company Products nor the information technology systems used in connection with the operation of the Purchased Companies (the “IT Systems”) contain or have contained since April 18, 2019, any Contaminants that have had a material impact on the business of any Purchased Company. The Company and its Subsidiaries have taken reasonable measures consistent with industry practice and in compliance with applicable Laws to protect the IT Systems from Contaminants or unauthorized access. The IT Systems, as a whole, are adequate and sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted. The IT Systems have not suffered since April 18, 2019 and do not currently suffer from any failures or defects that have had or would reasonably be expected to have a material impact on the business of the Purchased Companies. Since April 18, 2019, there have been no unauthorized intrusions or breaches of the security of any of the IT Systems, and the data and information which they store or process, including any customer information, has not been corrupted or accessed without the authorization of the Purchased Companies. The Purchased Companies have implemented and maintain backup, security and disaster recovery technology and procedures consistent with applicable industry standards. Since April 18, 2019, there have been no material defects, technical concerns or problems in any of the Purchased Company Products that have prevented or currently prevent the same from performing in accordance with their user specifications or functionality descriptions (collectively, “Technical Deficiencies”) that have had a material impact on the business of the Purchased Companies.

(m) For every product line listed on Schedule 3.10(d) and delivered to a U.S. Governmental Entity customer (whether by prime contract or subcontract) along with material technical data or computer software deliverables, the relevant Purchased Company has filed an assertion of Restricted Rights, Limited Rights, or Government Purpose Rights (as those terms are defined in the Defense FAR Supplement) relating to a material component, subsystem, or software module of the product line.

Section 3.11. Employee Benefits.

(a) Schedule 3.11(a)(i) sets forth a complete and accurate list of all material Benefit Plans. For purposes of this Agreement, “Benefit Plan” means (i) each “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) each other profit-sharing, bonus, incentive, commission, stock option, stock purchase, restricted stock unit, other equity or equity-based, employment, consulting, pension, retirement, deferred compensation, post-retirement medical, short- or long-term disability, retention, severance, change in control, transaction bonus, medical, dental, vision, life insurance and material fringe benefit plan, program, agreement or arrangement, or other plan, program, agreement or arrangement providing direct or indirect compensation, in any case, established, maintained, sponsored or contributed to by any of the Purchased Companies for the benefit of any current or former officer, employee or director of any Purchased Company; provided, however, that no plan, program, agreement or arrangement mandated or maintained by any Governmental Entity shall be deemed to be a Benefit Plan hereunder. Schedule 3.11(a)(ii) sets forth a complete and accurate list of each Benefit Plan that is entered into or sponsored by a Purchased Company (each a “Company Plan”). For purposes of the disclosure obligation under this Section 3.11(a), employment offer letters that provide for “at will” employment and do not include obligations to provide the employee with severance, equity-based, retention or transaction-based benefits or payments shall not be deemed to be “material.”

(b) As applicable with respect to each material Benefit Plan (including each Company Plan), the Purchased Companies have made available to Buyer, copies of (i) such Benefit Plan, including all material amendments thereto, (ii) a written description of any Benefit Plan that is not set forth in a written document, (iii) the current summary plan description and each summary of material modifications thereto, and (iv) the most recent IRS determination, opinion or advisory letter. As applicable with respect to each Company Plan, the Purchased Companies have made available to Buyer (i) all trust agreements, insurance policies and other funding arrangements, (ii) discrimination testing results for the three (3) complete plan years preceding the date of this Agreement, (iii) the three (3) most recent annual reports filed with any Governmental Entity (e.g., Form 5500 and all schedules and financial statements attached thereto), (iv) records, notices, filings or material correspondence concerning audits or investigations by the IRS or Department of Labor sent or received by any Purchased Company within the three (3) years preceding the date of this Agreement, (v) the three (3) most recent annual actuarial valuations, if any, and (vi) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.

(c) Each Benefit Plan has been maintained, operated and administered in accordance with its terms and in accordance with applicable Law, except for any failure to do so that would not reasonably be expected to result in material liability to any Purchased Company. All contributions, reserves or premium payments required to have been made or accrued, or that are due to or with respect to the Benefit Plans have been timely made or accrued, except as would not reasonably be expected to result in material liability to any Purchased Company.

(d) Except as set forth on Schedule 3.11(d), (i) there are no Proceedings pending, or to the Knowledge of the Seller, threatened, by any current or former officer, employee or director of any Purchased Company with respect to any Benefit Plan (other than routine claims for benefits) that would result in material liability to any Purchased Company; and (ii) there are no audits, inquiries or proceedings pending or threatened by the IRS, DOL, or other Governmental Entity with respect to any Company Plan.

(e) No Purchased Company sponsors, maintains or contributes to, or has any actual or contingent liability (including as the result of being an ERISA Affiliate of any other Person) with respect to, any (i) “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA, (ii) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) “multiple employer plan” (within the meaning of Section 413 of the Code), (iv) plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (v) plan maintained in connection with any trust described in Section 501(c)(9) of the Code. The term “ERISA Affiliate” means any Person that, together with any Purchased Company, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(f) Each Benefit Plan that is intended to meet the qualification requirements of Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a currently effective favorable determination letter, or, in the case of a pre-approved plan, the underlying plan has received an opinion or advisory letter, from the IRS regarding the qualification of such Benefit Plan under Section 401(a) of the Code, and, to the Knowledge of the Seller, nothing has occurred as of the date of this Agreement that would reasonably be expected to result in the loss of such qualification.

(g) Except as set forth on Schedule 3.11(g), no Company Plan provides for retiree medical, dental, vision or prescription drug benefits beyond following an employee’s retirement or other termination of employment, except as required by Section 4980B of the Code or any similar Law. Each Purchased Company has complied with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA, and the provisions of the Patient Protection and Affordable Care Act, except as would not reasonably be expected to result in material liability to any Purchased Company.

(h) Except as set forth on Schedule 3.11(h), neither the execution of, nor the consummation of the transactions contemplated by, this Agreement will (either alone or in combination with another event): (i) cause any payment to become due, or increase the amount of any payment or compensation due to any current or former officer, employee or director of any Purchased Company; or (ii) accelerate the time of payment or vesting or result in or require any funding of compensation or benefits due to any current or former officer, employee or director of any Purchased Company under any Benefit Plan. Notwithstanding anything in this Agreement to the contrary, from and after the Closing, no Purchased Company will have any liability or obligation with respect to the Telephonics Supplemental Executive Retirement Plan (including, without limitation, to make any payments under or contributions to such plan) except for certain fully-funded administrative and distribution processes managed by Buyer post-Closing, including the obligation to distribute the assets of such plan in accordance with the terms of such plan and applicable Law.

(i) No Benefit Plan has failed to comply with Section 409A of the Code in a manner that would result in any tax, interest or penalty thereunder. No Purchased Company has any liability or obligation to pay or reimburse any taxes, or related penalties or interest, that may be incurred pursuant to Section 4999 of the Code or Section 409A of the Code.

(j) Except as set forth on Schedule 3.11(j), no Benefit Plan is maintained outside the jurisdiction of the United States or covers any employee residing or working outside the United States (any such Benefit Plan, a “Foreign Benefit Plan”). With respect to any Foreign Benefit Plans and without limiting the representations set forth above in this Section 3.11, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Entity, (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the Closing Statement, and (iii) no material liability or obligation of any Purchased Company exists with respect to such Foreign Benefit Plans that has not been disclosed on Schedule 3.11(j).

(k) No Purchased Company is subject to any liability or penalty under Sections 4971 through 4980H of the Code or Title I of ERISA.

(l) No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA (including any administrative prohibited transaction exemption), has occurred with respect to any Benefit Plan, except as would not reasonably be expected to result in material liability to any Purchased Company.

(m) There is no contract, plan or arrangement covering any current or former employee, director or consultant of any Purchased Company that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by any Seller or any Purchased Company by reason of Section 280G of the Code. For purposes of the foregoing sentence, the term “payment” shall include (without limitation) any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.

(n) The representations and warranties set forth in this Section 3.11 and in Section 3.12 shall be the sole representations and warranties of the Sellers in this Agreement relating to employees, employee benefits and the Benefit Plans.

Section 3.12. Employment Matters.

(a) Except as set forth on Schedule 3.12(a), as of the date of this Agreement, no Purchased Company is party to a collective bargaining agreement, labor contract or other material written agreement or understanding with a labor organization or labor union with respect to the Employees. To the Knowledge of the Seller, no organizing activities (including any application or petition for an election of or for certification of a collective bargaining agent and/or a union, employee, or group seeking to organize employees for the purpose of collective bargaining) involving any Purchased Company are pending with any labor organization or any group of employees of any Purchased Company. No collective bargaining agreement is being negotiated by any Purchased Company.

(b) There is no unfair labor practice charge or complaint against any Purchased Company pending or, to the Knowledge of the Seller, threatened before the National Labor Relations Board or any other Governmental Entity having jurisdiction over union-management relations, and at no time since April 18, 2019 has any such unfair labor practice charge or complaint been filed against any Purchased Company.

(c) No labor strike, lockout, slowdown, or work stoppage is pending or, to the Knowledge of the Seller, threatened against any Purchased Company by any labor union, and for the three (3) years preceding the date of this Agreement, no such labor activity has occurred.

(d) Each Purchased Company complies in all material respects with all, and has within the three (3) years preceding the date of this Agreement, complied in all material respects with all, Laws or applicable contractual arrangements that relate to wages, hours, compensation, meal and rest breaks, wage statements, vacation or sick leave, labor practices, collective bargaining, employment or termination of employment, employment policies or practices, personal or family leave, immigration, terms and conditions of employment, child labor, classification of employees, affirmative action, equal employment opportunity and fair employment practices, civil rights, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle-blowing, harassment, discrimination, retaliation or employee safety or health.

(e) Since April 18, 2019: (i) there have been no Proceedings pending or, to Knowledge of the Seller, threatened against any Purchased Company, brought by or on behalf of any applicant for employment, any current or former employee of any Purchased Company, any person alleging to be a current or former employee of any Purchased Company, any class of the foregoing, or any Governmental Entity, in each case relating to any applicable labor or employment Laws (including Indian Labour Laws), or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful, or tortious conduct in connection with the employment relationship; (ii) no Purchased Company has been found in violation of any Laws relating to employees or other labor-related matters (including Indian Labour Laws); (iii) no Purchased Company is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to current or former employees, officers or managers, or employment practices; and (iv) no Purchased Company has been subject to any audit or, to the Knowledge of the Seller, investigation by the National Labor Relations Board, the Equal Employment Opportunity Commission, Occupational Safety and Health Administration, the Department of Labor, or any comparable Governmental Entity, or subject to fines, penalties, or assessments associated with such audits or investigations.

(f) Each Purchased Company has provided to Buyer a complete and correct list of all employees of and independent contractors and consultants to each Purchased Company which sets forth the following information with respect to each: (i) name; (ii) title or position; (iii) the entity or entities by which such individual is employed; (iv) hire date; (v) current annual or hourly base compensation rate; (vi) commission, bonus, incentive compensation, or other similar compensation paid for calendar year 2021 and current target commission, target bonus, or target incentive compensation for calendar year 2022, active or inactive status and, if applicable, the reason for inactive status; (vii) full-time or part-time status; (viii) exempt or non-exempt status; (ix) employment location; (x) any union affiliation; and (xi) visa status (if applicable) (together, the “Employee Census”).

(g) Since April 18, 2019, each Purchased Company has in all material respects properly classified all applicable persons as employees, independent contractors, leased employees or as persons exempt from overtime pay.

(h) Since April 18, 2019 no Purchased Company has engaged in any “plant closing” or “mass layoff” (as those terms are defined in the WARN Act or any similar state or local Law) that has resulted in any outstanding liabilities to any Purchased Company.

(i) Since April 18, 2019, there has been no claim made or allegation brought (internally or otherwise) by any current or former employee of, or any current or former independent contractor or consultant to, any Purchased Company, or by any applicant for employment with any Purchased Company, that an officer or management employee of any Purchased Company has engaged in sexual harassment or sexual misconduct. Since April 18, 2019, no Purchased Company has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any officer or management employee of any Purchased Company.

(j) To the Knowledge of the Seller, all employees of any Purchased Company that are employed in the United States are: (i) United States citizens or lawful permanent residents of the United States; (ii) aliens whose right to work in the United States is unrestricted; or (iii) aliens who have valid, unexpired work authorizations issued by the United States government. Since April 18, 2019, no Purchased Company has been the subject of an immigration compliance or employment visit from, been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor, the United States Department of Justice, the United States Department of Homeland Security, or any other similar Governmental Entity.

Section 3.13. Material Contracts.

(a) Schedule 3.13 sets forth a list that is correct and complete as of the date of this Agreement, of the following Contracts (other than Benefit Plans) to which the Purchased Companies are a party (the “Material Contracts”):

(i) agreements where (x) the performance, either in the four fiscal quarters immediately prior to the date of this Agreement or in four fiscal quarters immediately following the date of this Agreement, involves aggregate consideration to or by any Purchased Company in excess of $1,500,000, other than “shrink wrap” or “click through” license agreements or other software license agreements entered into in the Ordinary Course of Business and (y) such agreement is not cancelable, without material penalty, by any Purchased Company on 180 days’ or less notice;

(ii) agreements which restrict or limit in any material respect the ability of any Purchased Company to compete in any line of business or in any jurisdiction, other than license agreements entered into in the Ordinary Course of Business;

(iii) agreements with any Affiliate of any Purchased Company, other than agreements with other Purchased Companies;

(iv) agreements which relate to indebtedness for borrowed money owed by any Purchased Company, or the guarantee thereof (excluding, for the avoidance of doubt, Contracts evidencing liabilities with respect to deposits and accounts, trade payables, letters of credit or capital leases made in the Ordinary Course of Business);

(v) mortgages, pledges or security agreements or similar arrangements constituting a Lien upon the assets or properties of any Purchased Company, in each case granted in connection with the incurrence of indebtedness for borrowed money;

(vi) agreements for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000, other than agreements entered into in the Ordinary Course of Business or with respect to which the applicable acquisition or disposition has been consummated and there are no material obligations of any Purchased Company ongoing; and

(vii) all Leases;

(viii) other than this Agreement, any Contract entered into since April 18, 2019 providing for the acquisition or disposition, directly or indirectly (by merger or otherwise), of all, or substantially all, of the assets, equity securities or business of (x) any Purchased Company or (y) any other Person by any Purchased Company, in each case, under which there are material outstanding obligations of the applicable Purchased Company;

(ix) partnership or joint venture agreements with a third party, or any contracts involving a sharing of revenues, profits, losses, costs or liabilities with any third party;

(x) any Contract with a sole source supplier of either goods or services that, in either case, are material to the Purchased Companies;

(xi) any Contract entered into in connection with the settlement or other resolution of any Proceeding under which any Purchased Company has any continuing liabilities in excess of $50,000 or any settlement or similar Contract with any Governmental Entity; and

(xii) any Contract entered into with a Governmental Entity that is a non-U.S. Governmental Entity.

(b) All Material Contracts are valid and binding (against the applicable Purchased Company party thereto and, to the Knowledge of the Seller, each other party thereto) and in full force and effect as of the date of this Agreement against the applicable Purchased Company party thereto and, to the Knowledge of the Seller, each other party thereto, in each case in accordance with the express terms thereof, and in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, or other similar Laws affecting creditors’ rights. Except as set forth on Schedule 3.13(b), as of the date of this Agreement, there does not exist under any Material Contract any material violation, breach or event of default, or alleged, material violation, breach or event of default, or event or condition that to the Knowledge of the Seller, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of the applicable Purchased Company.

Section 3.14. Real Property.

(a) Schedule 3.14(a) sets forth a correct and complete list of all real property owned by the Purchased Companies (the “Owned Real Property”) and the owner thereof. Except as set forth on Schedule 3.14(a): (i) the applicable Purchased Company has good and marketable fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Liens, (ii) no Purchased Company has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, (iv) no Purchased Company is a party to any agreement or option to purchase, or holds any options, rights of first offer or rights of first refusal to purchase any real property or interest therein relating to the respective businesses of the Purchased Companies, and (v) Griffon has made available prior to the date of this Agreement to Buyer copies of each deed for each parcel of Owned Real Property and all title insurance materials, surveys, appraisals and similar materials relating to the Owned Real Property, in each case to the extent in either Seller’s or any Purchased Company’s possession or control.

(b) Schedule 3.14(b) sets forth a correct and complete list of all real property that is leased or subleased and occupied by the Purchased Companies (the “Leased Real Property”) and together with the Owned Real Property, (the “Real Property”) as of the date of this Agreement. Griffon has, or has caused to be, made available to Buyer correct and complete copies of each of the leases pursuant to which each Purchased Company leases the Leased Real Property (the “Leases”). Each Lease is valid and binding on the Purchased Company party thereto and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). None of the Purchased Companies, and, to the Knowledge of the Seller, none of the other parties thereto, are in breach or default under any Lease, and, to the Knowledge of the Seller, no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would constitute a breach or default under any Lease. Except as set forth on Schedule 3.14(b), no Purchased Company has leased or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof.

(c) Except as set forth on Schedule 3.14(c), as of the date of this Agreement, there are no material pending or, to the Knowledge of the Seller, threatened, appropriation, condemnation, eminent domain or like proceedings relating to the Real Property.

(d) All buildings, structures, fixtures, building systems and equipment, and all components which are part of the Real Property are in good condition and structurally sound in all material respects, and all mechanical and other systems located therein are in good operating condition, subject to normal wear, and are sufficient for the operation of the respective businesses of the Purchased Companies as presently conducted in all material respects.

(e) Neither ISC Farmingdale nor, any of the other parties thereto are in breach of, or in default under, the IDA Lease or the IDA Sublease, and, to the Knowledge of the Seller, no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would constitute a breach or default under the IDA Lease or the IDA Sublease. ISC Farmingdale has met all of the requirements provided in Section 2.5 of the IDA Lease, including completion of the Project at a cost of at least $35,000,000 and provision of all certificates to the Agency as required by the IDA Lease.

Section 3.15. Taxes. Except as set forth on Schedule 3.15:

(a) Each Purchased Company has timely filed all material Tax Returns that are required to be filed by it with the appropriate Taxing Authority (taking into account any available valid extensions), all such Tax Returns were and are true, correct and complete in all material respects, and each Purchased Company has timely paid in full all material Taxes due and owing (whether or not shown on such Tax Returns).

(b) Each Purchased Company has (i) duly and timely deducted and withheld all material Taxes required to be deducted or withheld and has timely paid to the appropriate Taxing Authorities all such deducted or withheld Taxes, (ii) all associated reporting and recordkeeping requirements have been complied with and (iii) properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which each Purchased Company would otherwise have been obligated to collect or withhold such Taxes, in each of clauses (ii) and (iii), in all material respects.

(c) There is no Lien for a material amount of Taxes upon any of the assets of any Purchased Company other than Permitted Liens.

(d) No written agreement or other document extending or waiving, or having the effect of extending or waiving, the period of assessment, deficiency or collection or statute of limitations with respect to any material Taxes payable by any Purchased Company is in effect as of the date of this Agreement, and no Purchased Company is, as of the date of this Agreement, the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Taxing Authority) within which to file any material Tax Return not previously filed.

(e) No Purchased Company has been a party to any “listed transaction” or “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding provision of state, local, or foreign Law.

(f) No open power of attorney is in place with respect to any Purchased Company as to any matter relating to Taxes, other than Taxes of a consolidated, combined or similar group that include a Purchased Company and a Seller or affiliate of a Seller, which will remain in place after the Closing Date.

(g) No claim has been made in writing by any Taxing Authority in any jurisdiction where the Purchased Companies do not file material Tax Returns that a Purchased Company is or may be subject to any material taxation by that jurisdiction.

(h) No Purchased Company has had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country in which it is incorporated.

(i) There is no Pending audit, examination, refund claim, litigation, proposed adjustment, matter in controversy or other proceeding with respect to any material Tax for which any Purchased Company may be liable and no such audit, examination, refund claim, litigation, proposed adjustment, matter or other proceeding is or has been threatened in a writing delivered to any Seller or any Purchased Company. No deficiencies for any material Tax have been proposed, asserted or assessed against any Purchased Company in writing which have not been settled and paid in full, and no such proposal, assertion or assessment is pending or has been threatened in a writing delivered to any Seller or any Purchased Company.

(j) No Purchased Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion there) ending after the Closing Date as a result of any: (i) change in method of accounting for a Tax period ending on or prior to the Closing Date; (ii) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of applicable Tax Law), excluding any such items eligible to be deferred under such Treasury Regulations assuming Buyer elects to file a consolidated Tax Return with respect to the Purchased Companies for the period beginning after the Closing; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received for a Tax period ending on or prior to the Closing Date; or (vi) any election pursuant to Section 965 of the Code.

(k) In the three (3) years preceding the date of this Agreement, no Purchased Company has distributed stock of another Person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(l) No Purchased Company is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

(m) No Purchased Company (i) is or has ever been a member of an affiliated group filing a combined, consolidated, or unitary Tax Return (other than any such group the common parent, as such term is used in Section 1504, of which is Griffon) and (ii) does not have any liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of any Law) other than as a result of being a member of the consolidated group that includes Griffon, as a transferee or successor, or by contract (other than a contract entered into in the Ordinary Course of Business the primary purpose of which is not the sharing of Taxes).

(n) No Purchased Company has made an election to be classified as an “S” corporation within the meaning of Section 1371 of the Code since becoming a member of Griffon’s affiliated group filing a combined, consolidated, or unitary Tax Return.

(o) Each Purchased Company is in material compliance with all applicable transfer pricing Laws including under Section 482 of the Code and any other similar state, local or foreign Law.

(p) No Purchased Company has deferred any “applicable employment taxes” under Section 2302 of the CARES Act, and, to the extent that the Purchased Company has taken any material credits under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act, the Purchased Company has properly complied with all requirements for obtaining such credits.

Section 3.16. Insurance. Griffon has, or has caused to be made, available to Buyer a summary of all of the material insurance policies or binders for which any of the Purchased Companies is a policyholder or which covers the business or assets of the Purchased Companies, in each case that are in effect as of the date of this Agreement (“Insurance Policies”), and Schedule 3.16 sets forth a complete list of the Insurance Policies. All Insurance Policies are in full force and effect in accordance with their terms and all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid when due, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. In the twelve (12) months prior to the date of this Agreement, no Seller has received any written notice of cancellation, material change in premium or denial of renewal in respect of any of the Insurance Policies. This Section 3.16 shall not apply to insurance maintained in connection with any Benefit Plan or any other employee benefit plan or arrangement.

Section 3.17. Finders’ Fees. Except for fees payable to the Persons listed on Schedule 3.17, which fees will either be paid by Griffon or will constitute Transaction Related Expenses, there is no fee or commission payable by any of the Purchased Companies to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any of the Purchased Companies in connection with the transactions contemplated hereby.

Section 3.18. Environmental Compliance. Except as set forth on Schedule 3.18 or as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Purchased Companies, taken as a whole:

(a) (i) the Purchased Companies have applied for or obtained and possess all Governmental Authorizations required by applicable Laws relating to pollution or protection of the environment, natural resources, or, with respect to exposure to Hazardous Materials, human health and safety (“Environmental Laws”) and (ii) the Purchased Companies are, and for the three (3) years preceding the date of this Agreement have been, in compliance with all terms and conditions of such Governmental Authorizations and all Environmental Laws.

(b) None of the Purchased Companies has received any written notice alleging any violation by any Purchased Company of Environmental Laws, or alleging any investigatory, remedial or corrective action obligations or any other liability of any Purchased Company under Environmental Laws, in each case that is pending and unresolved.

(c) There are no pending or, to the Knowledge of the Seller, threatened in writing Proceedings involving environmental matters or Environmental Laws against the Purchased Companies.

(d) There has been no Release of any Hazardous Material by the Purchased Companies or, to the Knowledge of the Seller, by any other Person, at, on, under, or from any Real Property or any property formerly owned, leased or operated by the Purchased Companies that would reasonably be expected to give rise to a liability of the Purchased Companies under Environmental Laws, including any obligation to conduct investigatory or remedial activities.

(e) Griffon has made available to the Buyer all material reports of environmental site assessments, investigations, audits, and compliance evaluations in its possession or control relating to the Owned Real Property and the operations conducted by the Purchased Companies at the Leased Real Property.

(f) This Section 3.18 constitutes the sole representations and warranties of the Sellers with respect to any environmental matters or Environmental Laws.

Section 3.19. Absence of Certain Changes or Events. Except as set forth on Schedule 3.19, for any COVID Action, or as otherwise contemplated hereby, since the Interim Balance Sheet Date until the date of this Agreement, the Sellers have caused the business of the Purchased Companies to be, collectively, taken as a whole, conducted in all material respects in the Ordinary Course of Business. Except as set forth on Schedule 3.19 or as otherwise contemplated hereby, from the Interim Balance Sheet Date until the date of this Agreement, there has not been or occurred: (a) a Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any capital stock, limited partnership interest or membership interest of any Purchased Company, or any purchase, redemption or other acquisition by any Purchased Company or of any of its capital stock, membership interest or any other equity securities of such Purchased Company (other than any such dividends, distributions, purchases, redemptions, acquisitions or other similar transactions (i) solely involving Purchased Companies or (ii) that are fully paid prior to Closing) or (c) any material change by any Purchased Company in its accounting methods, principles or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies), except as required by either Law or GAAP.

Section 3.20. Permits and Licenses. Schedule 3.20 lists all material Governmental Authorizations held by the Purchased Companies as of the date of this Agreement. Since April 18, 2019, no Purchased Company has received written notice from any Governmental Entity revoking or threatening to revoke any material Governmental Authorization or alleging that the Purchased Companies are in material violation of any such Governmental Authorization, and, to the Knowledge of the Seller, no event has occurred since April 18, 2019 that, with or without notice or lapse of time (or both), would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Governmental Authorization set forth in Schedule 3.20. Other than the Governmental Authorizations set forth on Schedule 3.20, no material Governmental Authorizations are required for the Purchased Companies to conduct their business as presently conducted and all Governmental Authorizations listed on Schedule 3.20 are valid and in full force and effect, in each case in all material respects.

Section 3.21. Related Party Transactions. Except (a) for this Agreement and the Ancillary Agreements and the transactions contemplated hereby or thereby, (b) as set forth on Schedule 3.21, and (c) for any Benefit Plans or other ordinary course compensatory arrangements with employees, directors or independent contractors, no Affiliate of any of the Purchased Companies (i) is a party to any Contract or other material business arrangement with any Purchased Company, (ii) has any material interest in any property (real, personal or mixed), tangible or intangible, or assets owned or used by any Purchased Company, (iii) is a party to any Proceeding against any Purchased Company or (iv) owes, or is owed, any material amount to or from any Purchased Company (other than compensation and advances made in the Ordinary Course of Business).

Section 3.22. Customers and Suppliers.

(a) Schedule 3.22(a) sets forth a list of the ten (10) largest customers of the Purchased Companies on a consolidated basis (the “Top Ten Customers”), as measured by the dollar value of annual sales volume to such customers for the fiscal year ended September 30, 2021. Except as set forth on Schedule 3.22(a), as of the date of this Agreement, no Top Ten Customer has, or within the twelve (12) months preceding the date of this Agreement has, threatened in writing to cancel, materially adversely modify or otherwise terminate the relationship of such Person with the Purchased Companies.

(b) Schedule 3.22(b) sets forth a list of the ten (10) largest suppliers of the Purchased Companies on a consolidated basis (the “Top Ten Suppliers”), as measured by the dollar value of net purchases from such suppliers for the fiscal year ended September 30, 2021. Except as set forth on Schedule 3.22(b), as of the date of this Agreement, no Top Ten Supplier has, or within the twelve (12) months preceding the date of this Agreement, threatened in writing to cancel, or otherwise terminate the relationship of such Person with the Purchased Companies. The Purchased Companies do not have any Contracts with suppliers incorporated in China.

Section 3.23. Government Contracts and Bids.

(a) Schedule 3.23(a) lists all: (i) Government Contracts that (x) involve annual aggregate consideration paid to a Purchased Company reasonably expected to be in excess of $2,000,000 and (y) the period of performance of which has not yet expired or terminated or for which final payment, acceptance, and closeout has not yet been received (the “Current Government Contracts”); (ii) all Government Bids submitted by a Purchased Company reasonably expected to result in an award valued in excess of $2,000,000 of aggregate consideration and for which no award has yet been made; and (iii) all Teaming Agreements that are currently in force. With respect to each Current Government Contract, Schedule 3.23(a) lists (A) the contract number, (B) the award date and (C) the contract end date. To the Knowledge of the Seller, all of the Current Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect. Except for those documents that may not be provided consistent with applicable Law (including, without limitation U.S. Laws governing the National Industrial Security Program), The Purchased Companies have made available to Buyer correct and complete copies of all Current

Government Contracts and Teaming Agreements required to be listed on Schedule 3.23(a). Each scheduled Current Government Contract and Teaming Agreement is enforceable in accordance with its terms against the Purchased Companies party thereto and, to the Knowledge of the Seller, the other parties thereto, and was entered into in the Ordinary Course of Business. In the three (3) years preceding the date of this Agreement, all representations and certifications executed, acknowledged or set forth in Government Bids listed in Schedule 3.23(a) were current, accurate, and complete, in each case in all material respects, as of the date such representations and certifications were made.

(b) Protests. The Current Government Contracts (or, where applicable, prime Government Contracts under which any Current Government Contracts were awarded) and the Government Bids scheduled in Schedule 3.23(a) are not currently as of the date of this Agreement the subject of bid or award protest Proceedings or size protest Proceedings.

(c) Compliance with Contracts. Except as set forth in Schedule 3.23(c) as of the date of this Agreement and in the five (5) years preceding the date of this Agreement, (i) each Purchased Company has been, and is currently, in compliance in all material respects with the terms and conditions of each Government Contract and Government Bid to which such Purchased Company is a party, and has been performing in all material respects all obligations required to be performed by it thereunder; (ii) each Purchased Company has been, and is currently, in compliance with all Laws, in all material respects, made applicable to a Purchased Company as a result of the Company’s performance of Government Contracts or the submission of Government Bids, including, without limitation, the Anti-Kickback Act, the Procurement Integrity Act, the civil False Claims Act, the Truthful Cost and Pricing Statute (formerly known as the Truth in Negotiations Act), applicable provisions of the Federal Acquisition Regulation (including any applicable agency supplements), the Service Contract Act, the Davis Bacon Act, Executive Orders applicable to a Purchased Company’s Government Contracts, the National Industrial Security Program Operating Manual, the Cost Accounting Standards Board Regulations, and the requirements of 31 U.S.C. § 1352 and similar Laws governing lobbying activities by government contractors.

(d) Notice of Non-Compliance. In the five (5) years preceding the date of this Agreement, (A)(i) no Purchased Company has received any written show cause, cure or default notice relating to a Government Contract that remains unresolved; (ii) no termination for default, cure notice or show cause notice has been issued or threatened, in each case, in writing, with respect to any Government Contract or Government Bid; and (iii) all invoices and claims (including, without limitation, requests for progress payments and provisional costs payments) submitted under each Government Contract were accurate in all material respects as of their submission date; and (B) none of the execution, delivery or performance by Seller of this Agreement and the other documents contemplated hereby materially conflicts with or would result in a material breach of or material default under any Current Government Contract.

(e) Suspension and Debarment. In the three (3) years preceding the date of this Agreement, none of the Purchased Companies or any of their respective managers, directors, owners, officers, supervisors, or employees in connection with the performance of their duties for or on behalf of the Purchased Companies has been debarred, suspended or, to the Knowledge of the Seller, proposed for suspension or debarment from bidding on any government contract, declared non-responsible or ineligible or otherwise excluded from participation in the award of any government contract, or for any reason listed on the List of Parties Excluded from Federal Procurement and Non-Procurement Programs (currently maintained on the website SAM.gov). In the three (3) years preceding the date of this Agreement, to the Knowledge of the Seller no debarment, suspension or exclusion proceeding has been initiated against any Purchased Company, or any of its managers, directors, owners, officers, supervisors, or employees in connection with the performance of their duties for or on behalf of such Purchased Company.

(f) Audits, Investigations and Enforcement Actions. Except as set forth in Schedule 3.23(f), in the five (5) years prior to the date of this Agreement, (i) no Purchased Company has undergone, or is currently undergoing, any audit, review, inspection, investigation, survey or examination of records undertaken by any Governmental Entity relating to any Government Contracts; (ii) no Purchased Company has received written notice of any investigation or review of a Purchased Company undertaken by any Governmental Entity relating to any Government Contract; and (iii) no Purchased Company has received any written notice that it is or was being specifically audited or investigated by the Government Accountability Office, the Defense Contract Audit Agency of the United States Government, the U.S. Congress, any state or federal agency Inspector General, any state Attorney General, the contracting officer with respect to any Current Government Contract, or the Department of Justice (including any United States Attorney). In the five (5) years preceding the date of this Agreement, no Purchased Company has received written credible evidence of any misconduct reportable to a Governmental Entity under Federal Acquisition Regulation Section 52.203-13, and no Purchased Company has made such a report to a Governmental Entity.

(g) Facility and Personnel Security Clearances. Schedule 3.23(g) contains, by facility, a list of the facility security clearances held by a Purchased Company. The scheduled facility security clearances are sufficient to allow the Purchased Companies to perform the Current Government Contracts. In addition, the Purchased Companies’ employees and consultants have sufficient personnel security clearances to perform the Current Government Contracts.

(h) Cybersecurity. Except as set forth in Schedule 3.23(h),

(i) The Purchased Companies maintain and materially comply with commercially reasonable organizational, physical, administrative, and technical security safeguards, including written information security, incident response, backup and disaster recovery policies, consistent with industry standards for the industries in which the Purchased Companies operates and that are required under and that comply with applicable Privacy and Data Security Requirements, that are reasonably designed to protect Personal Information held by the Purchased Companies against any Security Incident. The Purchased Companies regularly perform security assessments and penetration testing of their IT Assets, and have remediated all external facing high, critical or medium vulnerabilities or deficiencies. The Purchased Companies enter agreements with third parties that process Personal Information on their behalf that require such third parties to implement and maintain commercially reasonable organizational, physical, administrative, and technical security safeguards for processing Personal Information consistent with Privacy and Data Security Requirements.

(ii) For the five (5) years preceding the date of this Agreement, the Purchased Companies have complied in all material respects with applicable contractual requirements (such as the Department of Defense FAR Supplement 252.204-7012) concerning the safeguarding of Personal Information or confidential information and IT Assets held by the Purchased Companies.

(i) Cyber Incidents. To the Knowledge of the Seller, since April 18, 2019, the Purchased Companies have not experienced a Security Incident that triggered reporting requirements defined by applicable contract, such as the Department of Defense FAR Supplement 252.204-7012, or required by applicable Data Privacy and Security Requirements.

(j) Privacy. The Purchased Companies are and have been since April 18, 2019 in material compliance with all applicable Privacy and Data Security Requirements. The Purchased Companies do not process or transfer Personal Information from, the European Economic Area or the United Kingdom to the United States except in compliance with applicable Privacy and Data Security Requirements. Since April 18, 2019, none of the Purchased Companies have been subject to or received written notice of any complaints, lawsuits, investigations or claims alleging a material violation of any Privacy and Data Security Requirements or, to the Knowledge of the Seller, with respect to unresolved data subject requests, and there are no such pending or, to the Knowledge of the Seller, threatened in writing complaints, lawsuits, investigations or claims, or the Knowledge of the Seller, any fact or circumstance that would reasonably be expected to result in any such complaints, lawsuits, investigations or claims. To the Knowledge of the Seller, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby comply, and will comply, in all material respects with all applicable Privacy and Data Security Requirements.

(k) Organizational Conflicts of Interest and Ethics. In the five (5) years preceding the date of this Agreement, no Purchased Company has performed any activities under any Government Contract, nor has had any other relationship with any other Person or entity, that at the time constituted an “Organizational Conflict of Interest” (as defined by Federal Acquisition Regulation 9.501) that was not otherwise mitigated, disclosed or waived or a violation of the Procurement Integrity Act (41 U.S.C. §§ 2101 – 2107). There are no Organizational Conflicts of Interest mitigation, avoidance, or neutralization plans that would render a Purchased Company ineligible to participate on future Government Contracts or programs. In the five (5) years preceding the date of this Agreement, the Purchased Companies have complied with all Laws and terms of Current Government Contracts relating to the hiring of former government employees and, to the Knowledge of the Seller, no Purchased Company employee is in violation of Laws relating to post-government employment restrictions.

(l) Domestic Preference. The Purchased Companies are in compliance with all Laws and terms of Current Government Contracts, in all material respects, (and have been in compliance with similar terms in Government Contracts for the five (5) years preceding the date of this Agreement) relating to domestic preference purchasing and compliance requirements, including but not limited to the Buy American Act, Trade Agreements Act, the Berry Amendment, and 10 U.S.C § 2533a with respect to specialty metals.

(m) Business Systems and Supply Chain Assurance. For the five (5) years preceding the date of this Agreement, the Purchased Companies have developed and currently maintain business systems required by their Current Government Contracts in Schedule 3.23(a). The Purchased Companies, if applicable, are currently in material compliance with the Department of Defense Major Business Systems Rule, and have been in material compliance with such rules during the five (5) years preceding the date of this Agreement. The Purchased Companies have conducted a “reasonable inquiry” (as defined in Federal Acquisition Regulation Section 52.204-25) into their sales, suppliers, and internal use sufficient to accurately represent to all relevant Governmental Entities that they do not supply or use “covered telecommunications equipment or services” as defined in Federal Acquisition Regulation Section 52.204-25. The Purchased Companies are also in material compliance, and have been in material compliance for the three (3) years preceding the date of this Agreement, with all applicable Defense Federal Acquisition Regulation Supplement provisions relating to sources of electronic parts and counterfeit electronic parts.

(n) Cost Accounting. For the five (5) years preceding the date of this Agreement, the Purchased Companies have proposed annual provisional billing rates and annual incurred cost proposals as required by their Government Contracts. Schedule 3.23(n) lists the status of final indirect rate settlement negotiations for each of the five (5) fiscal years preceding the date of this Agreement. If required by Law or the terms of Current Government Contracts, the Purchased Companies have submitted and received Governmental Entity approval for Cost Accounting Standard Disclosure Statements and have conducted their cost accounting in compliance with such disclosure statements. Except as disclosed in Schedule 3.23(n), no Governmental Entity has, in the five (5) years preceding the date of this Agreement, disallowed or requested repayment of more than $100,000 in costs pursuant to an audit of an incurred cost proposal.

(o) Government Contracts Disputes. Schedule 3.23(o) lists all claims outstanding as of the date of this Agreement under the Contract Disputes Act, 41 U.S.C. §§ 7101-7109 or requests for equitable adjustment by or asserted in writing against a Purchased Company, on the one hand, and a Governmental Entity, prime contractor, subcontractor or vendor, on the other hand, arising under any Government Contract, and there are no outstanding disputes with any U.S. Governmental Entity under the Contract Disputes Act, 41 U.S.C. §§ 7101-7109. Except as disclosed in Schedule 3.23(o), no Governmental Entity and no prime contractor or higher tier-subcontractor under a Current Government Contract is withholding or setting off, or attempting to withhold (other than in the Ordinary Course of Business) or set off, more than $100,000 otherwise due to a Purchased Company under any Current Government Contract. Except in the context of termination settlement proposals currently under negotiation and disclosed in Schedule 3.23(o) (including the contract number or identifier, the contracting parties, and the amount proposed in dispute), during the five (5) years preceding the date of this Agreement, there has not been any withholding or setoff in an amount greater than $100,000 of any payment by a Governmental Entity, prime contractor or higher-tier subcontractor of any payments due to the Company under any Government Contract.

(p) COVID-19 Government Contracts Issues. The Company has not requested from a Governmental Entity or higher-tier contractor any reimbursement for paid leave to keep employees denied access to the workplace in a ready state due to COVID-19 pursuant to Section 3610 of the CARES Act.

Section 3.24. Anti-Bribery and International Trade Control Compliance.

(a) The Purchased Companies and their respective directors, officers, and employees, and, to the Knowledge of the Seller, agents, representatives or other Persons acting on behalf of the Purchased Companies, are, and have been since April 18, 2017 in compliance with the anti-bribery Laws of each jurisdiction in which the Purchased Companies operate or have operated including, but not limited to, the (Indian) Prevention of Corruption Act, 1988, the (Indian) Prevention of Money Laundering Act, 2002 and the relevant provisions of the (Indian) Companies Act, 2013 (“Anti-Bribery Laws”). Since April 18, 2017, the Purchased Companies and their directors, officers, and employees, and, to the Knowledge of the Seller, agents, representatives or other Persons acting on behalf of the Purchased Companies, have not paid, offered or promised to pay, or authorized or ratified the payment or transfer, directly or indirectly, of any monies or anything of value to any Public Official for the purpose of corruptly influencing any act or decision of such Public Official or of a Governmental Entity to obtain or retain business, to direct business to any Person, or to secure any other improper benefit or advantage from any Person, in each case, in violation of any Anti-Bribery Laws. The Purchased Companies are not subject, and since April 18, 2017 have not been subject, to any Proceedings, or made any voluntary disclosures to any Governmental Entity, involving the Purchased Companies relating to the Anti-Bribery Laws. The Purchased Companies have instituted and maintained policies and procedures reasonably designed to ensure compliance with Anti-Bribery Laws.

(b) Except as disclosed in Schedule 3.24(b), the Purchased Companies are, and have been since April 18, 2017 in compliance with all applicable trade and defense control compliance Laws, in all material respects, including but not limited to: (a) U.S. Laws governing the exportation of goods, technology, software, and services, including the Export Administration Regulations (15 C.F.R. § 730 et seq.) and the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.); (b) U.S. Laws governing the importation of goods, including laws administered by U.S. Customs and Border Protection; (c) U.S. Laws governing economic sanctions, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) codified at 31 C.F.R. Part 500 et. seq., and the U.S. Department of State; and (d) U.S. Laws governing the National Industrial Security Program, including the National Industrial Security Program Operating Manual codified at 32 C.F.R. Part 117 et. seq. and other programs administered by the Defense Counterintelligence and Security Agency (collectively, “Trade and Defense Compliance Laws”). Since April 18, 2017, the Purchased Companies have not engaged in any prohibited dealings or transactions, directly or indirectly: (1) with any Person that at the time of the dealing or transaction was the subject of any trade or economic sanctions administered or enforced by the U.S. Government, including, without limitation OFAC and the U.S. Department of State (collectively, “Sanctions”); (2) or in any jurisdiction that is, or in the last five (5) years was, the subject of comprehensive Sanctions at the time of the dealing or transaction, including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea, Donetsk and Luhansk Regions of Ukraine. The Purchased Companies are not subject, and in the past five (5) years have not been subject, to any Proceedings. The Purchased Companies have instituted and maintained policies and procedures reasonably designed to ensure compliance with Trade and Defense Compliance Laws.

(c) No Purchased Company directly sources electronic assemblies, subassemblies, components, or other electronic parts from the People’s Republic of China. The Purchased Companies are in material compliance, and have been in material compliance since April 18, 2019, with all applicable Defense Federal Acquisition Regulation Supplement provisions relating to prohibited Chinese sources and counterfeit electronic parts.

Section 3.25. Products.

(a) Except as disclosed in Schedule 3.25(a), the Purchased Company Products since April 18, 2019 have been, in all material respects, sold by the Purchased Companies in conformity with all applicable contractual commitments and all express warranties. Since April 18, 2019, none of the Purchased Companies has undertaken any product recall (whether voluntary or required by a Governmental Entity) and no Purchased Company Product is subject to a recall required by a Governmental Entity.

(b) There is no, and since April 18, 2019 there have not been any Proceedings alleging product liability, product recall or similar claims by any third party arising with respect to the Purchased Company Products (other than claims not in excess of $100,000, individually, or $500,000, in any annual period).

Section 3.26. Internal Controls.(a) The Purchased Companies maintain accurate Books and Records reflecting their assets and liabilities and maintain proper and adequate internal accounting controls which provide assurance, in all material respects, that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Purchased Companies and to maintain accountability for the Purchased Companies’ assets, and (iii) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b) No Purchased Company is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among any Purchased Companies, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Purchased Companies in the consolidated financial statements of the Purchased Companies.

Section 3.27. Limitations on Representations and Warranties. Except as expressly set forth in Article III or this Section 3.27, in any Ancillary Agreement or in the officer’s certificate delivered to Buyer pursuant to Section 8.2(c), neither the Sellers nor any other Person has made or makes (and each of them expressly disclaims) any representation or warranty, express or implied, written or oral, at Law or in equity, with respect to the Sellers, the Purchased Companies or any of their Affiliates, or any of their respective assets, liabilities, businesses, operations, future revenue, profitability or success, including in respect of the correctness, accuracy or completeness of any information made available, or to be furnished or made available (including by way of any documents, information or materials included or referred to in the Data Room, the Confidential Information Presentation or otherwise), or statement (including any amendments thereto) made, by the Sellers, any of their Affiliates or their respective Representatives in connection with the transactions contemplated herein, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers as follows:

Section 4.1. Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer (a) has all requisite power and authority to own and operate its properties and assets and to carry on its business as currently conducted, and (b) is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except for such failure to be so qualified, licensed or in good standing, or to have such power or authority that would not, individually or in the aggregate, reasonably be expected to materially adversely affect Buyer’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

Section 4.2. Authorization. Buyer has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it is a party has been duly and validly authorized by Buyer and no additional corporate or shareholder authorization or consent by Buyer is required in connection therewith. No vote of Buyer’s shareholders is required to approve this Agreement or for Buyer to consummate the transactions contemplated hereby.

Section 4.3. Binding Effect. This Agreement and each of the Ancillary Agreements to which a Buyer is party, when executed and delivered by the parties thereto (assuming the due authority, execution and delivery by the other parties thereto), constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 4.4. Regulatory Approvals. Except as set forth on Schedule 4.4 (the “Buyer Regulatory Approvals” and, together with the Seller Regulatory Approvals, the “Regulatory Approvals”), no Governmental Authorization or filing is required to be obtained by Buyer from, or to be given by Buyer to, or made by Buyer with, any Governmental Entity or securities exchange, as a result of the execution, delivery or performance by Buyer of this Agreement or the Ancillary Agreements to which it is a party, in each case except for such Governmental Authorization or filings that if failed to be obtained, given or made would not, individually or in the aggregate, reasonably be expected to materially adversely affect Buyer’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

Section 4.5. Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the Organizational Documents of Buyer, (b) assuming the receipt of all Regulatory Approvals, materially conflict with, or result in the material breach of, or constitute a material default under, or result in the termination, cancellation or acceleration or require any notice under (whether after the filing of notice or the lapse of time or both) any Contract to which Buyer is a party or result in the creation of any Lien upon any of its assets or (c) assuming the receipt of all Regulatory Approvals, materially violate or result in a material breach of or constitute a material default under any Law or Governmental Authorization to which Buyer is subject, which in the case of each of the foregoing clauses (b) and (c), would reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of Buyer to perform its obligations under this Agreement or the Ancillary Agreements to which it is a party, or prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.6. Finders’ Fees. Except for fees payable to the Persons listed on Schedule 4.6, there is no fee or commission payable by the Buyer to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its respective Affiliates in connection with the transactions contemplated hereby.

Section 4.7. Proceedings and Claims. There are no Proceedings pending or, to Buyer’s Knowledge, threatened against Buyer and Buyer is not subject to any Proceeding that would, individually or in the aggregate, reasonably be expected to prevent or materially delay Buyer’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

Section 4.8. Financial Capability. Buyer has, and has no reason to believe it will not continue to have at all times up to and through the Closing, sufficient funds and adequate financial resources immediately available to satisfy its monetary and other obligations under this Agreement, and to make all other payments required by the terms hereof, to pay all related fees and expenses in connection with this Agreement and the transactions contemplated hereby and to otherwise consummate the transactions contemplated hereby. Buyer acknowledges that the obligations of Buyer under this Agreement are not contingent upon or subject to any conditions regarding Buyer or its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

Section 4.9. Solvency. Assuming (a) the representations and warranties set forth in Article III are true and correct, (b) compliance in all material respects by the Sellers with their obligations hereunder, and (c) the satisfaction of the conditions to Buyer’s obligations to consummate the transactions contemplated by this Agreement set forth in Section 8.1 and Section 8.2, and (d) immediately prior to the Closing, the Purchased Companies are (i) able to pay their respective debts as they become due and own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (ii) have adequate capital to carry on their respective businesses, then, immediately after giving effect to the Closing (and any transactions related thereto or incurred in connection therewith), each of Buyer and the Purchased Companies (x) shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (y) each of Buyer and the Purchased Companies shall have adequate capital to carry on their respective businesses. Buyer is not contemplating either the filing of a petition under any state or federal bankruptcy or insolvency law or liquidating all or a material portion of its property, and to Buyer’s Knowledge, no Person is contemplating the filing of any such petition against it, or any of its assets. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or, following the Closing, any of the Purchased Companies.

Section 4.10. No Foreign Ownership, Control or Influence. Buyer is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof, and, except as set forth on Schedule 4.10, is not under foreign ownership, control or influence as defined in the National Industrial Security Program Operating Manual.

Section 4.11. Limitations on Representations and Warranties. Except as expressly set forth in this Article IV or in this Section 4.11, in any Ancillary Agreement or in the officer’s certificate delivered to the Sellers pursuant to Section 8.3(c), Buyer makes no representation or warranty, express or implied, at Law or in equity, with respect to itself or any of its Affiliates, or any of their respective assets, liabilities, businesses or operations, and any such other representations or warranties are hereby expressly disclaimed. Buyer acknowledges and agrees that, except as expressly set forth in Article III or in the officer’s certificate delivered to Buyer pursuant to Section 8.2(c), none of Purchased Companies, the Sellers nor any other Person has made any representation or warranty, express or implied, written or oral, at Law or in equity, with respect to itself, the Sellers, the Purchased Companies or any of their other Affiliates, or any of their respective assets, liabilities, businesses, operations, future revenue, profitability or success, including in respect of the correctness, accuracy or completeness of any information made available, or to be furnished or made available (including by way of any documents, information or materials included or referred to in the Data Room, the Confidential Information Presentation or otherwise), or statement made, by the Sellers or any of its respective Affiliates or their respective Representatives in connection with the transactions contemplated herein. Buyer and its Representatives have had access to and the opportunity to review all of the documents in the Datasite Diligence virtual data site labeled “Project Talon” (the “Data Room”). Notwithstanding anything to the contrary herein, this Section 4.11 shall survive the Closing.

ARTICLE V

COVENANTS

Section 5.1. Access and Reports.

(a) Subject to applicable Law, upon reasonable advance written notice from Buyer to Griffon, Griffon shall, and shall cause the Purchased Companies to, afford Buyer’s officers and other authorized Representatives (subject to entry into customary access and indemnification letters) reasonable access to the properties, Books and Records and Contracts of the Purchased Companies during normal business hours throughout the period from the date hereof until the earlier to occur of the Closing Date and the termination of this Agreement in accordance with Article X and, during such period, Griffon shall and shall cause the Purchased Companies to make available to Buyer all information concerning the operations, properties and personnel of the Purchased Companies as Buyer may reasonably request; provided that the foregoing shall not require Griffon or the Purchased Companies to (i) provide access to any Books and Records to the extent such Books and Records do not pertain to the business of the Purchased Companies, (ii) permit any inspection, or to disclose any information, that in the reasonable judgment of Griffon would result in the disclosure of any trade secrets or violate any of its obligations with respect to confidentiality, (iii) disclose any privileged information of the Purchased Companies or any of their respective Affiliates, (iv) permit any environmental sampling or testing, including, but not limited to sampling of soil, soil gas, groundwater, surface water, air or building materials or other intrusive investigations of the Leased Real Property, (v) take any action that would cause material disruption to the business of the Purchased Companies or any of their respective Affiliates or cause competitive harm to the Sellers, the Purchased Companies or their respective Affiliates, (vi) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the Closing Date, (vii) provide access to any information to the extent related to the sale process conducted by Griffon or any of its Affiliates vis-a-vis any Person other than Buyer, or the Sellers’ or any of their Affiliates’ (or their Representatives’) evaluation of the business of the Purchased Companies in connection therewith, (viii) provide access or permit any inspection to the extent the Griffon or any of the Purchased Companies determine that such access or inspection would jeopardize the health or safety of any officers, directors, employees, consultants, or other service providers or (ix) disclose any information that Griffon reasonably determine upon the advice of counsel should not be disclosed due to its competitively sensitive nature other than on an “outside counsel only” or other customary “clean team” basis. All requests for information made pursuant to this Section 5.1 shall be directed to Seth L. Kaplan, and all such information shall be governed by the terms of Section 5.4 and the Confidentiality Agreement. This Section 5.1 shall not apply to access to any Tax Return, Tax information or other Tax matter, which shall be governed exclusively by Article VII.

(b) From and after the Closing until the date that is seven (7) years after the Closing Date, subject to applicable Law, upon reasonable notice from Griffon to Buyer, Buyer shall afford the Sellers and the Sellers’ officers and other authorized Representatives, during normal business hours, reasonable access to the properties, Books and Records and Contracts of the Purchased Companies with respect to periods or occurrences prior to the Closing, and shall make available, and cause the Purchased Companies to make available promptly to such Person all information concerning the operations, properties and personnel of the Purchased Companies as the Sellers may reasonably request for purposes of complying with any applicable Tax, financial reporting or regulatory requirements or any other reasonable business purpose. Unless otherwise consented to in writing by Griffon, Buyer shall not, and shall cause the Purchased Companies not to, for a period of seven (7) years following the Closing, destroy, alter or otherwise dispose of any of the Books and Records and Contracts of the Purchased Companies with respect to any period prior to the Closing Date without first offering to surrender to Griffon such Books and Records and Contracts or any portion thereof which Buyer or Purchased Companies may intend to destroy, alter or dispose of.

Section 5.2. Efforts to Consummate; Certain Governmental Matters.

(a) Griffon, on the one hand, and Buyer, on the other hand, shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to obtain and to cooperate in obtaining any approvals required under Competition/Investment Law in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement and as required to consummate the transactions contemplated hereby. All HSR Act and all transaction notification fees and other filing fees required by any other Competition/Investment Law shall be borne by Buyer and Seller equally (50/50). Each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five (5) Business Days after the date hereof and shall make as promptly as practicable any other appropriate submissions that may be required under any other Competition/Investment Law. Each party hereto shall use its reasonable best efforts to cooperate with the other parties hereto in such other parties’ efforts to obtain any approvals required under Competition/Investment Law as are required in connection with the consummation of the transactions contemplated hereby and agrees that it shall not, and shall cause its Affiliates not to, willfully take any action or enter into any transaction that will have the effect of delaying, impairing or preventing the consummation of the transactions contemplated hereby.

(b) Each party shall respond as promptly as practicable to any reasonable inquiries received from the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), the Federal Trade Commission or any other Governmental Entity for additional information or documentation and to all reasonable inquiries and requests received from any Governmental Entity in connection with the transactions contemplated hereby.

(c) Each party shall use its reasonable best efforts to obtain all approvals required under Competition/Investment Law necessary to consummate the transactions contemplated by this Agreement and to avoid or eliminate each and every impediment and any proceeding instituted or threatened by a Governmental Entity or private party under the HSR Act or any other Competition/Investment Law that is asserted with respect to the transactions contemplated by this Agreement or any Ancillary Agreement so as to enable the consummation of such transactions to occur as expeditiously as possible and, in any event, by the Closing Date. For the avoidance of doubt, neither the Sellers nor the Purchased Companies, shall be obligated to take any such action, unless the taking of such action is expressly conditioned upon the consummation of the transactions contemplated in this Agreement and any Ancillary Agreement.

(d) Subject to the terms and conditions set forth in this Agreement, the parties hereto shall use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, or reasonably advisable on its part under this Agreement and the Ancillary Agreements and applicable Law to satisfy the conditions to Closing, and to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as soon as practicable. For the avoidance of doubt, nothing in this Section 5.2 will require any party to waive any condition to such party’s obligation to consummate the transactions contemplated by this Agreement set forth in Article VIII.

(e) Subject to applicable Law, each of the parties hereto shall keep the other party apprised of the status of matters relating to consummation of the transactions contemplated hereby, including (i) promptly notifying the other of any facts, circumstances or other reason that would prevent the receipt of any approvals required under Competition/Investment Law or any other applicable Law for the timely consummation of transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) promptly furnishing the other party with copies of notices or other communications received from any third party or any Governmental Entity with respect to the transactions contemplated by this Agreement and the Ancillary Agreements; provided that any such notices furnished by the parties hereto to one another may be redacted or provided on an “outside counsel only” basis to the extent necessary, either to comply with applicable Law or to protect the confidentiality of information that if furnished would not materially facilitate the other party’s understanding of the status of matters relating to consummation of the transactions contemplated hereby. The parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other Competition/Investment Law or other applicable Law. None of the parties hereto shall permit any of its officers or any other Representatives or agents to participate in any meeting with any Governmental Entity with respect to any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other parties hereto the opportunity to attend and participate thereat. Notwithstanding the foregoing, subject to reasonable consultation and considering in good faith the views expressed by the Griffon and its advisors, Buyer shall make the final determination as to the appropriate course of action regarding obtaining clearance from any Governmental Entity under any of the Competition/Investment Laws and resolving any investigation or other inquiry of any Governmental Entity under any of the Competition/Investment Laws.

(f) From and after the date hereof, Griffon shall use commercially reasonable efforts to prepare and file all notices, reports, statements, applications and other filings (other than Tax Returns) set forth in Schedule 3.3 (to the extent designated on such Schedule as “Pre-Closing” but excluding any filings with respect to the HSR Act, which shall be governed by the other provisions of Section 5.2), and Buyer shall (and after the Closing Date shall cause the Purchased Companies to) use commercially reasonable efforts to prepare and file all notices, reports, statements, applications and other filings (other than Tax Returns) set forth in Schedule 3.3 (to the extent designated on such Schedule as “Post-Closing”) and Schedule 4.4 (but excluding any filings with respect to the HSR Act, which shall be governed by the other provisions of Section 5.2) (such items set forth on Schedule 3.3 and Schedule 4.4, in each case excluding any filings with respect to the HSR Act, collectively, the “Transaction Filings”); provided, however, that prior to filing all such notices, reports, statements, applications and other filings, Buyer and Griffon shall each provide drafts thereof to the other party and shall file such notices, reports, statements, applications and other filings only after receiving such other party’s approval of such notices, reports, statements, applications and other filings, which approval shall not be unreasonably withheld, conditioned or delayed. Griffon will promptly deliver to Buyer a copy of each such notice, report statement, application and other filings and each such consent or approval obtained prior to the Closing. Each party hereto shall use its reasonable best efforts to cooperate with the other parties hereto in such other parties’ efforts to prepare and file the Transaction Filings. To the extent any of the approvals set forth in Schedule 5.2(f) are not obtained at or prior to Closing, subject to

Section 9.3, Griffon shall following the Closing and for a period of three (3) years after the Closing, indemnify and hold harmless the Buyer from and against any Losses actually incurred by Buyer or the Purchased Companies (the “FCC Indemnified Losses”) arising from the failure to obtain such approval prior to Closing.

(g) Subject to applicable Law and except as required by any Governmental Entity, none of parties hereto shall (i) agree to extend any waiting period under the HSR Act without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, conditioned or delayed), (ii) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement or any Ancillary Agreement without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, conditioned of delayed) or (iii) take any other action that would be reasonably likely to prevent or delay the receipt of any approvals required under Competition/Investment Law, in each case, to the extent necessary for the timely consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(h) The parties hereto agree that neither the Purchased Companies, the Sellers nor any of their respective Affiliates shall have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any such Regulatory Approvals (except in the case of a failure by any party to comply with this Section 5.2) that may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements or because of the termination of any Contract or Governmental Authorization solely as a result thereof. Buyer further agree that no representation, warranty or covenant of the Purchased Companies or the Sellers contained herein shall be breached or deemed breached as a result of (i) the failure to obtain any such Regulatory Approvals, (ii) any such termination or (iii) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Regulatory Approvals or any such termination.

(i) Except as expressly stated otherwise in this Agreement, in connection with the exercise of any reasonable best efforts or other standard of conduct pursuant to this Agreement, prior to the Closing, neither the Sellers nor any of their Affiliates shall be required, in respect of any provision of this Agreement, to pay any fees, expenses or other amounts to any Governmental Entity or any party to any Contract (excluding, for the avoidance of doubt, ordinary course fees and expenses of their respective attorneys and advisors).

Section 5.3. Interim Operation Covenants. Except (a) as required by applicable Law or any Governmental Entity, (b) as otherwise contemplated by this Agreement or any Ancillary Agreement, (c) as Buyer may consent, which consent may not unreasonably be withheld, conditioned or delayed, (d) for repayments, redemptions or repurchases of loans or other obligations under the Funded Indebtedness, or amendments, refinancings, restatements or extensions of any Funded Indebtedness or documents therefor, (e) for the declaration or payment of cash distributions (for a customary cash sweep in the Ordinary Course of Business), (f) for any COVID Action or (g) as set forth on Schedule 5.3, during the period from the date hereof until the earlier of the Closing Date and termination of this Agreement in accordance with Article X:

(i) the Sellers shall use commercially reasonable efforts to cause the Purchased Companies to conduct the business of the Purchased Companies (taken as a whole) in the Ordinary Course of Business in all material respects;

(ii) Griffon agrees to use commercially reasonable efforts to cause the Purchased Companies to assist the Buyer in developing compensation packages for key employees of the Purchased Companies, as identified through the collaboration of the Purchased Companies and the Buyer, that are intended to incent such key employees to remain in the employ of the Purchased Companies after the Closing Date; and

(iii) the Sellers shall not permit any Purchased Company to:

(1) amend its Organizational Documents;

(2) implement or adopt any change in the accounting principles, practices or methods, other than as may be required by Law, a change in GAAP, or the auditors of the Purchased Companies or their Affiliates;

(3) terminate, enter into, establish, adopt or materially amend any material Benefit Plan, or materially increase the compensation or benefits of any Employee, other than, in any such case, (A) as would not result in liability to any Purchased Company following the Closing, (B) to the extent paid in cash or prior to the Closing or to the extent included in either Transaction Related Expenses or Funded Indebtedness, (C) in the Ordinary Course of Business of the applicable Purchased Company for non-officer employees, (D) in the case of new hires or promotions whose base salary does not exceed $150,000 or new hires for positions listed on Schedule 5.3(iii)(3) or (E) as required by Law or by any Benefit Plan in effect as of the date of this Agreement or hereafter adopted in compliance with the terms of this Agreement;

(4) initiate any Proceeding, or compromise, settle, commence, discharge, waive, release, or assign or agree to settle or enter into any waiver, compromise, release, assignment or settlement of any pending or threatened Proceeding resulting in an obligation of any Purchased Company to pay or asserting claims for damages or other remedies involving a value of more than $100,000 in respect of asserting such claims or compromising, settling or similarly resolving such Proceeding;

(5) form any Subsidiary or directly or indirectly acquire or agree to acquire in any transaction (by merger, consolidation, stock or asset purchase, (other than the purchase of inventory and other assets in the Ordinary Course of Business), or otherwise) any equity interest in or material business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof, or enter into any agreement, arrangement or understanding with respect to any such acquisition, including any confidentiality, exclusivity, standstill or similar agreements;

(6) adopt or enter into any partnership, limited liability company or joint venture agreement with any Person;

(7) issue any additional shares of, redeem, change, purchase or otherwise acquire its own capital stock or equity interests, or any options, warrants, convertible securities or other rights exercisable therefor or convertible thereinto, other than in respect of any options, warrants, convertible securities or other rights that are outstanding on the date hereof or that are issued to any other Purchased Company;

(8) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or authorize or undertake a dissolution, consolidation, recapitalization, merger, liquidation, or other reorganization or restructuring of its corporate structure;

(9) incur any indebtedness for borrowed money to the extent such indebtedness does not constitute a current liability under the Accounting Principles, excluding (A) any such indebtedness that will be paid on or prior to the Closing Date, (B) any such indebtedness that is Funded Indebtedness and (C) any such indebtedness with respect to letters of credit, hedging transactions or capital leases that are required to be recorded on the balance sheet of the Purchased Companies in accordance with GAAP;

(10) make, change or revoke any material Tax election with respect to a Purchased Company, file any material amended Tax Return or refund claim, adopt or change any Tax accounting period in respect of material Taxes, adopt or change any material method of accounting for Tax purposes, settle or compromise any claim for a material amount of Taxes, enter into any closing agreement relating to any Tax, agree to an extension or waiver of a statute of limitation period applicable to any material Tax (other than in connection with extensions of time to file Tax Returns obtained in the Ordinary Course of Business), fail to pay any material Tax when it became due and payable, or surrender any right to claim a material Tax refund or credit;

(11) except in the Ordinary Course of Business, or between or among any other Purchased Company, grant or acquire, agree to grant to or acquire from any Person, or dispose of, abandon, cancel, or permit to lapse or expire (except expiration in accordance with an applicable statutory period) any rights to any Purchased Company Intellectual Property Rights material to the Purchased Companies, taken as a whole;

(12) (A) other than purchases and sales of products, inventory and supplies in the Ordinary Course of Business, acquire or agree to acquire, sell, lease (as lessor), license, assign, exchange, pledge, mortgage, encumber, abandon or otherwise transfer or dispose of any tangible or intangible assets (other than real property) in excess of $500,000, in the aggregate (including by merger, consolidation, acquisition of stock or assets), except for sales, dispositions or transfers of products, inventory or obsolete or worn-out equipment in the Ordinary Course of Business; or (B) sell, lease (as lessor), mortgage, pledge, encumber, abandon, sell and leaseback or otherwise transfer or dispose of any Real Property, or any material rights or interests therein;

(13) except to the extent a Material Contract expires in accordance with the express terms of such Material Contract: (A) terminate, cancel or modify or amend (except to accept incremental funding for increased work scope) in any material respect any Material Contract that has a contract backlog value in excess of $100,000 (or such Contract that would have such value if in effect as of the date hereof); or (B) waive, release or assign any material rights under any Material Contract that has a contract backlog value in excess of $100,000 (or such Contract that would have such value if in effect as of the date hereof); provided that, with respect to any Contract that has a contract backlog value in excess of $500,000, Griffon shall promptly notify the Buyer after a Purchased Company has entered into such Contract;

(14) other than in the Ordinary Course of Business, accelerate or alter in any material respect practices and policies relating to the rate of collection of accounts receivable or payment of accounts payable (except for delay in payment of any such payables being contested in good faith by any Purchased Company); or

(15) enter into any Contract to do any of the foregoing.

Section 5.4. Public Disclosure; Confidentiality; Exclusivity.

(a) Notwithstanding anything to the contrary contained in this Agreement, except as may be required to comply with the requirements of any applicable Law or any listing agreement with any national securities exchange to which the disclosing entity is subject, from and after the date hereof, no party hereto shall, and each such party shall cause its Representatives not to, make any press release or similar public announcement or public communication relating to this Agreement unless specifically approved in writing in advance by Buyer and Griffon, which approval shall not be unreasonably withheld, conditioned or delayed; provided, further, however that prior written consent is not required if such press release or public statement is substantially consistent with prior public statements or press releases made in accordance with this Agreement. If any announcement is required by applicable Law or any listing agreement with any national securities exchange to which the disclosing entity is subject to be made by any party hereto, prior to making such announcement such party will, to the extent permitted and practicable, deliver a draft of such announcement to Buyer and Griffon and shall give Buyer and Griffon a reasonable opportunity to comment thereon. In no event shall the foregoing be construed to restrict or prevent Buyer or the Sellers from making communications regarding the transactions contemplated by this Agreement, for the purposes of their respective consideration and negotiation of such transactions, with its and their respective directors, managers, members, limited or general partners, equityholders, officers, employees, agents, financing sources, counsel, advisors or other Representatives, including outside legal counsel, accountants, financial advisors and insurers that in each case are under a duty to keep such communications confidential.

(b) The Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Closing, and the terms and existence of this Agreement and the Ancillary Agreements and the negotiations relating thereto and all documents and information obtained by a party from another party in connection with the transactions contemplated hereby shall be subject to the terms and conditions of the Confidentiality Agreement. At the Closing the Confidentiality Agreement shall terminate and be of no further force and effect.

(c) From the date of this Agreement until the Closing (or until such earlier time as this Agreement is terminated in accordance with Section 10.1), each of the Purchased Companies, on behalf of themselves and their respective Affiliates, and the Sellers, on their own behalf and their Affiliates, agrees that it shall not, and shall use reasonable best efforts to cause its respective officers, directors, employees, owners, agents and Representatives not to, (a) solicit, initiate, continue to negotiate, or knowingly encourage or facilitate, any inquiries or the making of any proposal from a person or group of persons other than Buyer and its Affiliates (and their Representatives) that would constitute, or would reasonably be expected to lead to any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Purchased Company, (ii) the issuance or acquisition of shares of capital stock or other equity securities of any Purchased Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of any Purchased Company’s properties or assets (collectively, a “Third-Party Transaction”), (b) entering into discussions or negotiations with any Person concerning a Third-Party Transaction, or (c) entering into any agreement or understanding, either oral or written, regarding a Third-Party Transaction. Notwithstanding anything in this Agreement to the contrary, a “Third-Party Transaction” shall not include (x) the sale of equity securities, or a sale of all or substantially all of the assets, of Griffon (whether by merger, recapitalization, reorganization or other extraordinary business transaction or combination) that by its terms does not impair the obligations of the Sellers pursuant to this Agreement or (y) the transactions set forth on Schedule 5.4(c).

(d) If this Agreement is, for any reason, terminated prior to the Closing, this Section 5.4 and the Confidentiality Agreement shall survive the termination of this Agreement and continue in full force and effect in accordance with the terms hereof and thereof. The terms of this Section 5.4 shall survive the consummation of the Closing.

Section 5.5. Directors’ and Officers’ Exculpation; Indemnification.

(a) Buyer agrees that all rights to indemnification for acts or omissions occurring prior to the Closing now existing in favor of the current or former directors, officers or managers (or persons holding similar positions) of any Purchased Company currently indemnified by any Purchased Company (collectively, the “Covered Persons”) as provided in the Organizational Documents, indemnity or indemnification agreements, or pursuant to a resolution of the board of directors (or similar governing body) of any Purchased Company, as applicable, shall survive the transactions contemplated by this Agreement or the Ancillary Agreements and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Closing. To the fullest extent permitted by applicable Law, Buyer shall, and shall cause each of the Purchased Companies to, honor such indemnification obligations (including any obligations to advance funds or expenses). Without limiting the foregoing, for a period of not less than six (6) years from the Closing, Buyer shall not, and shall not permit any Purchased Company to, amend, modify or terminate any such Organizational Document, indemnity or indemnification agreements or resolution in any manner that adversely affects any such indemnification rights.

(b) Buyer covenants that it shall from and after the Closing cause the Purchased Companies to the fullest extent permitted by applicable Law to exculpate and hold harmless the Covered Persons, officers, directors or managers (or Persons holding similar positions) of any Purchased Company with respect to acts or omissions occurring prior to the Closing to the fullest extent of such rights now existing in favor of the Covered Persons as provided in the respective Organizational Documents, indemnity or indemnification agreements and any resolution of the board of directors (or similar governing body) of any Purchased Company. Such rights shall survive the transactions contemplated by this Agreement or the Ancillary Agreements and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Closing. Without limiting the foregoing, for a period of not less than six (6) years from the Closing, Buyer shall not, and shall not permit any Purchased Company to, amend, modify or terminate any such Organizational Document, indemnity or indemnification agreements or resolution in any manner that adversely affects any such rights.

(c) Each of Buyer, on behalf of itself and its Subsidiaries (determined after the Closing) and their respective successors, assigns and personal representatives (collectively, the “Releasors”), covenants that none of such Persons shall institute any Proceeding against any of the current or former officers, directors of any Seller or any Purchased Company, in their capacities as such, with respect to any losses or other liabilities, actions or causes of action, judgments, claims and demands of any nature or description in each case to the extent arising from or relating to actions, events or occurrences on or prior to the Closing with respect to the Purchased Companies and/or the business of the Purchased Companies, whether or not such Person would be entitled to indemnification by the Purchased Companies under this Section 5.5 and, effective as of the Closing, each Releasor, to the fullest extent permitted by applicable Law, hereby releases and forever discharges each Seller, their respective Subsidiaries and the directors, officers, employees, agents and Representatives of the Sellers, their respective Subsidiaries and their respective successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all Covered Losses, claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, damages, compensatory damages, liquidated damages, punitive or exemplary damages, damages arising from or related to fraud or fraudulent conduct, other damages, claims for costs and attorney’s fees or liabilities of any nature whatsoever (“Claims”) in law, in equity, by contract, tort or otherwise, or by reason of, relating to or arising from any fact, and which the Releasors now has, has ever had or may hereafter have against the respective Releasees, in each case to the extent arising from or relating to actions, events or occurrences on or prior to the Closing with respect to the Purchased Companies and/or the business of the Purchased Companies , whether or not relating to claims pending at, or asserted after, the Closing, and whether arising under any federal, state or local civil or human rights law, or under any other local, state or federal law, regulation or ordinance, or under any public policy, contract or tort or under common law or any claim for breach of contract, tort, infliction of emotional distress or defamation, or any claim for costs, fees or other expenses, including attorneys’ fees incurred in these matters; provided, however, that notwithstanding anything in this Agreement to the contrary, nothing contained herein shall operate to release any Covered Losses or Claims on account of, arising out of, relating to or under Buyer’s or any Releasor’s rights under any other provision of this Agreement, including, without limitation, any Fraud Claims or any rights to indemnification of Buyer as set forth this Agreement. Buyer acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Buyer acknowledges that such provisions are designed to protect a Person from waiving claims which it does not know exist or may exist. Nonetheless, Buyer agrees that, effective as of the Closing Date, Buyer (on behalf of the Releasors) shall be deemed to waive any such provision.

(d) Notwithstanding anything to the contrary herein, (i) if any Covered Person is entitled to be reimbursed or indemnified by any Person (including by the Sellers or their respective Affiliates) other than Buyer or any Purchased Company (a “Secondary Indemnification Right”), such Covered Person shall not be required to recover from or be indemnified by, or to seek such recovery or indemnification from, any such other Person prior to or as a condition to being indemnified as described in this Section 5.5 and (ii) Buyer, on behalf of its Affiliates, (including, following the Closing, the Purchased Companies) irrevocably waives and agrees not to pursue claims against any Seller, any direct or indirect equityholder of such Seller or their respective Affiliates (whether directly or in subrogation) for contribution with respect to such Secondary Indemnification Rights.

(e) The provisions of this Section 5.5 are (i) intended to be for the benefit of, and shall be enforceable by, each Covered Person, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 5.5 and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. If Buyer, the Purchased Companies or their respective successors or assigns (x) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (y) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer or the Purchased Companies shall assume all of the obligations of Buyer or the Purchased Companies, as applicable, set forth in this Section 5.5.

Section 5.6. Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Article X, Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, Representatives or Affiliates to) contact any employee, independent contractor, consultant, customer, supplier, distributor or other material business relation of any Purchased Company regarding any Purchased Company, their respective business or the transactions contemplated by this Agreement without the prior written consent of Griffon, except to the extent such contact is unrelated to the transactions contemplated hereby or is otherwise expressly permitted by this Agreement.

Section 5.7. Further Assurances. From time to time, as and when requested by any party hereto, the parties hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as a party hereto may reasonably deem necessary or desirable in order to carry out the intent and accomplish the purposes of this Agreement and, subject to the conditions of this Agreement, the consummation of the transactions contemplated hereby. For the avoidance of doubt, nothing in this Section 5.7 will require any party to waive any condition to such party’s obligation to consummate the transactions contemplated by this Agreement set forth in Article VIII. Sellers shall, and shall cause the Purchased Companies to, and shall use commercially reasonable efforts to cause its and their respective Representatives to, provide such reasonable cooperation and assistance to Buyer with respect to Buyer obtaining Buyer’s Insurance Policy as reasonably requested by Buyer and at Buyer’s sole cost and expense.

Section 5.8. Seller Marks. As soon as reasonably practicable after the Closing but in no event later than forty-five (45) days (or fifteen (15) days with respect to electronic uses) after the Closing, Buyer shall, and shall cause the Purchased Companies to, (i) cease all use of any trademarks and service marks that include the Sellers’ name or the logo associated with the Sellers’ name (the “Seller Marks”), (ii) remove, destroy or strike over all Seller Marks from any labeling, stationery, forms, supplies, displays, marketing, advertising and promotional materials, manuals, and other materials existing as of Closing that bear any Seller Mark, and (iii) remove all Seller Marks from all assets, websites, domain names, social media accounts, email and other online materials and from all signage and other displays. All goodwill associated with the use by Buyer and the Purchased Companies of the Seller Marks shall inure to the sole and exclusive benefit of the Sellers or their Affiliates, as applicable. Following the Closing, none of Buyer, its Affiliates, or the Purchased Companies shall contest the validity or ownership of any of the Seller Marks or adopt or employ any Seller Mark (or any variation or derivative thereof) or any other mark that is confusingly similar thereto. At no time following the Closing shall Buyer or the Purchased Companies hold themselves out as being associated with or affiliated with the Sellers or any of their Affiliates. Notwithstanding the foregoing, the Sellers agree that the Buyer, its Affiliates (including, after the Closing, the Purchased Companies) have the right, at all times after the Closing, to use the Seller Marks (a) to the extent required by applicable Law, (b) in a neutral, non-trademark manner to describe the history of the business of the Purchased Companies, (c) on internal office supplies (e.g., pens, cups, notepads) and software that are not visible to the public until their replacement in the Ordinary Course of Business, and (d) on historical legal and business agreements and documents.

Section 5.9. Intercompany Payables and Receivables. Each party hereto acknowledges and agrees that, as of the Closing, there will not be any (i) amounts payable from the Sellers or any of their Affiliates (other than the Purchased Companies) to the Purchased Companies, or vice versa or (ii) amounts receivable by the Sellers or any of their Affiliates (other than the Purchased Companies) from the Purchased Companies, or vice versa. To the extent any such payables or receivables would exist as of the Closing, the Sellers shall cause all intercompany payables and receivables to be discharged in their entirety effective immediately prior to the Closing with no further liabilities or obligations of the Purchased Companies with respect thereto.

Section 5.10. Insurance.

(a) Except as otherwise set forth in the Transition Services Agreement, from and after the Closing, the Purchased Companies shall cease to be insured by the insurance policies or self-insurance programs of Griffon and its Affiliates (other than the Purchased Companies). For the avoidance of doubt, except as otherwise set forth in the Transition Services Agreement, Griffon and its Affiliates (other than the Purchased Companies) shall retain all rights to control their insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and self-insurance programs.

(b) Notwithstanding anything to the contrary in Section 5.10(a), with respect to those occurrence-based insurance policies of Griffon and its Affiliates in effect prior to the Closing with respect to the Purchased Companies, subject to the terms and conditions of such insurance policies and the Transition Services Agreement (as applicable), Griffon shall, to the extent requested by Buyer (and at Buyer’s expense), (A) make claims under such policies for Losses incurred by the Purchased Companies resulting from actions, inactions or occurrences occurring prior to the Closing and (B) to the extent Griffon or any of its Affiliates actually receives any proceeds from such claims, remit such proceeds (net of the actual documented out-of-pocket costs incurred by Griffon and its Affiliates to obtain such recoveries) to Buyer up to the amount of such Losses; provided, however, that Buyer shall indemnify Griffon and its Affiliates for all costs, expenses or other Losses of Griffon and its Affiliates arising from complying with this Section 5.10(b).

Section 5.11. Non-Competition; Non-Solicitation.

(a) In order for Buyer to have and enjoy the full benefit of the businesses of the Purchased Companies, and as a material inducement to Buyer to enter into this Agreement (without such inducement Buyer would not have entered into this Agreement), Griffon shall not, and shall cause its Subsidiaries to not:

(i) for a period of five (5) years, commencing on the Closing Date (the “Restricted Period”), undertake, participate in or carry on or be engaged in, or have any financial or other interest in any other Person whose primary business is, a Competing Business anywhere in the United States;

(ii) during the Restricted Period, solicit, attempt to solicit or knowingly encourage any employee or consultant of any Purchased Company (including any individual who has been an employee or consultant of any Purchased Company at any time during the preceding twenty-four (24) month period prior to the time of such solicitation, encouragement or hiring) to resign or leave the employ or service of such Purchased Company or otherwise hire, employ, engage or contract any such employee or consultant to perform services other than for the benefit of such Purchased Company; or

(iii) during the Restricted Period, solicit, attempt to solicit or knowingly encourage any customer or supplier of any Purchased Company (including any Person who has been a customer or supplier of any Purchased Company at any time during the twelve (12) month period immediately prior to the time of such solicitation or encouragement) to alter, reduce or terminate its business relationship with such Purchased Company; provided, for the avoidance of doubt, solicitation of such customers or suppliers in the Ordinary Course of Business unrelated to a Competing Business shall not constitute a violation of this Section 5.11(a)(iii).

(b) Notwithstanding Section 5.11(a), none of the following activities shall constitute a violation of Section 5.11(a): (i) the advertisement of job openings by use of newspapers, magazines, the internet and other media not directed at employees, consultants or independent contractors of any Purchased Company; (ii) holding up to five per cent (5%) of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in a Competing Business; or (iii) the acquisition of any business or Person (an “Acquired Business”) conducting a Competing Business in the United States provided that, as of the date of such acquisition, the revenue of such Competing Business for the last four fiscal quarters of such Acquired Business for which financial statements have been prepared is not greater than twenty-five per cent (25%) of the total revenue of the Acquired Business for such four fiscal quarter period (and continuing to engage in such acquired Competing Business so long as the foregoing percentage threshold continues to not be exceeded).

(c) Notwithstanding anything to the contrary set forth herein, in the event of a breach of any of the provisions of Section 5.11(a) (the “Restrictive Covenants”):

(i) the Restricted Period shall be tolled during the pendency of any breach of any of the Restrictive Covenants;

(ii) Buyer and its Affiliates (including the Purchased Companies) shall have the right and remedy, without regard to any other available remedy, to (A) have the Restrictive Covenants specifically enforced by any court of competent jurisdiction and (B) have issued an injunction restraining any such breach without posting of a bond; it being understood that any breach of any of the Restrictive Covenants would cause irreparable and material Loss to Buyer and its Affiliates (including the Purchased Companies), the amount of which cannot be readily determined and as to which neither Buyer nor any of its Affiliates (including the Purchased Companies) will have any adequate remedy at Law or in equity;

(iii) it is the desire and intent of the parties hereto that the Restrictive Covenants be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought and if any Restrictive Covenant shall be adjudicated finally to be invalid or unenforceable, such Restrictive Covenant shall be amended to the maximum less restrictive limitations permitted under applicable Law to the extent necessary in order that such provision be valid and enforceable, the parties hereto hereby expressly acknowledge their desire that in such event such action be taken and the remainder of such Restrictive Covenant shall not thereby be affected and shall be given full effect without regard to invalid portions and such amendment shall apply only with respect to the operation of the Restrictive Covenant in the particular jurisdiction in which such adjudication is made; and

(iv) the parties hereto acknowledge and agree that the Restrictive Covenants are necessary for the protection and preservation of the value and the goodwill of Buyer’s and the Purchased Companies’ businesses and are reasonable and valid in geographical and temporal scope and in all other respects.

Section 5.12. Termination of Certain Affiliate Arrangements. Prior to the Closing, Griffon shall use its reasonable best efforts to cause the Contracts set forth on Schedule 5.12 to be terminated as of or prior to the Closing without further liability or obligation of the applicable Purchased Company party thereto, and in connection therewith.

Section 5.13. Release. Effective as of the Closing, Griffon, for itself and its Subsidiaries (determined on a post-Closing basis) and their respective successors, assigns, executors, heirs, officers, directors, managers, partners and employees (each, a “Seller Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any of the Seller Releasors has, might have or might assert now or in the future, against Buyer, each of the Purchased Companies and their respective successors, assigns, officers, directors, managers, partners and employees or any of their respective heirs or executors (in each case in their capacity as such) (each, a “Buyer Releasee”), arising out of, based upon or resulting from such Seller Releasor’s rights as a direct or indirect holder of the Purchased Shares, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing (collectively, the “Seller Released Claims”); provided, however, that the Seller Released Claims shall not include any claims arising out of, related to, or in connection with (i) any matters, agreements, events, acts or conduct to the extent occurring at any time after the Closing or (ii) this Agreement, the Ancillary Agreements, and the other documents delivered in connection with the Closing or the transactions contemplated herein and therein or (iii) any right to advancement or indemnification or similar right in favor of any Covered Person pursuant to Section 5.5 of this Agreement. The Sellers shall, and shall cause their respective Affiliates (determined after the Closing) to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any Proceeding of any kind against a Buyer Releasee based upon any matter released pursuant to this Section 5.13.

Section 5.14. Consents. Prior to the Closing, Griffon shall cause the Company to use commercially reasonable efforts to obtain the consents of third parties required pursuant to the terms of any Material Contract or Current Government Contract for which the Company shall request such consents within ten (10) Business Days after the later of (i) the date of this Agreement with respect to those Contracts set forth on Schedule 5.14 and (ii) the date upon which Griffon received written notice from Buyer reasonably requesting such other required consent (such request to provide the Sellers a reasonable opportunity to distribute such consent within the ten (10) Business Day period thereafter). Buyer shall, and shall cause its Affiliates to, reasonably cooperate with the Company to obtain such consents. Griffon will afford Buyer a reasonable opportunity (in any event not to exceed five (5) Business Days) to review and comment on any such notice, consent or approval and will promptly deliver to Buyer a copy of each notice and each consent or approval obtained prior to the Closing. For the avoidance of doubt, Buyer agrees that, except with respect to the Specified Consent Deliverable, obtaining such consents is not a condition to Closing and no representation, warranty or covenant of the Sellers contained herein will be breached or deemed breached and no condition of the Buyer will be deemed not to be satisfied solely as a result of the failure to obtain any such consent. Notwithstanding anything to the contrary herein, in connection with the exercise of any reasonable efforts or other standard of conduct pursuant to this Agreement, prior to the Closing, Sellers shall pay any reasonable fees, expenses or other amounts to any third-party with respect to obtaining any such consents or approvals under such Material Contract or Current Government Contract in accordance with this Section 5.14, as applicable.

Section 5.15. Government Guarantee. On and after the Closing, the Buyer shall, and shall cause the Purchased Companies to, make reasonable best efforts to (a) promptly following the Closing enter into a guaranty agreement with the U.S. government on substantially similar terms as the Guaranty Agreement, dated June 23, 2020 (the “Guaranty Agreement”) between Griffon and the Defense Contract Management Agency, acting on behalf of the U.S. Government and (b) until such guaranty agreement is consummated, abstain from taking any action, or failing to take any action, that could reasonably result in Griffon being liable for any loss, damages, liabilities, claims, interest, penalties, fees, costs and expenses (including reasonable, documented attorney’s fees and disbursements) (the “Guaranty Losses”) under the Guaranty Agreement. Buyer shall indemnify and hold harmless, to the fullest extent permitted by Law, Griffon and its Affiliates and their respective directors, officers, employees, stockholders, members and agents for any and all Guaranty Losses.

Section 5.16. Financial Statements and Reports. From the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement in accordance with Article X, Griffon will use commercially reasonable efforts to assist in the preparation of and cause the Representatives of Griffon to assist in the preparation of, and cause the Purchased Companies to substantially complete, the Purchased Companies Financials, including by causing the Company to engage Grant Thornton LLP on terms and conditions reasonably acceptable to Buyer (at the Buyer’s sole cost and expense) to begin the audit of the Purchased Companies Financials. All costs, fees and expenses incurred in connection with the preparation, review and audit of the Purchased Companies Financials (collectively, the “Financial Statement Expenses”) shall be borne by the Buyer. Prior to and for no longer than six (6) months after the Closing Date, Griffon will use commercially reasonable effort to assist and to cause the Representatives of Griffon to assist, upon reasonable request by Buyer, in the preparation of pro forma financial statements that comply with the rules and regulations of the SEC, including the requirements of Regulation S-X, including by providing information reasonably requested by Buyer.

Section 5.17. Security Clearance Notice. As soon as reasonably practicable following the date hereof, Buyer shall prepare and submit to the Defense Counterintelligence and Security Agency notification of the transactions contemplated by this Agreement pursuant to the National Industrial Security Program Operating Manual. Griffon shall reasonably cooperate in the preparation and submission of such notice, including providing any reasonable information needed to respond to requests from the Defense Counterintelligence and Security Agency. Prior to submission to the Defense Counterintelligence and Security Agency, Buyer shall present such notice to Griffon for approval, and Griffon’s approval shall not be unreasonably withheld, conditioned, or delayed.

Section 5.18. Telephonics TLSI Corp. From the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement in accordance with Article X, Griffon shall use commercially reasonable efforts, and shall cause the Purchased Companies to use commercially reasonable efforts, to either (at Griffon’s sole discretion) (i) liquidate Telephonics TLSI Corp., a New York corporation (“TLSI”) or (ii) transfer the outstanding equity interests of TLSI to an Affiliate of Griffon that is not a Purchased Company, in each case, prior to the Closing.

Section 5.19. Sale of Company Indian JV Interests. From the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement in accordance with Article X, Griffon shall take such actions reasonably necessary to consummate the sale of or transfer of the Company Indian JV Interests prior to Closing such that as of the Closing no Purchased Company shall own or hold any Indian JV Interests nor shall any Purchased Company retain or hold any liabilities or obligations whatsoever in respect of the Indian JV or to any counterparty to the Indian JV or any of its respective Affiliates, in each case, arising from actions taken by such Persons with respect to or in connection with acquiring, holding or disposing of interests in the Indian JV at or prior to the Closing (other than those obligations and liabilities of the Purchased Companies pursuant to the terms of the commercial contracts entered into with the Indian JV and set forth on Schedule 5.19(i)), or in connection with such Purchased Company’s prior ownership of, or the transfer of its respective equity interests in, the Indian JV Interests (such sale or transfer, the “Indian JV Sale”, and such liabilities and obligations, the “Indian JV Liabilities”). Subject to Section 9.3, Griffon shall, for a period of three (3) years after the Closing Date, indemnify and hold harmless the Buyer and the Purchased Companies from and against any Indian JV Liabilities. From the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement in accordance with Article X, Griffon shall use commercially reasonable efforts to cause the Indian JV to waive its rights to request additional support services from the Company under those certain Contracts set forth in Schedule 5.19(ii).

Section 5.20. Employee IP Assignment Agreements. Promptly following the date of this Agreement, Griffon and Buyer shall use commercially reasonable efforts to negotiate, in good faith, the terms of an intellectual property assignment and confidentiality agreement (the “IP Assignment Agreement”). Following the finalization of the IP Assignment Agreement and through the earlier of the Closing Date or the termination of this Agreement in accordance with Article X, Griffon shall use commercially reasonable efforts to deliver to Buyer fully executed IP Assignment Agreements, with respect to each of the employees identified on Schedule 5.20 (the “Employee IP Agreements”).

Section 5.21. Letter of Credit Matters. From the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement in accordance with Article X, the Buyer shall use commercially reasonable efforts to enter into backstop arrangements reasonably satisfactory to Bank of America, N.A. (“BofA”) and Griffon (the “Backstop Arrangements”) with respect to each of the letters of credit issued by BofA set forth on Schedule 5.21 (each, an “LC” and, collectively, the “LCs”). In the event any letter of credit beneficiary draws on any LC after the Closing such that Griffon is obligated to pay BofA for the amount of the draw under any such LC (“Default Liabilities”), Buyer shall, and hereby agrees to, indemnify and hold harmless Griffon (or its Subsidiaries, as applicable) from and against any such Default Liabilities; provided, however, for the avoidance of doubt, the amount owed by Buyer to Griffon (or its Subsidiaries, as applicable) under such indemnity shall be the exact amount Griffon is obligated to pay BofA for such Default Liabilities and the maximum amount owed by Buyer under such indemnity shall be the amount of the Default Liabilities (the “Buyer Default Liabilities Indemnity”).

Section 5.22. NC Property. From the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement in accordance with Article X, Griffon shall use commercially reasonable efforts to deliver to Buyer a title report (the “Title Report”) with respect to the real property located at 112 Corporate Drive, Elizabeth City, NC (the “NC Property”). To the extent the Title Report is not delivered to Buyer prior to Closing, subject to Section 9.3, Griffon shall following the Closing and for a period of three (3) years after the Closing, indemnify and hold harmless the Buyer from and against any Losses actually incurred by Buyer or the Purchased Companies arising from any title issues relating to the NC Property (the “NC Property Losses”).

Section 5.23. Workers’ Compensation Indemnity. Subject to Section 9.3, Griffon shall following the Closing and for a period of three (3) years after the Closing, indemnify and hold harmless Buyer and its Affiliates from and against any and all Pre-Closing Workers’ Compensation Liabilities actually incurred by Buyer or its Affiliates.

ARTICLE VI

EMPLOYMENT MATTERS

Section 6.1. Employee Benefits.

(a) With respect to each individual who is employed by a Purchased Company as of immediately prior to the Closing (each such individual, a “Continuing Employee”), Buyer shall, or shall cause its applicable Affiliate (including, following the Closing, any applicable Purchased Company) to, provide to each Continuing Employee, (i) during the period commencing on the Closing Date and ending on the date that is 12 months after the Closing Date (the “Continuation Period”) (but not beyond any Continuing Employee’s termination of employment with any Purchased Company), a base salary or hourly wages and annual incentive bonus opportunity which are no less than the base salary or hourly wages and annual incentive bonus opportunity provided to such Continuing Employee immediately prior to the Closing, and (ii) during the period beginning on the Closing Date and ending on December 31, 2022, all other employee benefits that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Closing (excluding severance and equity or equity-based payments or benefits whether pursuant to Griffon’s Employee Stock Ownership Plan or otherwise). Notwithstanding the foregoing or any other provision of this Agreement, nothing herein shall prevent Buyer or any of its Affiliates (including, following the Closing, any Purchased Company) from terminating the employment of any Continuing Employee during the Continuation Period in compliance with applicable Law.

(b) Except as otherwise provided in the Transition Services Agreement, if following the Closing any Continuing Employee participates in an employee benefit plan, policy or arrangement (other than a Benefit Plan) that is sponsored or maintained by the Buyer or one of its Affiliates (“Buyer Plan”), Buyer shall, or shall cause one of its applicable Affiliates (including, following the Closing, any applicable Purchased Company) to use commercially reasonable efforts to, (i) provide coverage for such Continuing Employee and their eligible dependents under its medical, dental and health plans without interruption of coverage, (ii) use commercially reasonable efforts to cause there to be waived any pre-existing condition, actively at work requirements and waiting periods and (iii) cause such Buyer Plan to honor any expenses incurred by the Continuing

Employees and their eligible dependents under similar plans of the Purchased Companies during the portion of the calendar year up to the date that coverage under a Benefit Plan is replaced with coverage under such Buyer Plan for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.

(c) For purposes of eligibility, vesting and benefit accruals under each Buyer Plan in which Continuing Employees are eligible to participate following the Closing, Buyer shall, or shall cause its Affiliates to, as applicable, give each Continuing Employee credit under such plans for all service with the Purchased Companies, their respective Affiliates and the predecessors of each of the foregoing prior to the Closing (or any later date that participation transfers under the Transition Services Agreement) to the same extent as such service was recognized by the Purchased Companies and/or any of their Affiliates under the corresponding Benefit Plan prior to the Closing (or any later date that participation transfers under the Transition Services Agreement); provided, however, that such service shall not be credited to the extent that it would result in a duplication of benefits or for any purpose under any equity incentive plan, defined-benefit retirement plan or retiree medical plan.

(d) Buyer shall designate one or more defined contribution plans sponsored by Buyer or one of its Affiliates intended to qualify under Section 401(a) of the Code that is a cash or deferred arrangement under Section 401(k) of the Code (collectively, the “Buyer 401(k) Plans”) and, commencing as of the Closing, shall cause the Continuing Employees to be covered under the Buyer 401(k) Plans. Buyer agrees to cause the Buyer 401(k) Plan to accept, in accordance with Law, a “direct rollover” (as described in Section 401(a)(31) of the Code) of the account balance (including the in-kind rollover of promissory notes evidencing all outstanding loans) of any Continuing Employee under a cash or deferred arrangement under Section 401(k) of the Code sponsored or maintained by Griffon or one of its Affiliates of each Continuing Employee who elects such direct rollover.

(e) Within (and not earlier than) seven (7) Business Days prior to the Closing Date, Griffon shall use commercially reasonable efforts to deliver to Buyer an updated Employee Census that reflects the information required by the Employee Census (pursuant to Section 3.12(f)).

Section 6.2. WARN. During the ninety (90) day period immediately preceding the Closing, Griffon shall cause each of the Purchased Companies to provide any required notice under the WARN Act or any similar Law, and to otherwise comply with the WARN Act and with any similar Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act or similar Law) or employee layoff or similar event affecting any Employee or other employee of any Purchased Company. During the ninety (90) day period immediately following Closing, Buyer shall cause each of the Purchased Companies to provide any required notice under the WARN Act or any similar Law, and to otherwise comply the WARN ACT and with any similar Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act or similar Law) or employee layoff or similar event affecting any Employee or other employee of any Purchased Company.

Section 6.3. Payment of Retention Bonus Amounts.

(a) Promptly following the first anniversary of the Closing Date, Buyer shall (i) confirm in writing to Griffon which of the Retention Bonus Recipients remain employed by Buyer or one of its Affiliates (including, without limitation, the Purchased Companies) from the Closing Date through and including the first anniversary of the Closing Date and (ii) provide to Griffon a calculation of the employer portion of the amounts due under the Federal Insurance Contributions Act in connection with the Retention Bonus Amounts due to such Retention Bonus Recipients (the “FICA Amounts”). Upon Griffon’s receipt of the confirmation and other information described in the foregoing sentence, Griffon shall prepare the Required Releases (as defined in the Retention Bonus Agreements) and deliver such Required Releases to Buyer for further distribution to the Retention Bonus Recipients, and Buyer (or its applicable Affiliates) shall cooperate with Griffon in assisting Griffon with obtaining executed copies of the Required Releases from the Retention Bonus Recipients. Provided that Griffon receives the Required Release executed by the applicable Retention Bonus Recipient such that such Required Release becomes effective and irrevocable within the time period specified in the applicable Retention Bonus Agreements, Griffon shall pay to Buyer the applicable Retention Bonus Amounts and FICA Amounts, and Buyer shall pay such Retention Bonus Amounts to such Retention Bonus Recipients through the payroll of one of the Purchased Companies (or another Affiliate of Buyer) promptly following (and no later than the first applicable payroll date following) receipt of such amounts from Griffon.

(b) If the employment of a Retention Bonus Recipient with Buyer and its Affiliates terminates prior to the first anniversary of the Closing Date, Buyer shall as promptly as practicable notify Griffon of such termination. If in connection with such termination of employment, the Retention Bonus Recipient is entitled to receive, under and in accordance with the terms of the applicable Retention Bonus Agreement, his or her Retention Bonus Amount, then (i) Buyer shall provide to Griffon a calculation of the employer portion of the FICA Amounts due in connection with the Retention Bonus Amounts due to such Retention Bonus Recipient and (ii) Griffon shall prepare the Required Release (as defined in the Retention Bonus Agreements) and deliver such Required Releases to Buyer for further distribution to the Retention Bonus Recipients by mailing same to the address on file in the personnel records of the Company (or a successor to the business of the Company). Provided that Griffon receives the Required Releases executed by the Retention Bonus Recipients such that they become effective and irrevocable within the time period specified in the applicable Retention Bonus Agreements, Griffon shall pay to Buyer the applicable Retention Bonus Amounts and FICA Amounts, and Buyer shall pay such Retention Bonus Amounts to such Retention Bonus Recipients through the payroll of the Company (or a successor to the business of the Company) in accordance with the terms of the applicable Retention Bonus Agreement.

Section 6.4. No Amendment or Right to Employment. Notwithstanding any other provision of this Agreement, nothing contained in this Article VI shall (i) be deemed to be the adoption of, or an amendment to, any Benefit Plan (whether subject to ERISA or otherwise) or otherwise limit the right of Griffon, Buyer or their respective Affiliates (including the Purchased Companies), to amend, modify or terminate any such Benefit Plan, (ii) a guarantee or promise of compensation or benefits to any continuing employee or any of their eligible dependents or beneficiaries or (iii) give any continuing employee or any other person third party any right to enforce the provisions of this Article VI. Nothing herein shall prevent Buyer, its Affiliates or the Purchased Companies from terminating the employment of any Continuing Employee during the Continuation Period in compliance with applicable Law and Section 6.1.

ARTICLE VII

TAX MATTERS

Section 7.1. Transfer Taxes. Buyer, on the one hand, and Sellers, on the other hand, shall each be responsible for and shall pay fifty percent (50%) of all excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the execution of this Agreement or the Ancillary Agreements, together with any inflation adjustment, interest, additions or penalties with respect thereto and any inflation adjustment or interest with respect to such additions or penalties (“Transfer Taxes”); provided that (i) Sellers shall not be responsible for any Transfer Tax taken into account in Funded Indebtedness, and (ii) Buyer shall refund the excess of any amount of Transfer Tax included in the calculation of Funded Indebtedness that is not used to pay a Transfer Tax within five (5) days after remitting payment of the applicable Transfer Tax. Buyer shall file, or cause to be filed, at its own expense all Tax Returns that must be filed in connection with such Transfer Taxes. The portion of the Purchase Price allocable to ISC Farmingdale shall be set forth on Schedule 7.1.

Section 7.2. Assistance and Cooperation. Following the Closing Date, each of Buyer and the Sellers shall make available to the other party during normal business hours all Books and Records, Tax Returns, proof of payment of Taxes, documents, files, officers or employees (without substantial interruption of employment) or other relevant information (in each case, whether or not in existence as of the Closing Date) necessary or useful for the preparation (i) of Tax Returns or (ii) for audits, inquiries or other disputes with any Taxing Authorities, in each case with respect to the Purchased Companies; provided that this Section 7.2 shall not require the Sellers to permit any inspection of any Tax Return, or to disclose any Tax information, to the extent such Tax Return is not a Tax Return filed separately by a Purchased Company, on a combined basis solely related to one or more Purchased Company, or such Tax information is not related solely to one or more Purchased Company. The Sellers shall have the right to redact any portions of any such Tax Return or Tax information deemed by the Sellers to be confidential before providing any such Tax Return or Tax information to Buyer. Until the seventh anniversary of the Closing Date, Buyer shall, and shall cause its respective Affiliates to, retain or cause to be retained all Books and Records in existence on the Closing Date. After the expiration of such period, no Books and Records shall be destroyed by Buyer without first advising Griffon in writing and giving Griffon a reasonable opportunity to obtain possession thereof.

Section 7.3. Tax Refunds. Through the period described in Section 7.7, Buyer shall use its best efforts to obtain (or cause any of the Purchased Companies to obtain) any available refund (or credit in lieu thereof) of any federal income Taxes and similar state, local or foreign affiliated group Taxes attributable to an overpayment of such Taxes with respect to any Pre-Closing Tax Period (including any carryforward of credits for overpayments of such Taxes in a prior taxable year) of any of the Purchased Companies as soon as reasonably practicable after the Closing Date except to the extent taken into account as a credit in the determination of Funded Indebtedness,

Net Working Capital or otherwise in the determination of the Final Purchase Price. Buyer shall provide Griffon with a draft of any such Tax Return claiming any such refund or credit for Griffon’s review and comment at least fifteen (15) days prior to the due date for filing such Tax Return (taking into account any valid extensions) and Buyer shall revise such Tax Return to reflect any reasonable comments from Griffon. Buyer shall pay over any such refund to Griffon within three (3) days after receipt thereof net of any reasonable expenses incurred by Buyer to claim any such refund.

Section 7.4. Adjustment to Final Purchase Price. Except as otherwise required by applicable law, any payment by or to Buyer, as the case may be, pursuant to Section 2.7, will be treated as an adjustment to the purchase price.

Section 7.5. Tax Returns. Unless otherwise required by applicable Law or the final resolution of any Tax proceeding, Buyer will not file or cause or allow to be filed any amended Tax Returns for any Purchased Company for any taxable period (or portion thereof) ending on or prior to the Closing Date that could reasonably be expected to increase or otherwise adversely affect the Tax liabilities of Griffon without the prior written consent of Griffon, which shall not be unreasonably withheld, conditioned or delayed.

Section 7.6. Straddle Period. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, Taxes of the Purchased Companies, as applicable, based on or measured by income, gross or net sales, or payments or receipts shall be allocated between the Pre-Closing Tax Period and the post-closing Tax period based on an interim closing of the books as of the close of business on the Closing Date and any other Taxes shall be allocated between the Pre-Closing Tax Period and the post-closing Tax period on a per diem basis.

Section 7.7. Tax Indemnification. For a period beginning on the Closing Date and ending ninety (90) days after the end of the applicable statute of limitations and subject to Section 9.3, Griffon shall indemnify and hold harmless and reimburse the Buyer from and against any Indemnified Taxes.

Section 7.8. Tax Matters. If Buyer, on the one hand, or either Seller, on the other hand, receives any written or oral communication with respect to Indemnified Taxes (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”), then such party shall promptly notify the other party hereto in writing of the existence of such Tax claim. Such notice shall contain factual information describing the asserted liability for Taxes in reasonable detail and shall include copies of any notice or other document received from any Taxing Authority in respect of any such asserted liability for Taxes. Griffon shall be entitled to control any Tax Matter at its own expense, provided, however, Buyer shall have the right to participate in any Tax Matter that could reasonably be expected to adversely affect the Company or Buyer in any post-Closing Tax period at Buyer’s own expense and to employ separate counsel of its choosing, and neither Buyer nor Griffon shall settle, discharge, or otherwise dispose of any such Tax Matter without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned, or delayed.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1. Conditions to Mutual Obligations. The respective obligations of the parties hereto to consummate the Closing are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Antitrust Laws. All applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated.

(b) No Injunctions or Restraints. (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated hereby illegal, or otherwise restraining or prohibiting the consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof; and (ii) no Governmental Entity of competent jurisdiction shall have instituted any Proceeding (in either case which remains pending at what would otherwise be the Closing Date) before any United States court or other Governmental Entity of competent jurisdiction seeking to enjoin, restrain or prohibit consummation of the transactions contemplated hereunder.

Section 8.2. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Closing are also subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Griffon set forth in Article III of this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect), other than the Seller Fundamental Representations, shall be true and correct as of the date of this Agreement and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case as of such date), in each case, except for failures of such representations and warranties to be so true and correct that would not, individually or in the aggregate, result in a Material Adverse Effect. The representations and warranties of Griffon set forth in Section 3.17 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made anew as of such date. Each of the Seller Fundamental Representations (other than Section 3.17) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case as of such date).

(b) Performance of Obligations of the Sellers. Each Seller shall have performed or caused to be performed in all material respects all obligations that are required to be performed by it at or prior to the Closing Date.

(c) Officer’s Certificate. Buyer shall have received a certificate of an authorized officer of Griffon certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d) No Material Adverse Effect. Since the date hereof, there shall not have occurred any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect.

(e) Deliverables. Griffon shall have delivered to Buyer the items to be delivered pursuant to Section 2.5

(f) Consents and Approvals. Griffon shall have either (a) obtained and delivered to Buyer through the use of commercially reasonable efforts executed copies of each of the consents and approvals listed in Schedule 8.2(f) (the “Required Consents”) or (b) sent a written notice to Buyer at any time prior to Closing notifying Buyer that in lieu of obtaining the Required Consents Griffon shall pay to Buyer on the Closing Date a fee constituting liquidated damages in the amount of $100,000 payable in immediately available funds and on or before the Closing Date shall have paid to Buyer such amount (the delivery of either items in clause (a) or (b), the “Specified Consent Deliverable”).

(g) Indian JV Sale. Griffon shall have caused to be consummated in full the Indian JV Sale.

Section 8.3. Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the Closing are also subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in Article IV of this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality), other than the Buyer Fundamental Representations, shall be true and correct as of the date of this Agreement and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case as of such date), in each case, except for failures of such representations and warranties to be so true and correct that would not, individually or in the aggregate, result in a material adverse effect on Buyer’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby. The representations and warranties of Buyer set forth in Section 4.6 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made anew as of such date. Each of the Buyer Fundamental Representations (other than Section 4.6) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case as of such date).

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations that are required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Griffon shall have received a certificate of an authorized officer of each of Buyer certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d) Deliverables. Griffon shall have received from Buyer the items to be delivered pursuant to Section 2.6

Section 8.4. Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.

ARTICLE IX

SURVIVAL; BUYER ACKNOWLEDGEMENT

Section 9.1. Survival. The parties hereto, intending to modify any applicable statute of limitations, agree that (a) (i) the representations and warranties contained in this Agreement and in any certificate delivered hereunder and (ii) the covenants and agreements set forth herein that require performance prior to Closing, shall, in each of (i) and (ii), terminate effective as of the Closing without the need for any further action by any Person and shall not survive the Closing for any purpose whatsoever, and thereafter there shall be no liability or obligation on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof, in connection therewith or related thereto and (b) the covenants and agreements set forth herein that require performance at or after the Closing shall survive in accordance with their respective terms, if any, until fully performed. This Article IX shall survive the Closing. Notwithstanding the foregoing, claims solely to the extent made under Buyer’s Insurance Policy are not subject to the limitations in this Section 9.1.

Section 9.2. Buyer Acknowledgment. Buyer acknowledges and agrees to the following (on behalf of itself and each of its Affiliates):

(a) Buyer has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Purchased Companies, and, in making its determination to proceed with the transactions contemplated by this Agreement and the Ancillary Agreements, Buyer and its respective Affiliates (x) have relied solely on the results of their own respective independent investigation and the representations and warranties of the Sellers expressly and specifically set forth in Article III, as qualified by the Schedules, in the Ancillary Agreements and in the officer’s certificate delivered to Buyer pursuant to Section 8.2(c) and (y) have not relied on the accuracy or completeness of any other information provided to (or otherwise acquired by) Buyer or any of its respective Non-Recourse Parties.

(b) Other than as expressly set forth in Article III, as qualified by the Schedules, in any Ancillary Agreement or in the officer’s certificate delivered to Buyer pursuant to Section 8.2(c), none of the Purchased Companies, the Sellers or any Non-Recourse Party of the foregoing makes or provides, and Buyer and its respective Non-Recourse Parties hereby waive, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples or condition of any Purchased Company’s assets or any part thereof.

(c) NONE OF THE PURCHASED COMPANIES, THE SELLERS OR ANY OF THEIR RESPECTIVE NON-RECOURSE PARTIES, HAVE MADE ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS (INCLUDING BY OMISSION) OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, PROSPECTS, ASSETS OR LIABILITIES OF THE PURCHASED COMPANIES OR THE QUALITY, QUANTITY OR CONDITION OF THE ASSETS OF THE PURCHASED COMPANIES) TO BUYER OR ANY OF ITS RESPECTIVE NON-RECOURSE PARTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES OF GRIFFON EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE III, AS QUALIFIED BY THE SCHEDULES, IN ANY ANCILLARY AGREEMENT OR IN THE OFFICER’S CERTIFICATE DELIVERED TO BUYER PURSUANT TO SECTION 8.2(C).

(d) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF GRIFFON EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE III, AS QUALIFIED BY THE SCHEDULES, IN ANY ANCILLARY AGREEMENT OR IN THE OFFICER’S CERTIFICATE DELIVERED TO BUYER PURSUANT TO SECTION 8.2(C) (X) BUYER IS ACQUIRING THE PURCHASED COMPANIES ON AN “AS IS, WHERE IS” BASIS AND (Y) NONE OF THE SELLERS NOR ANY OTHER PERSON (INCLUDING, FOR THE AVOIDANCE OF DOUBT, EACH OF THEIR RESPECTIVE NON-RECOURSE PARTIES), WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY, IS MAKING, AND NONE OF ANY OF BUYER OR ANY OF THEIR RESPECTIVE NON-RECOURSE PARTIES IS RELYING ON, ANY REPRESENTATIONS, WARRANTIES OR OTHER STATEMENTS (INCLUDING BY OMISSION) OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE PURCHASED COMPANIES OR ANY OF THEIR OTHER RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES, BUSINESSES, OPERATIONS, FUTURE REVENUE, PROFITABILITY OR SUCCESS, OR IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO, OR OTHERWISE ACQUIRED BY BUYER OR ANY OF ITS RESPECTIVE NON-RECOURSE PARTIES (INCLUDING BY WAY OF ANY DOCUMENTS, INFORMATION OR MATERIALS INCLUDED OR REFERRED TO IN THE DATA ROOM, THE CONFIDENTIAL INFORMATION PRESENTATION OR OTHERWISE), OR STATEMENT MADE, BY THE SELLERS, THE PURCHASED COMPANIES OR ANY OF THEIR RESPECTIVE NON-RECOURSE PARTIES OR THEIR RESPECTIVE REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR PURSUANT TO THE ANCILLARY AGREEMENTS.

(e) BUYER HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF ITS ACQUISITION OF THE PURCHASED SHARES. BUYER CONFIRMS THAT IT CAN BEAR THE ECONOMIC RISK OF ITS INVESTMENT IN THE PURCHASED SHARES, AND CAN AFFORD TO LOSE ITS ENTIRE INVESTMENT IN SUCH PURCHASED SHARES, HAS BEEN FURNISHED THE MATERIALS RELATING THERETO WHICH BUYER HAS REQUESTED, AND THE SELLERS HAVE PROVIDED BUYER AND ITS REPRESENTATIVES THE OPPORTUNITY TO ASK QUESTIONS OF THE OFFICERS AND MANAGEMENT EMPLOYEES OF THE PURCHASED COMPANIES AND TO ACQUIRE ADDITIONAL INFORMATION ABOUT THE BUSINESS AND FINANCIAL CONDITION OF THE PURCHASED COMPANIES. BUYER IS ACQUIRING THE PURCHASED SHARES FOR INVESTMENT AND NOT WITH A VIEW TOWARD OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF, OR WITH ANY PRESENT INTENTION OF DISTRIBUTING OR SELLING SUCH PURCHASED SHARES. BUYER AGREES THAT SUCH PURCHASED SHARES MAY NOT BE SOLD, TRANSFERRED, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF WITHOUT COMPLIANCE WITH APPLICABLE SECURITIES LAWS, EXCEPT PURSUANT TO APPLICABLE EXEMPTIONS THEREFROM.

(f) None of the Sellers, the Purchased Companies or any of their respective Non-Recourse Parties, whether in an individual, corporate or any other capacity, will have or be subject to any liability or obligation (indemnification or otherwise) to Buyer or any of its respective Non-Recourse Parties resulting from (nor shall Buyer or any of its respective Non-Recourse Parties have any claim with respect to) the distribution to Buyer or any of its respective Non-Recourse Parties, or Buyer’s or any of its respective Non-Recourse Parties’ use of, or reliance on, any information, documents, projections, forecasts or other material made available to Buyer or any of its respective Non-Recourse Parties in the Data Room or presentations (including, for the avoidance of doubt, in the Confidential Information Presentation or other “management presentations”) in expectation of, or in connection with, the transactions contemplated by this Agreement, the Ancillary Agreements or otherwise, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.

(g) Without in any way limiting the generality of the foregoing, Buyer, on its own behalf and on behalf of their Non-Recourse Parties, acknowledge that there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates and certain business plan information, that Buyer and its Non-Recourse Parties are familiar with such uncertainties, that Buyer and its Non-Recourse Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and business plan information provided to it in connection with the transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and business plan information) and the Ancillary Agreements, that no representations, warranties or statements (including by omission) of any kind are being made with respect thereto, that none of Buyer or any of its respective Non-Recourse Parties is relying thereon and that Buyer and its respective Non-Recourse Parties shall have no claim against anyone with respect thereto

Section 9.3. Buyer’s Insurance Policy. Buyer acknowledges and agrees that, notwithstanding anything to the contrary contained herein, (a) Buyer’s Insurance Policy (whether or not it is ultimately bound, and whether or not Buyer’s Insurance Policy is sufficient to cover the applicable Losses) shall be the sole and exclusive remedy of Buyer and its Affiliates and their respective Non-Recourse Parties (collectively, the “Buyer Parties”) of whatever kind and nature, in Law, equity or otherwise, known or unknown, which such Persons have now or may have in the future, resulting from, arising out of or related to any inaccuracy or breach of any representation or warranty of the Sellers contained in this Agreement, the certificate delivered pursuant to Section 8.2(c), any Ancillary Agreement, any Insured Tax Liability and any claims other than any Fraud Claim or claims for Indemnified Taxes, Indian JV Liabilities, NC Property Losses, Pre-Closing Workers’ Compensation Liabilities or FCC Indemnified Losses; provided that notwithstanding anything to the contrary herein or otherwise, for so long as Buyer’s Insurance Policy is not fully exhausted, Buyer’s (and any other Buyer Party’s) sole and exclusive source of recovery for any and all Fraud Claim Losses shall be Buyer’s Insurance Policy, and, until such policy has been fully exhausted, no Buyer Party may seek Fraud Claim Losses from the Sellers, their Affiliates or any of the Non-Recourse Parties of the foregoing. In the event that Buyer’s Insurance Proceeds are insufficient to pay any Buyer Party any amounts owed to such Buyer Party in respect of any breach of any representation or warranty contained in Article III, the Ancillary Agreements and the officer’s certificate delivered to Buyer pursuant to Section 8.2(c) or any Insured Tax Liability, no Buyer Party shall be entitled to collect any remaining amounts not satisfied from Buyer’s Insurance Proceeds or Buyer’s Insurance Policy from the Sellers or any of their Affiliates or Non-Recourse Parties of any of the foregoing and no such Person shall have any liability or obligation for such deficiency other than liability for any Fraud Claim. Notwithstanding anything to the contrary herein, for so long as the Buyer’s Insurance Policy is not fully exhausted, Buyer (and any Buyer Party) shall first pursue recovery for any and all Indemnified Taxes, Indian JV Liabilities, NC Property Losses, Pre-Closing Workers’ Compensation Liabilities and FCC Indemnified Losses against Buyer’s Insurance Policy if, and to the extent, the terms of Buyer’s Insurance Policy provide for indemnification of Buyer with respect to such matters. The maximum amount recoverable by Buyer and the other Buyer Parties from Sellers for Indemnified Taxes, Indian JV Liabilities, NC Property Losses, Pre-Closing Workers’ Compensation Liabilities and FCC Indemnified Losses shall be limited to an aggregate amount equal to the Base Closing Cash Amount. Buyer agrees that it shall cause Buyer’s Insurance Policy to exclude, and the insurer under such policy shall waive and agree not to pursue any, rights of subrogation against the Sellers and their Affiliates and all of the respective Non-Recourse Parties of the foregoing other than solely against the Sellers with respect to a Fraud Claim. Buyer covenants and agrees that, except with the Sellers’ prior written consent, it will not, and will not permit any other Person to, amend, modify, supplement or change Buyer’s Insurance Policy, in any manner that is or would reasonably be expected to be materially adverse to the Sellers or any of their Affiliates or the respective Non-Recourse Parties of any of the foregoing.

Section 9.4. Indemnification.

(a) Procedures. Any Person entitled to be indemnified hereunder for Indemnified Taxes, Indian JV Liabilities, Pre-Closing Workers’ Compensation Liabilities, FCC Indemnified Losses, NC Property Losses, Buyer Default Liabilities Indemnity, or any other indemnity obligations explicitly set forth in this Agreement (the “Indemnified Party”) when seeking such indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, including claims for indemnification due to a pending or threatened Proceeding by a third Person (such pending or threatened Proceeding, a “Third Person Claim”), and shall include in such Claim Notice (to the extent practicable) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement; provided, however, that failure to give such timely notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced or harmed by such failure. After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article IX shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. If the Indemnitor objects to all or any part of such indemnification claim, the Indemnified Party will be free to pursue such remedies as may be available to it under this Agreement. The judgment of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

(b) Third Person Claims. The Indemnitor shall have the right to assume the defense of any Third Person Claim at the sole expense of the Indemnitor with counsel selected by the Indemnitor. If the Indemnitor so assumes the defense of such Third Person Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, including all conferences, discovery proceedings, hearings, trials and appeals, provided, that the fees and expenses of such separate counsel shall be at the sole expense of the Indemnified Party. If the Indemnitor so assumes the defense of any Third Person Claim, (a) the Indemnitor shall promptly deliver to the Indemnified Party copies of all material written notices and documents (including court papers) received by the Indemnitor relating to the Third Person Claim and shall keep the Indemnified Party reasonably apprised of the status of such defense and (b) the Indemnified Party shall cooperate with the Indemnitor in such defense and make available, on a timely basis, to the Indemnitor all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnitor, all at the sole expense of the Indemnitor. With respect to any Third Person Claim, neither of the Indemnitor nor the Indemnified Party shall admit any liability with respect to or pay, settle, compromise or discharge, or offer to pay, settle, compromise or discharge, such Third Person Claim without the other Indemnitor’s or Indemnified Party’s (as applicable) prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, unless such admission, payment, settlement, compromise or discharge includes the giving by each claimant or plaintiff to each of the Indemnitor and the Indemnified Party and their respective Affiliates of a release from all liability in respect of such claim

Section 9.5. Sole and Exclusive Remedy. Notwithstanding anything that may be expressed or implied in this Agreement, any Ancillary Agreement or any document, certificate or instrument delivered in connection herewith or therewith, from and after the Closing, the sole and exclusive remedy (in lieu of any and all other rights and remedies any such Person otherwise may have had) of Buyer, the Sellers or any Non-Recourse Party of the foregoing may have under, arising out of or resulting from or incurred in connection with this Agreement or any Ancillary Agreement and with respect to the transactions contemplated hereby and thereby or any document, certificate or instrument delivered in connection herewith or therewith, shall be (a) Buyer’s right to recover under Buyer’s Insurance Policy, (b) recourse against any Person that is identified as a party to this Agreement (including recourse by any Person that expressly has rights to enforce this Agreement pursuant to Section 11.13) for breach of any covenant and agreement set forth herein that is required to be performed following the Closing in accordance with its terms, subject to the limitations set forth herein, including as provided in Section 2.7 (Post-Closing Purchase Price Adjustment), Section 5.5 (Directors’ and Officers’ Exculpation; Indemnification) and Section 11.6 (Equitable Relief), (c) recourse against any Person that is identified as a party to an Ancillary Agreement (but not any Non-Recourse Party of such Person) under and to the extent expressly provided for therein, subject to the limitations set forth herein and therein, (d) the right to bring a Fraud Claim, subject in all respects to the limitations set forth herein (including the terms and conditions of Article IX, Section 11.9, Section 11.10 and Section 11.15), (e) subject in all respects to the limitations set forth herein (including the terms and conditions of Section 7.7, Section 7.8, Article IX, Section 11.9, Section 11.10 and Section 11.15), Indemnified Taxes, (f) subject in all respects to the limitations set forth herein (including the terms and conditions of Section 5.19, Article IX, Section 11.9, Section 11.10 and Section 11.15), Indian JV Liabilities, (g) subject in all respects to the limitations set forth herein (including the terms and conditions of Section 5.2(f), Article IX, Section 11.9, Section 11.10 and Section 11.15), FCC Indemnified Losses, (h) subject in all respects to the limitations set forth herein (including the terms and conditions of Section 5.21, Article IX, Section 11.9, Section 11.10 and Section 11.15), the Buyer Default Liabilities Indemnity, (i) subject in all respects to the limitations set forth herein (including the terms and conditions of Section 5.10(b), Section 5.15, Article IX, Section 11.9, Section 11.10 and Section 11.15), the Buyer indemnity obligations set forth in Section 5.10(b) and Section 5.15, (j) subject in all respects to the limitations set forth herein (including the terms and conditions of Section 5.22, Article IX, Section 11.9, Section 11.10 and Section 11.15), the NC Property Losses and (k) subject in all respects to the limitations set forth herein (including the terms and conditions of Section 5.23, Article IX, Section 11.9, Section 11.10 and Section 11.15), the Pre-Closing Workers’ Compensation Liabilities.

ARTICLE X

TERMINATION

Section 10.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of Buyer and Griffon;

(b) by Buyer, on the one hand, or Griffon, on the other hand by giving written notice of such termination to the other, on or after October 22, 2022 (the “Outside Date”), which Outside Date shall be subject to an extension, if the Closing shall not have occurred prior to the Outside Date, of 180 days by either Buyer or Griffon, each in its sole discretion, by giving written notice to the other, if at the Outside Date, all of the conditions set forth in Article VIII are satisfied or validly waived (other than those that by their nature are to be satisfied at the Closing, and such conditions would be satisfied at the Closing), except for the condition set forth in Section 8.1(a); provided that (i) Griffon may not terminate this Agreement pursuant to this Section 10.1(b) at any time during which a Seller is in material breach of this Agreement so as to cause the conditions to the Closing set forth in Section 8.1 or Section 8.2 to be unsatisfied and (ii) Buyer may not terminate this Agreement pursuant to this Section 10.1(b) at any time during which Buyer is in material breach of this Agreement so as to cause the conditions to the Closing set forth in Section 8.1 or Section 8.3 to be unsatisfied;

(c) by Buyer, if there has been a material violation or breach by either of the Sellers of any of their respective covenants or agreements contained in this Agreement, or any inaccuracy of any representation or warranty contained in Article III which would, in either case, prevent the satisfaction of or result in the failure of any condition to the obligations of Buyer at the Closing and such violation, breach or inaccuracy has not been waived by Buyer or, with respect to a breach of any such covenant or agreement of Sellers or inaccuracy of any such representation or warranty that is curable, has not been cured by the Sellers prior to the earlier to occur of (i) thirty (30) days after receipt by Griffon of written notice of such breach from Buyer and (ii) the Outside Date; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 10.1(c) at any time during which Buyer is in material breach of this Agreement so as to cause the conditions to the Closing set forth in Section 8.1 or Section 8.3 to be unsatisfied;

(d) by Griffon, if there has been a material violation or breach by Buyer of any covenant or agreement of Buyer contained in this Agreement, or any inaccuracy of any representation or warranty contained in Article IV which would, in either case, prevent the satisfaction of or result in the failure of any condition to the obligations of the Sellers at the Closing and such violation, breach or inaccuracy has not been waived by Griffon or, with respect to a breach of any such covenant or agreement of Buyer or inaccuracy of any such representation or warranty that is curable, has not been cured by Buyer prior to the earlier to occur of (i) thirty (30) days after receipt by Buyer of written notice of such breach from Griffon or (ii) the Outside Date; provided, however, that Griffon may not terminate this Agreement pursuant to this Section 10.1(d) at any time during which a Seller is in material breach of this Agreement so as to cause the conditions to the Closing set forth in Section 8.1 and Section 8.2 to be unsatisfied; or

(e) by written notice of Buyer to Griffon, on the one hand, or Griffon to Buyer, on the other hand, if any Governmental Entity shall have issued an order prohibiting the Share Purchase and such order or other action shall have become final and non-appealable.

Section 10.2. Effect of Termination. In the event of the termination of this Agreement in accordance with Section 10.1, this Agreement shall thereafter become void and have no effect, and no party shall have any liability or obligation to the other parties or their respective Affiliates, or their respective directors, officers, employees, shareholders, partners, equityholders, managers, members, controlling persons, attorneys, accountants, agents, Representatives or any of the foregoing’s heirs, successors and permitted assigns, except for the obligations of the parties contained in Section 5.4 (Public Disclosure; Confidentiality), Section 9.2 (Buyer Acknowledgment), this Section 10.2 (Effect of Termination) and Article XI (including Section 11.6) (Miscellaneous; Equitable Relief) (and any related definitional provisions set forth in Appendix A) which shall survive such termination in accordance with their respective terms and conditions and remain valid and binding obligations of the parties hereto in accordance with their respective terms and conditions. Notwithstanding the foregoing, nothing in this Section 10.2 shall relieve any party from liability for any Willful Breach of this Agreement that arose prior to such termination (subject in all respects to Section 9.2) or any Fraud Claim that arose prior to such termination.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Notices. All notices, consents, waivers, agreements or other communications hereunder shall be in writing, and shall be deemed effective or to have been duly given and made (and shall be deemed to have been received) (a) when served by personal delivery upon the party for whom it is intended, (b) on the next Business Day if sent by overnight air courier, (c) on the date sent by email, with confirmation of transmission, if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communication must be sent to the respective parties at the address for such party set forth below, or such other address as may be designated in writing in a notice given in accordance with this Section 11.1 by such party:

To Buyer:

TTM Technologies, Inc.

520 Maryville Centre Drive, Suite 400, St. Louis, MO 63141

Attention: Daniel J. Weber

Email: dan.weber@ttm.com

With a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Seven Times Square, New York, NY 10036

Attention: Tobias L. Knapp

Email: tknapp@omm.com

To the Sellers:

c/o Griffon Corporation

712 Fifth Avenue

New York, NY 10019

Attention: Seth L. Kaplan

Email: kaplan@griffon.com

With a copy (which shall not constitute notice) to:

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036 – 6797

Attention: Derek M. Winokur

Email: derek.winokur@dechert.com

or to such other address for any party as such party shall hereafter designate by like notice. Rejection or other refusal to accept such notice, request or other communication, or the inability to deliver such notice, request or other communication because of changed address for which no notice was given, shall be deemed to be receipt of such notice, request or other communication as of the date of such rejection, refusal or inability to deliver.

Section 11.2. Amendment; Modification; Waiver. Any provision of this Agreement may be amended, modified, supplemented or waived if, and only if, such amendment, modification, supplementation or waiver is explicitly set forth in writing and signed, in the case of an amendment or modification, by the parties hereto, or in the case of a waiver, by the parties against whom such waiver is intended to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.3. No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Notwithstanding the foregoing, no party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties hereto and any purported assignment in violation of the foregoing shall be null and void ab initio. Except as expressly set forth in this Section 11.3, Section 5.5 (Directors’ and Officers’ Exculpation; Indemnification), Section 11.5 (Satisfaction of Obligations), Section 11.15 (Non-Recourse), Section 11.18 (Legal Representation), Article IX or Article X, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies under or by reason of this Agreement. In furtherance and not in limitation of the foregoing, (a) Section 11.6 (Equitable Relief), Section 11.18 (Legal Representation) and this sentence of Section 11.3 (No Assignment or Benefit to Third Parties) shall be enforceable by Dechert LLP (“Dechert”) as if Dechert were directly party hereto, to the extent rights are granted in Section 11.18 to Dechert, (b) Article IX (Survival; Buyer Acknowledgment) and Article XI (Miscellaneous) shall be enforceable by each Non-Recourse Party as if such Non-Recourse Party was directly a party hereto and (c) Article XI (Miscellaneous) and Section 5.5 (Directors’ and Officers’ Exculpation; Indemnification) shall be enforceable by each Covered Person as if such Covered Person was directly a party hereto.

Section 11.4. Entire Agreement; Inconsistency. This Agreement (including all Schedules, Exhibits and Appendices hereto), the Confidentiality Agreement and the Ancillary Agreements contain the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersede and cancel all prior and contemporaneous agreements and understandings, oral or written, with respect to such matters. In the event and to the extent that there shall be an inconsistency or conflict between the provisions of this Agreement and the provisions of the Confidentiality Agreement or an Ancillary Agreement, this Agreement shall prevail. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement and the Ancillary Agreements. Each of the parties hereto acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement, the Confidentiality Agreement and the Ancillary Agreements.

Section 11.5. Satisfaction of Obligations. Any obligation of any party to any other under this Agreement, that is performed, satisfied or fulfilled completely by an Affiliate of such party at such time shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 11.6. Equitable Relief. The parties hereto agree that if any of the provisions of this Agreement were not to be performed by any party to this Agreement as required by their specific terms or were to be otherwise breached, irreparable damage will occur to the non-breaching party and no adequate remedy at Law would exist and damages would be difficult to determine, and that each party hereto shall be entitled to an injunction or injunctions to prevent breaches, and to specific performance of the terms, of this Agreement (including causing the transactions contemplated hereby to be consummated on the terms and subject to the conditions thereto set forth in this Agreement) without posting any bond and without proving that monetary damages would be inadequate, in addition to any other remedy at Law or equity. No party hereto shall oppose, argue, contend or otherwise be permitted to raise as a defense that an adequate remedy at Law exists or that specific performance or equitable or injunctive relief is inappropriate or unavailable. The parties hereto further agree that nothing in this Section 11.6 shall require any party to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 11.6 prior or as a condition to exercising any termination right under Article X. If a party to this Agreement brings any Proceeding to enforce specifically the performance of the terms and provisions hereof by any other party and the Outside Date has not yet passed, the Outside Date shall automatically be extended by (x) the amount of time during which such Proceeding is pending, plus twenty (20) Business Days or (y) such other time period established by the Chosen Court presiding over such Proceeding, and for the avoidance of doubt, if such Proceeding is to cause the Closing to occur, this Agreement may not be terminated during such Proceeding by any party hereto. If a party to this Agreement institutes a Proceeding for injunctive relief or specific performance and a court of competent jurisdiction does not award injunctive relief or specific performance to such party in a judgment in accordance with this Section 11.6, then such party may institute a Proceeding for monetary damages. Notwithstanding anything in this Agreement to the contrary, if a party hereto is awarded injunctive relief or specific performance as a result of which the Closing actually occurs, such equitable relief shall be such party’s sole and exclusive remedy under this Agreement solely with respect to another party’s failure to consummate the Closing. The prevailing party in any Proceeding arising under this Section 11.6 shall be entitled to reimbursement of fees, costs and expenses.

Section 11.7. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses. Notwithstanding the foregoing or anything to the contrary herein one half of all filing fees and similar filing fees to be paid in connection with the HSR Act or any other Competition/Investment Law shall be paid by each of Buyer and Griffon.

Section 11.8. Schedules. The Schedules have been arranged in numbered and lettered sections and subsections corresponding to the applicable numbered and lettered sections and subsections contained in this Agreement. The disclosure of any matter in the applicable Schedule shall constitute an exception to, or the provision of information required to be specified in, the representations and warranties contained in the section or subsection of this Agreement corresponding to the section or subsection of the Schedules under which the disclosure is provided and to any other section or subsection of this Agreement to which the relevance of such disclosure is readily apparent on its face. Matters disclosed in the Schedules shall not be deemed to constitute an admission by any party to this Agreement or to otherwise imply that any such matter is material for the purposes of this Agreement and shall not affect the interpretation of such term for the purposes of this Agreement. In particular, (a) certain matters may be disclosed on the Schedules that may not be required to be disclosed because of certain minimum thresholds or materiality standards set forth in this Agreement, (b) the disclosure of any such matter does not mean that it meets or surpasses any such minimum thresholds or materiality standards and (c) no disclosure in the Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of such matters in any Schedule be deemed or interpreted to expand the scope of the Sellers’ or Buyer’s representations and warranties contained in this Agreement. Each Schedule is qualified in its entirety by reference to specific provisions of the Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of the parties hereto or their respective Affiliates, except as and to the extent provided in this Agreement. Matters reflected in a Schedule are not necessarily limited to matters or Contracts required by this Agreement to be disclosed in such Schedules. All attachments to the Schedules are incorporated by reference into the Schedule in which they are expressly referenced and to any other Schedule to which the relevance of such disclosure is readily apparent on its face. The information contained in the Schedules is in all events subject to Section 5.4 and the Confidentiality Agreement.

Section 11.9. Governing Law; Submission to Jurisdiction; Selection of Forum.

(a) THIS AGREEMENT AND ALL MATTERS ARISING FROM, OR RELATING TO, THIS AGREEMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE IN THE UNITED STATES OF AMERICA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each party hereto agrees that it shall bring any Proceeding with respect to any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement and the Ancillary Agreements, exclusively in the Court of Chancery of the State of Delaware sitting in New Castle County, Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or any other state court of the State of Delaware, in each case, sitting in New Castle County, Delaware (collectively, together with the appellate courts thereof, the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement or any of the Ancillary Agreements (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.1 of this Agreement, although nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by Law and (v) agrees not to seek a transfer of venue on the basis that another forum is more convenient.

(b) Notwithstanding anything herein to the contrary, (i) nothing in this Section 11.9 shall prohibit any party from seeking or obtaining orders for conservatory or interim relief from any court of competent jurisdiction and (ii) each party hereto agrees that any judgment issued by a Chosen Court may be recognized, recorded, registered or enforced in any jurisdiction in the world and waives any and all objections or defenses to the recognition, recording, registration or enforcement of such judgment in any such jurisdiction.

Section 11.10. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH ANCILLARY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.10.

Section 11.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which, including those received via facsimile transmission or email, shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 11.12. Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 11.13. No Setoff. There shall be no right of setoff or counterclaim with respect to any claim, debt or obligation, against payments to any of the parties hereto or their Non-Recourse Parties under this Agreement or the Ancillary Agreements.

Section 11.14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 11.15. Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, any Ancillary Agreement or any document, certificate or instrument delivered in connection herewith or therewith, each party hereto hereby acknowledges and agrees, on behalf of itself and its Non-Recourse Parties, that it has no right of recovery against, and no personal liability shall attach to any Non-Recourse Party of the Sellers or the Buyer, through the Sellers or the Buyer (as applicable) or otherwise, whether by or through attempted piercing of the corporate, partnership, limited partnership or limited liability company veil, by or through a claim by or on behalf of any party hereto against any Seller, Buyer or such Non-Recourse Party by the enforcement of any assessment or by any legal or equitable Proceeding, by virtue of any Law, or otherwise, except for each party hereto’s rights under and as expressly provided for (a) in any other provision of this Agreement and (b) in any Ancillary Agreement, subject to the limitations set forth therein.

Section 11.16. Service of Process. Service upon Buyer of any notice, process, motion or other document in connection with Proceedings relating in any way with or to this Agreement or the subject matter hereof may be effectuated by service upon Buyer at the address set forth in Section 11.1 hereof or such other address as provided to each other party in accordance with the notice provisions set forth in Section 11.1 hereof at least ten (10) days prior to such change in address; provided that (a) if Buyer changes its address and fails to provide notice as set forth in this Section 11.16, then service upon Buyer may be effected by service (i) upon O’Melveny & Myers LLP at its address in New York, New York at the time of such notice or (ii) by personal service or in the same manner as notices are to be given pursuant to Section 11.1 or any other manner permitted by Law, and (b) if a Seller changes its address and fails to provide notice as set forth in this Section 11.16, then service upon such Seller may be effected by service (i) upon Dechert LLP at its address in New York, New York at the time of such notice or (ii) by personal service or in the same manner as notices are to be given pursuant to Section 11.1 or any other manner permitted by Law. Each of the parties hereto expressly and irrevocably agrees that service in accordance with this Section 11.16 will be effective and sufficient service of process upon the other party hereto. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law; it being agreed and understood, however, that no Person shall be obligated to serve process in any other way than as provided herein.

Section 11.17. Currency. Notwithstanding anything to the contrary herein, all payments required to be made hereunder, or as a result of a breach or violation hereof, shall be made in Dollars, and, when any amount is paid with respect to the foregoing, such amount shall be the Dollar amount thereof on the applicable date of funding regardless of the amount or type of currency necessary to be exchanged or converted in order to satisfy, pay or fund such amount in Dollars.

Section 11.18. Legal Representation. Each of the parties hereto acknowledges that Dechert currently serves as counsel to both (a) the Purchased Companies on the one hand and (b) Griffon and its Affiliates (but not including the Purchased Companies) on the other hand (collectively, “Griffon Group”), including in connection with the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement. There may come a time, including after consummation of the transactions contemplated by this Agreement, when the interests of Griffon Group and Purchased Companies may no longer be aligned or when, for any reason, Griffon Group, Dechert or the

Purchased Companies believes that Dechert cannot or should no longer represent both Griffon Group and the Purchased Companies. The parties understand and specifically agree that Dechert may withdraw from representing the Purchased Companies and continue to represent Griffon Group, even if the interests of Griffon Group and the interests of the Purchased Companies are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement or any Ancillary Agreement or the transactions contemplated hereunder or thereunder, and even though Dechert may have represented the Purchased Companies in a matter substantially related to such dispute or may be handling ongoing matters for the Purchased Companies or any of their Affiliates, and Buyer, the Purchased Companies hereby consent thereto and waive any conflict of interest arising therefrom. Each of the parties further agrees that, as to all communications among Dechert the Purchased Companies and Griffon Group relating to the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby (the “Privileged Communications”), the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege that attach as a result of Dechert representing the Purchased Companies shall survive the Closing and shall remain in effect, provided that any such privilege, from and after the Closing, shall belong to Griffon Group and shall not pass to or be claimed by the Purchased Companies or any of their respective Affiliates. In furtherance of the foregoing, each of the parties hereto agrees to take the steps necessary to ensure that any privilege attaching to the Privileged Communications remain in effect and be controlled by Griffon Group. Buyer and each of the Purchased Companies, together with any of their respective Affiliates, successors or assigns, agree that no such Person may use or rely on any of the Privileged Communications in any action or claim against or involving any of the parties hereto after the Closing; provided, however, in the event that a dispute arises after the Closing between Buyer, the Purchased Companies or any of their Affiliates on the one hand and a third Person (other than a party to this agreement) on the other hand, the Purchased Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by Dechert to such third party; provided further, however, that none of the Purchased Companies may waive such privilege without the prior written consent of Griffon Group which consent shall not be unreasonably withheld, conditioned or delayed. In addition, if the transactions contemplated by this Agreement are consummated, Buyer, the Purchased Companies and their respective Affiliates and Representatives shall have no right of access to or control over any of Dechert’s records related to the Privileged Communications, which shall become the property of (and be controlled by) Griffon Group. Furthermore, in the event of a dispute between Griffon Group, on the one hand, and the Purchased Companies, on the other hand, arising out of or relating to any matter in which Dechert acted for them both, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to Griffon Group any information or documents developed or shared during the course of Dechert’s joint representation of Griffon Group and the Purchased Companies.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

TTM TECHNOLOGIES, INC.

By:	/s/ Thomas T. Edman
	Name:	Thomas T. Edman
	Title:	Chief Executive Officer and President

GRIFFON CORPORATION

By:	/s/ Seth L. Kaplan
	Name:	Seth L. Kaplan
	Title:	Senior Vice President, General Counsel and Secretary

EXPHONICS, INC.

By:	/s/ Seth L. Kaplan
	Name:	Seth L. Kaplan
	Title:	Vice President and Secretary

APPENDIX A

DEFINITIONS

In this Appendix, and in the Agreement and the other Appendices and Schedules thereto, unless the context otherwise requires, the following terms shall have the meanings assigned below and the terms listed in the chart below shall have the meanings assigned to them in the Section set forth opposite to such term (unless otherwise specified, section references in this Appendix are to Sections of this Agreement):

Acquired Business	Section 5.11(b)
Adjustment Cap	Section 2.7(d)
Agreement	Preamble
Annual Financial Statements	Section 3.6(a)
Anti-Bribery Laws	Section 3.24(a)
Antitrust Division	Section 5.2(b)
Base Closing Cash Amount	Section 2.3(b)
Benefit Plan	Section 3.11(a)
BoA Release	Section 2.5(d)
Buyer	Preamble
Buyer 401(k) Plans	Section 6.1(d)
Buyer Parties	Section 9.3
Buyer Regulatory Approvals	Section 4.4
Buyer Releasee	Section 5.13
Chosen Courts	Section 11.9(a)
Claim Notice	Section 9.4(a)
Claims	Section 5.5(b)
Closing	Section 2.2
Closing Date	Section 2.2
Closing Statement	Section 2.7(a)
Company	Recitals
Company Indian JV Interests	Section 3.5(c)
Company Plan	Section 3.11(a)
Continuation Period	Section 6.1(a)
Continuing Employee	Section 6.1(a)
Covered Persons	Section 5.5(a)
Current Government Contracts	Section 3.23(a)
Data Room	Section 4.11
Dechert	Section 11.3
Disputed Item	Section 2.7(b)
Employee Census	Section 3.12(f)
Employee IP Agreements	Section 5.20
Environmental Laws	Section 3.18(a)
ERISA Affiliate	Section 3.11(e)
Estimated Closing Date Cash	Section 2.3(a)
Estimated Closing Statement	Section 2.3(a)

Estimated Funded Indebtedness	Section 2.3(a)
Estimated Net Working Capital	Section 2.3(a)
Estimated Net Working Capital Adjustment	Section 2.3(a)
Estimated Purchase Price	Section 2.3(b)
Estimated Transaction Related Expenses	Section 2.3(a)
FICA Amounts	Section 6.3(a)
Financial Statements	Section 3.6(a)
Foreign Benefit Plan	Section 3.11(j)
Griffon	Section 11.18
Gritel	Recitals
Guaranty Agreement	Section 5.15
Indemnified Party	Section 9.4(a)
Indemnitor	Section 9.4(a)
Indian JV Interests	Section 3.5(c)
Indian JV Sale	Section 5.19
Information Notice	Section 2.7(b)
Insurance Policies	Section 3.16
Interim Financial Statements	Section 3.6(a)
Invention Assignment Agreement	Section 3.10(e)
ISC Farmingdale	Recitals
IT Systems	Section 3.10(l)
Leased Real Property	Section 3.14(b)
Leases	Section 3.14(b)
Material Contracts	Section 3.13(a)
OFAC	Section 3.24(b)
Outside Date	Section 10.1(b)
Owned Real Property	Section 3.14(a)
Privileged Communications	Section 11.18
Purchased Company Registered Intellectual Property	Section 3.10(a)
Purchased Company Source Code	Section 3.10(k)
Purchased Shares	Recitals
Real Property	Section 3.14(b)
Regulatory Approvals	Section 4.4
Releasee	Section 5.5(b)
Releasors	Section 5.5(b)
Resolution Period	Section 2.7(b)
Restricted Period	Section 5.11(a)(i)
Restrictive Covenants	Section 5.11(c)
Review Period	Section 2.7(b)
Sanctions	Section 3.24(b)
Secondary Indemnification Right	Section 5.5(c)
Seller	Preamble
Seller Marks	Section 5.8
Seller Regulatory Approvals	Section 3.3
Seller Released Claims	Section 5.13
Seller Releasor	Section 5.13

Share Purchase	Recitals
Subsidiary Interests	Section 3.5(a)
Tax Matter	Section 7.8
Technical Deficiencies	Section 3.10(l)
Third Person Claim	Section 9.4(a)
Third-Party Transaction	Section 5.4(c)
TLSI	Section 5.18
Top Ten Customers	Section 3.22(a)
Top Ten Suppliers	Section 3.22(b)
Trade and Defense Compliance Laws	Section 3.24(b)

“Accounting Principles” means (i) the principles, practices, methodologies and procedures set forth on Exhibit A (the “Specific Policies”), (ii), to the extent not inconsistent with the Specific Policies, the principles, practices, methodologies and procedures used by the Purchased Companies in the preparation of the Interim Financial Statements, and (iii) to the extent not addressed in clause (i) or clause (ii), prepared in accordance with U.S. GAAP applied to the accounting period ended on December 31, 2021 (excluding for the avoidance of doubt, those standards whose adoption was optional but not mandatory). For the avoidance of doubt, paragraph (i) shall take precedence over paragraph (ii) and paragraph (iii), and paragraph (i) and paragraph (ii) shall take precedence over paragraph (iii).

“Affiliate” means, with respect to any subject Person, any other Person directly or indirectly controlling, controlled by or under common control with, such subject Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agency” means the Town of Babylon Industrial Development Agency, a corporate governmental agency constituting a body corporate and politic and a public benefit corporation of the State of New York, duly organized and existing under the laws of the State of New York, and its successors and assigns.

“Ancillary Agreements” means, collectively, the Transition Services Agreement, the Space Sharing Agreement and the Huntington Lease.

“Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) of, or maintained for, the applicable Person. Unless the express context otherwise requires, the term “Books and Records” means the “Books and Records” of the Purchased Companies.

“Business Day” means a day that is not a Saturday or Sunday or any other day on which banks are authorized or obligated by Law to close in New York, New York.

“Buyer Fundamental Representations” means Section 4.1 (Organization and Qualification), Section 4.2 (Authorization), Section 4.3 (Binding Effect) and Section 4.6 (Finders’ Fees).

“Buyer’s Insurance Policy” means the Buyer-Side Representations and Warranties Insurance Policy Number BRWE795557 issued by Great American E & S Insurance Company to Buyer in effect as of the date hereof, attached hereto as Exhibit D.

“Buyer’s Insurance Proceeds” means the amount payable under Buyer’s Insurance Policy.

“Buyer’s Knowledge” means the actual knowledge of any of the following individuals: Cathie Gridley, Steve Spoto, Mat Mahoney, Mark Kosalek, Sameer Desai, and Dan Weber.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, Pub. L. No. 116-136, including other guidance published with respect thereto by any Governmental Entity.

“Closing Date Cash” means all cash and cash equivalents (expressed in Dollars) of any kind (including, without limitation, all cash in bank accounts and cash on hand, cash on deposit, cash deposited with third parties and cash posted for bonds) of any of the Purchased Companies as of 11:59 p.m. Eastern time on the day immediately prior to the Closing Date. Cash or cash equivalents received through 11:59 p.m. Eastern time on the Closing Date (including cash in transit, such as wires or checks received through 11:59 p.m. Eastern time on the day immediately prior to the Closing Date in any of the Purchased Companies’ bank accounts or otherwise received, or other items otherwise convertible into cash, in each case, through 11:59 p.m. Eastern time on the day immediately prior to the Closing Date) shall be included as Closing Date Cash, provided, however, that Closing Date Cash shall be calculated net of any Taxes incurred to repatriate cash and cash equivalents of non-U.S. Purchased Companies; provided further that such calculation shall be performed as if such cash was repatriated at 11:59 p.m. Eastern time on the day immediately prior to the Closing Date.

“Closing Date Funded Indebtedness” means, without duplication, the Funded Indebtedness of the Purchased Companies outstanding and unpaid immediately prior to the Closing.

“Code” means the Internal Revenue Code of 1986.

“Competing Business” means the business of: (i) maritime and overland surveillance radars and weather radars; (ii) identification friend or foe (IFF) air traffic reporting systems; (iii) border and coastal surveillance systems; (iv) wired and wireless intercom systems for defense and civil applications; and (v) custom application-specific integrated circuits for automotive, industrial, defense/avionics, and smart energy markets.

“Competition/Investment Law” means and any Law that is designed or intended to prohibit, restrict or regulate foreign investment or mergers or acquisitions, antitrust, monopolization, restraint of trade or competition, including the HSR Act.

“Confidential Information Presentation” means that certain memorandum entitled “Company Overview Presentation” provided by or on behalf of the Sellers or their Affiliates to Buyer or its Affiliates, and any other slide decks, teasers or presentation materials provided by or on behalf of the Sellers or any of their Affiliates to Buyer or any of its Affiliates.

“Confidentiality Agreement” means the confidentiality agreement between TTM Technologies, Inc. and Griffon Corporation, dated December 13, 2021.

“Contaminant” means any virus, Trojan horse, worm, or other software routine or hardware component designed to permit unauthorized access, to disable, erase, or otherwise harm software, hardware or data.

“Contracts” means all legally binding agreements, contracts, proposals, leases and subleases, purchase orders, arrangements, letters of credit, guarantees and commitments.

“Covered Losses” means all damages, losses, charges, liabilities, claims, demands, actions, suits, judgments, settlements, costs and expenses (including reasonable attorneys’ fees and disbursements).

“COVID Action” means any actions that the Purchased Companies reasonably determine are necessary or prudent for the Purchased Companies to take in connection with events surrounding the coronavirus (COVID-19) pandemic or any mutation or variation of the SARS-CoV-2 virus (taking into account any “shelter-in-place” or similar order, directive, or recommendation issued by a Governmental Entity), including (i) shutting down, maintaining the closure of or reinitiating operation of all or any portion of the Real Property, as applicable, to the extent in accordance with or consistent with recommendations or restrictions imposed by the Centers for Disease Control and Prevention or any other Governmental Entity having jurisdiction over the applicable properties, (ii) mitigating the financial or other adverse effects of such events, pandemic or public health emergency on the business of one or more of the Purchased Companies, including any reduction-in-force, layoff, furlough or other program resulting in the termination, reduction in hours, or reduction in compensation of employees, consultants or other service providers (other than termination of individual employees, consultants or service providers in the Ordinary Course of Business) and (iii) protecting the health and safety of customers, suppliers, employees, consultants, service providers and other business relationships.

“Deferred Taxes” means any (a) Taxes attributable to the Pre-Closing Tax Period that have been deferred to the Closing Date or any date thereafter (whether or not such Taxes are due and payable as of the Closing Date) pursuant to the CARES Act or the Presidential Memorandum, and (b) deferred Taxes attributable to an election under Section 965(h) of the Code, each irrespective of whether or not such deferral is elective.

“Employees” means (a) each person who is an active employee of any Purchased Company, including employees on vacation, maternity, paternity, sick leave or on a regularly scheduled day off from work (including for jury service or military service duty) and (b) each employee of any Purchased Company who is on short-term disability, long-term disability or other leave of absence.

“ERISA” means the Employee Retirement Income Security Act of 1974.“FFCRA” means the Families First Coronavirus Response Act.

“Final Closing Date Cash” shall be the Closing Date Cash as finally determined pursuant to Section 2.7.

“Final Funded Indebtedness” shall be the Closing Date Funded Indebtedness as finally determined pursuant to Section 2.7.

“Final Net Working Capital” shall be the Net Working Capital as finally determined pursuant to Section 2.7.

“Final Net Working Capital Adjustment” shall be the Net Working Capital Adjustment as finally determined pursuant to Section 2.7.

“Final Purchase Price” shall be an amount in Dollars equal to (a) the Base Closing Cash Amount plus (b) the Final Net Working Capital Adjustment (which may be a negative number), if any, minus (c) the Final Funded Indebtedness, plus (d) the Final Closing Date Cash, minus (e) the Final Transaction Related Expenses.

“Final Transaction Related Expenses” shall be the Transaction Related Expenses that have not been paid prior to the Closing as finally determined pursuant to Section 2.7.

“Fraud Claim” means any claim of actual and intentional fraud with respect to (a) the making of the representations and warranties by any Seller set forth in Article III (as qualified by the Schedules), in any Ancillary Agreement to which a Seller is a party or in the officer’s certificate delivered to Buyer pursuant to Section 8.2(c) or (b) the making of the representations and warranties by Buyer set forth in Article IV (as qualified by the Schedules), in any Ancillary Agreement to which Buyer is a party or in the officer’s certificate delivered to Sellers pursuant to Section 8.3(c).

“Fraud Claim Losses” means any Losses arising from, related to or in connection with a Fraud Claim.

“Funded Indebtedness” means, collectively, with respect to the Purchased Companies, without duplication, the sum of all amounts owing by the Purchased Companies to repay in full amounts due and terminate all obligations (other than indemnity or other contingent obligations that are not owing or outstanding) with respect to (a) all indebtedness for borrowed money of the Purchased Companies and all obligations evidenced by bonds, debentures, notes or other similar instruments, (b) all obligations under letters of credit or similar facilities, in each case to the extent drawn, (c) all guarantee or keep well obligations in respect of obligations of the kind referred to in clauses (a) through (b) above, including, in each case, accrued and unpaid interest on any of the foregoing and any breakage costs, penalties, additional interest, premiums, fees and other costs and expenses associated with prepayment or redemption of any of the foregoing, but excluding any breakage costs, penalties, additional interest, premiums, fees and other costs and expenses payable in connection with any Funded Indebtedness that will not become due, payable or paid in connection with or as a result of the transactions contemplated by this Agreement, (d) any obligations associated with Leases classified as finance Leases in the Financial Statements, (e) Deferred Taxes, (f) Pre-Closing Taxes (g) Taxes specifically related to Systems Engineering Group, Inc., and (h) Sellers’ portion of Transfer Taxes. For the avoidance of doubt, “Funded Indebtedness” shall not include (i) any Transaction Related Expenses (ii) any amounts owing between any Purchased Company, on the one hand, and any other Purchased Company, on the other hand, (iii) any obligations associated with Leases classified as operating Leases in the Financial Statements and (iv) any Financial Statement Expenses.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Government Bid” means any bid, proposal, offer, quotation, or other type of submission made by a Purchased Company that, if accepted, would lead to the formation of a Government Contract.

“Government Contract” means any Contract, including any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, task order, grant, cooperative agreement, other transaction authority agreement, cooperative research and development agreement, or other similar arrangement of any kind between (a) a Purchased Company and (b) any (i) Governmental Entity, (ii) prime contractor to a Governmental Entity with respect to a Contract entered into with a Governmental Entity, or (iii) subcontractor with respect to any Contract described in clause (i) or (ii). For the avoidance of doubt, a task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates, with the exception that any task, purchase, or delivery order valued over $250,000 in the aggregate that the Agreement would otherwise require to be listed in the Schedules must be so listed.

“Governmental Authorizations” means all licenses, permits, certificates, grants, franchises, waivers, consents and other similar authorizations or approvals issued by or obtained from a Governmental Entity.

“Governmental Entity” means any United States or foreign federal, state, provincial or local government or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.

“Hazardous Material” means any substance, material or waste that is listed, classified or regulated by a Governmental Entity as a “toxic substance,” “hazardous substance,” “hazardous material” or words of similar meaning and regulatory effect, including petroleum and petroleum products and byproducts, asbestos and asbestos containing materials, and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Huntington Lease Agreement” means a lease agreement for the premises located at 770 Park Avenue, Huntington, New York 11743, in the form attached hereto as Exhibit E.

“IDA Lease” means the Amended and Restated Lease Agreement, dated November 30, 2015, by and between the Agency, as lessor, and ISC Farmingdale, as lessee, for the premises located at 815 Broad Hollow Road, Farmingdale, New York 11735.

“IDA Sublease” means the Amended and Restated Sublease Agreement, dated November 30, 2015, by and between ISC Farmingdale, as sublessor, and the Company, as sublessee, for the premises located at 815 Broad Hollow Road, Farmingdale, New York 11735.

“Indemnified Taxes” means, to the extent not covered by Buyer’s Insurance Policy, Losses attributable to income Taxes allocable to the Pre-Closing Tax Period that are imposed on the Company or Buyer as the result of the application of Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

“Indian JV” means Mahindra Telephonics Integrated Systems Limited.

“Indian Labour Laws” means and includes, the (Indian) Payment of Wages Act, 1936, the (Indian) Minimum Wages Act, 1948, the (Indian) Employee’s Compensation Act, 1923, the (Indian) Industrial Disputes Act, 1947, the (Indian) Maternity Benefit Act, 1961, the (Indian) Employees’ Provident Funds and Miscellaneous Provisions Act, 1952, the (Indian) Employees’ State Insurance Act, 1948 and the (Indian) Contract Labour (Regulation and Abolition) Act, 1970, and such other amendments thereto from time to time.

“Insured Tax Liability” means, subject to any limitations contained in Buyer’s Insurance Policy, any Losses arising from (i) Taxes allocable to the Pre-Closing Tax Period and (ii) any Losses incurred with respect to the foregoing clause (i) by way of transferee liability under Treasury Regulation Section 1.1502-6 (or any similar provision of any Law), as a transferee or successor, or by contract or Law.

“Intellectual Property Rights” means all (a) trademarks, service marks, trade names, logos, trade dress and domain names, (b) copyrights, works of authorship and mask works, (c) patents, including any extensions, reexaminations and reissues, divisionals, continuations and continuations-in-part, (d) know-how, trade secrets and other proprietary information and (e) all registrations and applications for any of the foregoing in any jurisdiction throughout the world.

“Interim Balance Sheet Date” means December 31, 2021.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means all material information technology hardware and software used or held for use by the Purchased Companies with respect to their respective businesses.

“Knowledge of the Seller” means the actual knowledge and the knowledge such party reasonably should have after making due inquiry of any of the following individuals: Kevin McSweeney, Richard Hines, Jack Enright, Michael Hansen, and Michael D’Erario.

“Law” means any constitution, law, statute, ordinance, rule, regulation, regulatory requirement, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Entity.

“Lien” means any charge, mortgage, pledge, security interest, lien or encumbrance, other than those that customarily arise under securities Laws in private transactions.

“Liens for Borrowed Money” means any Liens in connection with the Closing Date Funded Indebtedness.

“Limited Transfer Liens” means (a) preemptive rights, subscription rights, transfer restrictions, rights of first refusal or offer and other similar restrictions set forth in the Organizational Documents of the issuer of the applicable securities, (b) restrictions on sale, transfer, assignment, pledge or hypothecation imposed by applicable securities Laws and (c) Liens for Borrowed Money.

“Losses” means any damages, losses, charges, liabilities, claims, demands, actions, suits, judgments, settlements, awards, interest, penalties, fees, costs and expenses (including reasonable, documented attorneys’ fees and disbursements) (net of any Tax benefits).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, considered individually or taken as a whole, has or would reasonably be expected to have (a) a material adverse effect on the ability of the Sellers to perform their respective obligations under this Agreement, or that would prevent or materially impede, interfere with, hinder or delay the consummation by the Sellers of the transactions contemplated hereby or (b) a material adverse effect on the financial condition, business, results of operations or assets of the Purchased Companies, taken as a whole; provided, however, that in the case of clause (b), none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any failure by the Purchased Companies to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the underlying facts or causes giving rise or contributing to such failure may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect), (ii) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement, pendency or consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, (iii) any adverse change, effect, event, occurrence, state of facts or development generally affecting (x) the industries in which any of the Purchased Companies operate (including industries from which the Purchased Companies obtain or purchase supplies material to their products or services, and/or fluctuating conditions resulting from cyclicality, seasonality or weather patterns affecting the Purchased Companies, including their customers and suppliers) or (y) national, regional, local, international or global economies, (iv) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by or the inability to take any action prohibited by, this Agreement or any of the Ancillary Agreements, (v) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in GAAP or other accounting requirements or principles or any actual, threatened or proposed change in applicable Laws, rules or regulations or the interpretation or enforcement of any of the foregoing (including any change, effect, event, occurrence, state of facts or development resulting from any Person’s actions taken in furtherance of or as a result of the transactions and obligations contemplated in Section 6.2), (vi) any adverse change, effect, event, occurrence, state of facts or development arising in connection with natural disasters or acts of nature, hostilities, civil unrest, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, civil unrest, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, (vii) the effect of any action taken by Buyer or any of its Affiliates with respect to the transactions contemplated hereby, (viii) the effect of the coronavirus (COVID-19) pandemic (or any mutation or variation of the SARS-CoV-2 virus) or the related responses of Governmental Entities or any Purchased

Company with respect thereto, including any COVID Action, (ix) actions or omissions of the Purchased Companies that are requested in writing, by Buyer and performed by Sellers in accordance with such request, provided that the exceptions in clauses (iii), (v), (vi) and (viii) above shall apply only to the extent such change, effect, event, occurrence, state of facts or development referred to in such exception does not have a materially disproportionate impact on the Purchased Companies, taken as a whole, relative to other Persons operating in the industries in which the Purchased Companies operate.

“Net Working Capital” means, with respect to the Purchased Companies, the aggregate value of the current assets of the Purchased Companies less the aggregate value of the current liabilities of the Purchased Companies, in each case, determined on a consolidated basis without duplication as of 11:59 p.m. Eastern time on the day immediately prior to the Closing Date and calculated in accordance with the Accounting Principles and including only current assets and current liabilities to the extent that such assets and liabilities are of the type and kind included in the example statement of Net Working Capital set forth on Exhibit A. Notwithstanding anything to the contrary contained herein (i) “Net Working Capital” shall exclude any amounts with respect to Closing Date Cash, Funded Indebtedness, Transaction Related Expenses, income Tax assets and liabilities, any deferred Tax assets and deferred Tax liabilities and Financial Statement Expenses and (ii) any severance or other termination payment that arises due to the termination of employment of any Person in connection with the consummation of the transactions contemplated by this Agreement and that would otherwise be a current liability of the Purchased Companies as of 11:59 p.m. Eastern time on the day immediately prior to the Closing Date shall be excluded from Net Working Capital (and not be deemed a current liability thereunder) for all purposes of this Agreement.

“Net Working Capital Adjustment” shall be (a) the amount by which Net Working Capital exceeds the Target Net Working Capital or (b) the amount by which Net Working Capital is less than the Target Net Working Capital, in each case, if applicable; provided that any amount which is calculated pursuant to clause (b) above shall be deemed to be a negative number.

“Neutral Firm” means BDO USA, LLP or any other independent accounting firm as Buyer and Griffon may mutually agree.

“NISPOM” means the National Industrial Security Program Operating Manual at 32 C.F.R. § 117.

“Non-Recourse Party” means, with respect to any Person, any of such Person’s former, current and future direct or indirect equityholders, controlling Persons, directors, officers, employees, agents, incorporators, representatives, attorneys, Affiliates, members, managers, general or limited partners or assignees (or any former, current or future direct or indirect equityholder, controlling Person, director, officer, employee, agent, incorporator, representative, attorney Affiliate, member, manager, general or limited partner or assignee of any of the foregoing).

“Open Source Software” means all software that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license for software that meets the “Open Source Definition” promulgated by the Open Source Initiative.

“Ordinary Course of Business” means any action taken by a Person if such action is (i) consistent with such Person’s past custom or practice in light of the circumstances prevailing at the time of such action, including such Person’s actions in response to similar circumstances in any historical period or (ii) taken in the ordinary course of such Person’s normal day-to-day operations.

“Organizational Documents” means the certificates of limited partnership, certificates of incorporation, certificates of formation, certificates of registration, articles, limited partnership agreements, by-laws, limited liability company agreements or other organizational documents of the applicable entity.

“Permitted Liens” means (a) Liens that secure obligations reflected as liabilities in any Financial Statements (or the existence of which is referred to in the notes accompanying any Financial Statements) and any other Liens reflected or reserved against or otherwise disclosed in the balance sheet that is a part of the Interim Financial Statements, (b) landlords’, lessors’, mechanics’, materialmen’s, warehousemen’s, carriers’, workers’ or repairmen’s Liens or other similar Liens arising or incurred in the Ordinary Course of Business not yet due and payable, for which adequate reserves have been established in accordance with GAAP or other applicable Accounting Principles, (c) Liens for Taxes, assessments and other governmental charges not yet due and payable, or due but not delinquent or being contested in good faith by appropriate Proceedings for which adequate reserves have been established in accordance with GAAP or other applicable Accounting Principles, (d) with respect to real property, (i) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, which do not materially impair the occupancy or use of the real property for the purposes for which it is currently used in connection with the Purchased Companies’ business or adversely impact the value of such property, (ii) any conditions that may be shown by a current survey or physical inspection, which do not materially impair the occupancy or use of the real property for the purposes for which it is currently used in connection with the Purchased Companies’ business or adversely impact the value of such property or, (iii) zoning, building, subdivision or other similar requirements or restrictions which are not violated by the current use and operation of the applicable real property and (iv) any and all service contracts and agreements affecting any real property, in each case, which do not impair in any material respect the current use or occupancy of the real property subject thereto, (e) Liens incurred in the Ordinary Course of Business that would not materially impair the value of the Purchased Companies’ assets or which are not material in amount or effect to the Purchased Companies, (f) leases, subleases, licenses and occupancy and/or use agreements affecting any real or personal property (or any portion thereof) set forth in any Schedule or which are not material in amount or effect to the Purchased Companies, (g) Liens to lenders incurred in deposits made in the Ordinary Course of Business in connection with maintaining bank accounts, (h) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds and other obligations of a like nature, (i) Liens created by this Agreement or any of the Ancillary Agreements, or in connection with the transactions contemplated hereby by Buyer and (j) Limited Transfer Liens.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

“Personal Information” shall mean (a) any information relating to an identified or identifiable natural person or that is reasonably capable of being used to identify a natural person and (b) any data or information defined as “personal data,” “personal information,” “personally identifiable information” or “nonpublic personal information” under any applicable Privacy Laws.

“Pre-Closing Taxes” means any liability for any accrued and unpaid income Tax of or owed by any Purchased Company allocable to any Pre-Closing Tax Period (which amount shall be reduced by any available deductions, refunds, overpayments or other Tax attributes of any Purchased Company, taking into account any expenses incurred with respect to the transactions contemplated by this Agreement to the extent utilizable or deductible in such Pre-Closing Tax Period as permitted by Law at a “more likely than not” or higher level of confidence and calculated in a manner consistent with the past practices of the Purchased Companies), including, for the avoidance of doubt, any Taxes arising from the sale of the Company Indian JV Interests.

“Pre-Closing Tax Period” means any Tax period or portion thereof ending on or before the Closing Date including the pre-Closing portion of any Straddle Period.

“Pre-Closing Worker’s Compensation Liabilities” means any and all Losses incurred by Buyer or the Purchased Companies arising out of or related to workers’ compensation claims involving any of the Purchased Companies to the extent related to events occurring prior to the Closing.

“Presidential Memorandum” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued on August 8, 2020, by the President of the United States, including any administrative or other guidance published with respect thereto by any Governmental Entity.

“Privacy and Data Security Requirements” shall mean applicable (i) Privacy Laws, (ii) all obligations under Contracts to which Purchased Companies are bound that relate to the privacy and security of Personal Information, and (iii) all published written policies of the Purchased Companies regarding the collection, use, disclosure, transfer, storage, maintenance, retention, disposal, modification, protection or processing of Personal Information.

“Privacy Laws” shall mean all applicable Laws concerning the privacy, protection, security, collection, storage, use, transfer, disclosure, destruction, alteration or other processing of Personal Information, including, if applicable, the Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM); the Telephone Consumer Protection Act (TCPA); the Gramm-Leach-Bliley Act, as amended; the Fair Credit Reporting Act (FCRA); the Federal Information Security Modernization Act; Department of Defense FAR Supplement 252.204-7012; the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act, the HIPAA Privacy Rule, the HIPAA Security Rule (collectively “HIPAA”); U.S. state Laws governing the use of electronic communications

(e.g., email, text messaging, telephone, paging and faxing); the California Consumer Privacy Act (CCPA), Cal. Civ. Code § 1798.100 et seq.; U.S. state data breach notification Laws; U.S. state Laws investing individuals with rights in or regarding data about such individuals and the use of such data; U.S. state Laws regarding the safeguarding or security of data, including encryption (including the Massachusetts Standards for The Protection of Personal Information of Residents of the Commonwealth codified at 201 CMR 17.00 et seq. and the New York Stop Hacks and Improve Electronic Data Act (NY Shield Act) at N.Y. Gen. Bus. Law §899-aa et seq.); Canada’s Personal Information Protection and Electronic Documents Act; the EU General Data Protection Regulation; the UK Data Protection Act 2018 and retained version of the EU General Data Protection Regulation; the Personal Information Protection Law of the People’s Republic of China; the Payment Card Industry Data Security Standards (PCI DSS); and India’s Information Technology Act, 2000.

“Proceeding” means any legal claim, action, suit, charge, complaint, demand, petition, litigation, arbitration or mediation, inquiry, investigation, audit, proceeding, prosecution or hearing (including any civil, criminal, administrative, or appellate proceeding, at Law or in equity, public or private), in each case, by or before any Governmental Entity.

“Project” has the meaning set forth in the IDA Lease.

“Public Official” means (i) any officer, employee or representative of any Governmental Entity; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Entity; (iii) any officer, employee or representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank; (iv) any Person acting in an official capacity for any Governmental Entity, enterprise, or organization identified above; and (v) any political party, party official or candidate for political office.

“Purchase Price” means the aggregate consideration to be paid by Buyer to Griffon for the Purchased Shares, subject to an adjustment as provided in Section 2.7.

“Purchased Companies Financials” means (i) audited consolidated financial statements for the Purchased Companies as of September 30, 2021 and for the fiscal year ended September 30, 2021 prepared in accordance with GAAP and Regulation S-X and (ii) unaudited consolidated financial statements as of March 31, 2022 and for the six (6) months ended March 31, 2022 prepared in accordance with GAAP and Regulation S-X (or as of and for such later date as reasonable requested by Buyer if the Closing does not occur on or prior to June 30, 2022).

“Purchased Companies” means, collectively, Gritel, ISC Farmingdale, the Company and its Subsidiaries.

“Purchased Company Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned in whole or in part by any Purchased Company, including the trademark “Telephonics” and the domain names “Telephonics.com” and “Tlsi.com”.

“Purchased Company Products” means all products or services sold, distributed, provided, offered or otherwise made commercially or publicly available by any of the Purchased Companies and any service or product offerings currently in development by or for the Purchased Companies.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, dispersing, migrating, abandoning, escaping, disposing or dumping of a Hazardous Material into or through the indoor or outdoor environment (including soil, surface and subsurface strata, sediment, air, groundwater and surface water).

“Representative” or “Representatives” means, with respect to a particular Person, any director, member, limited or general partner, equityholder, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.

“Retention Bonus Agreements” means the Retention Bonus and Severance Agreements as so defined and listed on Schedule 3.11(h).

“Retention Bonus Amounts” means the amounts required to be paid to the Retention Bonus Recipients at specified times following the Closing Date (including, without limitation, any amounts constituting the “Second Payment” and the “Third Payment” as such terms may be defined in Section 2 of the Retention Bonus Agreements), but, for the avoidance of doubt, excluding any amounts required to be paid under the Retention Bonus Agreements prior to or promptly upon the consummation of the transactions contemplated by this Agreement (including, without limitation, any amounts constituting the “First Payment” as such term may be defined in Section 2 of certain Retention Bonus Agreements that provide for such First Payment prior to the Closing Date).

“Retention Bonus Recipient” means an individual that is party to a Retention Bonus Agreement.

“Security Incident” means any unlawful or unauthorized access, use, loss, alteration, destruction, compromise, or unauthorized disclosure of Personal Information.

“Seller Fundamental Representations” means the representations and warranties solely set forth in Section 3.1 (Authorization; Binding Effects), Section 3.2(a)-(b) (Organization and Qualification), Section 3.5(a) (Capitalization; Equity Interests) and Section 3.17 (Finders’ Fees).

“Space Sharing Agreement” means a space sharing agreement for the premises located at 815 Broad Hollow Road, Farmingdale, New York 11735, in the form attached hereto as Exhibit C.

“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof having the power to govern or elect members of the applicable governing body of such entity is at the time owned or controlled, directly or indirectly, by that Person or one or more subsidiaries of that Person or a combination thereof; and the term “Subsidiary” with respect to any Person shall include all subsidiaries of each subsidiary of such Person.

“Target Net Working Capital” means one hundred twenty-one million Dollars ($121,000,000).

“Tax Returns” means any report, return, computation, declaration, claim, claim for refund or information return or statement with respect to Taxes (including any schedules or any related or supporting information) filed or required to be filed with any Taxing Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Taxes” means all federal, state or local and all foreign taxes, including income, gross receipts, windfall profits, value added, severance, real property, personal property, ad valorem, production, sales, use, customs duty, license, excise, franchise, employment, payroll, premium, occupation, environmental, capital stock, profits, disability, transfer, registration, general service, alternative or add-on minimum, withholding, estimated or other tax, however denominated or computed, together with any interest, additions or penalties with respect thereto and any interest with respect to such additions or penalties and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person by contract or otherwise.

“Taxing Authority” means any Governmental Entity responsible for the imposition of any Tax (foreign or domestic).

“Teaming Agreement” means any written agreement that establishes a “contractor team arrangement” as defined in Federal Acquisition Regulation Section 9.601.

“Transaction Related Expenses” means the sum, without duplication, of all unpaid liabilities of any of Purchased Company as of immediately prior to the Closing for (a) the amount of any investment banking, accounting, attorney or other professional fees incurred by any of the Purchased Companies on or prior to Closing with respect to the transactions contemplated by this Agreement, and (b) the amount of any sale bonuses, change in control bonuses or retention bonuses (other than the Retention Bonus Amounts) that become payable upon and solely by reason of, the consummation of the transactions contemplated hereby, and the employer portion of any payroll and employment Taxes due with respect to such amounts. For the avoidance of doubt, “Transaction Related Expenses” shall not include (i) the amount of any severance or bonus payments or obligations, in any case, except to the extent due and payable solely as a result of the consummation of the transactions contemplated hereby; it being agreed that any “double trigger” severance shall not constitute Transaction Related Expenses, (ii) any Closing Date Funded Indebtedness and (iii) any Financial Statement Expenses.

“Transition Services Agreement” means that certain Transition Services Agreement dated as of the date of this Agreement entered into by and among the Griffon, the Company and the Buyer in substantially the form attached hereto as Exhibit B.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

“Willful Breach” means any deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement which, in each case, would prevent the satisfaction of or result in the failure of any condition to the obligations of Buyer (in the case of a breach by the Sellers) or the Sellers (in the case of a breach by Buyer) at the Closing and is a consequence of an act or failure to act by such breaching party with the knowledge that the taking of such action or failure to take such action would cause a material breach of this Agreement.

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